Exhibit (a)(2)

SECURITIES NOTE AND SUMMARY IN RELATION TO THE

ISSUE OF A MAXIMUM OF 2,099,856,484 ORDINARY SHARES

OF INTERNATIONAL CONSOLIDATED AIRLINES GROUP, S. A.

WITH A NOMINAL VALUE OF 0.5 EUROS EACH IN RELATION

TO THE MERGER BY ABSORPTION OF BA HOLDCO, S.A. AND

IBERIA, LÍNEAS AÉREAS DE ESPAÑA, S. A. BY

INTERNATIONAL CONSOLIDATED AIRLINES GROUP, S.A.

BEFORE THEIR INITIAL ADMISSION TO TRADING

This document has been approved by the Spanish National Securities

Market Commission (Comisión Nacional del Mercado de Valores) on

10 January 2011

Pursuant to the provisions of Royal Decree 1310/2005, of 4 November, and Ministry of Economy and Finance Order EHA 3537/2005, of 10 November, this document has been drawn up in accordance with the model set forth in Annex III of Regulation (EC) 809/2004 of 29 April 2004, implementing Directive 2003/71/EC of the European Parliament and of the Council. This Securities Note and Summary is complemented by the Registration Document of INTERNATIONAL CONSOLIDATED AIRLINES GROUP, S. A. approved and registered in the official records of the Comisión Nacional del Mercado de Valores dated October 26, 2010 (the “Registration Document”). All capitalized terms in the Securities Note and the Summary, unless otherwise stated, have the same meaning as set out in the Registration Document.

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This is an English translation of the Securities Note and the Summary in the Spanish language approved by the Spanish National Securities Market Commission (Comisión Nacional del Mercado de Valores or CNMV) on 10 January 2011 in respect of International Consolidated Airlines Group, S. A. (“IAG”) prepared under the responsibility of IAG. The English translation of the Securities Note and the Summary has been prepared for information purposes and has not been and will not be registered with the CNMV or any other equivalent regulatory authority. No document other than the Spanish language Securities Note and Summary registered by IAG with the CNMV may be considered as having any legal effect whatsoever in respect of the shares of IAG. In the event of any discrepancy between the English translation of the Securities Note and Summary and the original Securities Note and Summary in the Spanish language, the latter will prevail. Investors should rely solely on the Spanish language Securities Note and Summary when making any decision in relation to the proposed merger between British Airways Plc (“BA”) and Iberia Líneas Aéreas de España, S. A. (“Iberia”). Copies of the Spanish language Securities Note and Summary are available on the web sites of the CNMV (www.cnmv.es), BA (www.bashareholders.com) and Iberia (www.iberia.com). In addition, the Spanish language Securities Note and Summary contains translations of the financial statements and other financial information of British Airways. Spanish and English accounting terms differ in certain respects, and the accounting terms used in connection with the British Airways financial information should be construed to be the English accounting terms. In certain financial tables footnotes have been included describing an accounting term when used in the context of British Airways to the extent such term differs to a material extent from common Spanish accounting term.

The release, publication or distribution of these documents in or into jurisdictions other than Spain and the United Kingdom may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than Spain or the United Kingdom should inform themselves about, and observe, any applicable restrictions. Any failure to comply with the applicable restrictions may constitute a violation of the securities laws of such jurisdiction.

UNITED STATES

Securities may not be offered or sold in the United States of America unless they are registered under the US Securities Act of 1933 (the “US Securities Act”), as amended, or are exempt from such registration. The IAG Shares will not be, and are not required to be, registered with the US Securities and Exchange Commission (the “SEC”) under the US Securities Act of 1933, as amended, in reliance on the exemption from registration provided by Rule 802 thereunder. Neither the SEC nor any other United States of America federal or state securities commission or regulatory authority has approved or disapproved the IAG Shares or passed an opinion on the adequacy of this document. Any representation to the contrary is a criminal offence in the United States of America.

The Merger involves the securities of a foreign company. The Merger is subject to disclosure requirements of a foreign country that are different from those of the United States of America. Financial statements included in the Securities Note and/or the Summary, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States of America companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since IAG is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

NOTICE TO NEW HAMPSHIRE RESIDENTS

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENCE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE OF NEW HAMPSHIRE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT, ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

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SUMMARY

I.	SUMMARY

This summary should be read as an introduction to the Securities Note and to the Registration Document. Any decision to invest in IAG Shares should be based on a consideration by the investor of the Securities Note and the Registration Document (including the information incorporated by reference) as a whole by the investor. Where a claim relating to the information contained in this document and/or the Securities Note and/or the Registration Document is brought before a court, the plaintiff investor might, under the national legislation of the European Economic Area States, have to bear the costs of translating this document and/or the Registration Document and/or the Securities Note before legal proceedings are initiated. Civil liability attaches to those persons who are responsible for this summary including any translation of this summary, but only if this summary is misleading, inaccurate or inconsistent when read together with the other parts of the Securities Note and/or the Registration Document.

1	Introduction

On 12 November 2009, the Boards of British Airways and Iberia approved the signature of a binding memorandum of understanding setting out the basis for the merger of British Airways and Iberia to create a new, leading European airline group. The two companies subsequently signed a Merger Agreement on 8 April 2010.

2	Summary of the terms of the Merger

The combination of the businesses of British Airways and Iberia will be achieved by inserting the Spanish company International Consolidated Airlines Group, S. A. (“IAG”) as the new holding company of British Airways and Iberia.

As a result of the Merger and in accordance with the Merger Ratio, through a two-stage process (the British Airways Scheme and the IAG Merger): (i) British Airways Ordinary Shareholders (other than Iberia) will receive 1 BA Holdco Share for every British Airways Ordinary Share and, subsequently, will then receive 1 IAG Share for each such BA Holdco Share, and (ii) Iberia Shareholders (other than BA Holdco) will receive 1.0205 IAG Shares for every Iberia Share.

As part of the Merger the Iberia treasury shares held by Iberia will be cancelled and the cross-shareholdings held by the British Airways Group and the Iberia Group in each other will not be included in the share exchange referred to above, but will be maintained or recreated between the British Airways Group and the Iberia Group.

On the basis of this Merger Ratio, following the Merger (and taking into account the aforementioned transactions described in connection with Iberia treasury shares and the cross-shareholdings), British Airways Ordinary Shareholders immediately prior to the Merger (other than Iberia) will hold 56 per cent. of IAG and Iberia Shareholders immediately prior to the Merger (other than British Airways) will hold 44 per cent. of IAG.

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The Merger comprises a number of separate transactions that will be carried out over a few days. These transactions include the Iberia Hive Down, the British Airways Scheme, the IAG Merger, the Cross Holding Transactions and the Nationality Structure Transactions. The timetable of principal events is as follows:

26 October 2010	Approval of the Registration Document by the CNMV and approval of the British Airways Scheme Document by the Financial Services Authority (FSA)

27 October 2010	Call of the Iberia General Meeting.

29 November 2010	9.30 a.m. (London time): British Airways Court Meeting

9.45 a.m. (London time): British Airways General Meeting

10.00 a.m. (London time): British Airways Class Meeting

12.00 p.m.: Iberia General Meeting (on second call)

All resolutions were passed at the meetings by the shareholders of British Airways and Iberia.

1 December 2010	Hive Down Creditor Protection Period and Merger Creditor Protection Period started.

2 January 2011	Hive Down Creditor Protection Period and Merger Creditor Protection Period ended. After the period of one month from the date of the last announcement of the Merger, none of the creditors of the three companies involved in the IAG Merger has opposed the IAG Merger.

10 January 2011	Approval of the Securities Note by the CNMV.

17 January 2011	UKLA listing hearing regarding the admission of IAG Shares.

LSE (London Stock Exchange) listing hearing regarding the admission of IAG Shares.

UKLA to issue written confirmation of approval of listing application of IAG Shares

LSE to issue written confirmation of approval of listing application of IAG Shares

19 January 2011	Court Hearing. At the Court Hearing the sanction of the British Airways Scheme by the Court is sought. Every British Airways Scheme Shareholder will have the right to attend, be heard, and support or oppose the making by the Court of an Order sanctioning the Scheme and confirming the cancellation of share capital.

20 January 2011	Iberia’s Hive Down Deed and the Merger Deed is filed with the Madrid Mercantile Registry. Effective Date of the Hive Down.

Last day of dealings in British Airways Shares and Iberia Shares.

21 January 2011	7.30 a.m. (London time) suspension to trading of British Airways Shares and 8.30 a.m. (Madrid Time) suspension to trading of Iberia Shares.

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Scheme Effective Date. British Airways Scheme becomes effective as a result of the filing with the Registrar of Companies of England and Wales of the Court order sanctioning the British Airways Scheme.

Once the British Airways Scheme becomes effective, the Share Capital Increase Deed will be executed before the Spanish Notary to increase BA Holdco’s share capital as a result of the British Airways Scheme. BA Holdco issues BA Holdco Shares to the Custodian. Filing of the Share Capital Increase Deed with the Madrid Mercantile Registry.

Merger Deed is executed and filed with the Madrid Mercantile Registry and then such Deed is registered with the Madrid Mercantile Registry.

Merger Effective Date.

On the Merger Effective Date IAG issues IAG Shares in accordance with the Merger Ratio. Commencement of the share exchange transactions relating to the allocation of the respective issued IAG Shares.

24 January 2011	8.00 a.m (London time) cancellation of listing of British Airways Shares and 9.00 a.m (Madrid time) cancellation of listing of Iberia Shares.

Simultaneous admission to listing of IAG Shares on the Official List (8.00 a.m. London time) and on the Madrid, Barcelona, Bilbao and Valencia Stock Exchanges (9.00 a.m. Madrid time).

26 January 2011	Implementation of the Nationality Structures

All references to time in this document are to Madrid time unless otherwise stated. The dates included in this section regarding the implementation of the Merger and Admission of IAG Shares are tentative as such dates depend on a number of factors and authorisations.

3	Background to and reasons for of the Merger

British Airways and Iberia have enjoyed a strong relationship for a number of years. In addition to being major shareholders in one another, British Airways and Iberia are members of the oneworld alliance and have operated a successful joint venture on routes between London Heathrow and Madrid Barajas since 2005. British Airways, Iberia and American Airlines have also recently entered into a revenue sharing alliance, in relation to flights between European (European Union, Norway and Switzerland) and North American (United States of America, Canada and Mexico) destinations.

The IAG Directors believe that the Merger builds on this existing relationship and has compelling strategic and financial logic, combining the two companies’ leading positions in the United Kingdom and Spain while retaining the individual brands and current operations of each airline.

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The principal benefits of the Merger include:

•	Customer benefits

Enhanced customer benefits, including the consolidation of the oneworld alliance, with a more extensive combined network for passengers and cargo, and an enhanced ability to invest in new customer services and products.

•	Synergy potential

IAG Directors are targeting estimated annual synergies of approximately €400 million (before tax) from the end of the fifth year after completion of the Merger at a maximum cash cost of €269 million over the five year period.

•	Improved strategic position within the global aviation sector

Improved strategic position within the global aviation sector, with a geographical complementary network fit and potential for future capacity and frequency growth.

•	Consolidation

Potential to benefit from further industry consolidation, including outside Europe, when the prevailing regulatory framework so allows.

•	Diversified earnings stream

High level of cash, putting the IAG Group in a position to withstand potential shocks and cyclical fluctuations affecting the aviation industry.

Good market share position for traffic, both intra-Europe and between Europe and the major global centres.

•	Governance and Management

A management team with a track record of delivering cost efficiencies and implementing business change initiatives. A structure that maintains localized operational focus and accountability and maintains the individual brands of each company, with IAG setting the overall direction and strategy of the combined business.

4	Further details on implementation of the Merger

The Merger comprises a number of separate transactions that are expected to be carried out over a series of days. These transactions include the Iberia Hive Down, the British Airways Scheme, the IAG Merger, the Cross Holding Transactions and the Nationality Structure Transactions.

Under the Iberia Hive Down, Iberia will universally transfer all of its assets and liabilities (other than the rights and obligations of Iberia under the Merger Agreement, which will be retained by Iberia) to Iberia Líneas Aéreas de España, Sociedad Anónima Operadora (“Iberia Opco”), in exchange for issue by Iberia Opco of new shares to Iberia.

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Pursuant to the British Airways Scheme, BA Holdco S. A. a Spanish dormant company incorporated in December 2009 (“BA Holdco”) will become the holding company of the British Airways Group. Following completion of these two transactions, BA Holdco and Iberia will, by means of a Spanish domestic merger, merge with and into IAG. Further details on the implementation of these transactions are set out in sections 3.6.1 to 3.6.3 of the Registration Document. A scheme of arrangement is a compromise or arrangement between a company and its members or creditors (or any class of them) under English law and can be used to effect a solvent reorganisation of a company or group structure, including by merger or, as the case in this transaction, the insertion of a new holding company. If a scheme of arrangement becomes effective, it will be binding on all shareholders, irrespective of whether or not they have attended or voted in favour of the related scheme.

Following completion of these two transactions, BA Holdco and Iberia will, by means of a merger subject to Spanish law, merge with and into IAG. For further information about the Iberia Hive Down and the British Airways Scheme, see sections 3.6.1 and 3.6.2 of the Registration Document.

In order to preserve the existing operating licences of both British Airways and Iberia, a governance structure (Nationality Structures) will be implemented as part of the Merger which will ensure that United Kingdom nationals hold at least 50.1 per cent. of the voting rights at a general meeting of British Airways and Spanish nationals hold at least 50.1 per cent. of the voting rights in Iberia Opco (although these shareholdings will carry minimal economic rights). For further information about the Nationality Structures, see section 3.6.5 of the Registration Document.

British Airways and Iberia have agreed that, as part of the Merger, the cross-shareholdings they hold in one another should be maintained or re-created and certain transactions will be implemented to effect this, which are further explained in section 3.6.4 of the Registration Document.

5	Information on the IAG Group

IAG will have a premium listing on the Official List (some specific obligations are required because of IAG having a premium listing) and will be included in FTSE’s UK Index Series. Section 7.6 of the Registration Document contains an explanation of the key features of a premium listing and describes certain obligations that IAG will have as a result of having a premium listing. IAG Shares will be traded on the London Stock Exchange’s main market for listed securities and also on the stock exchanges of Madrid, Barcelona, Bilbao and Valencia (the “Spanish Stock Exchanges”), through the Spanish Stock Exchanges Interconnection System (Mercado Continuo Español).

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Set out below is financial information for the IAG Group based upon a pro forma balance sheet, which has been subject to a special purpose report (which includes both British Airways Group and Iberia Group, as if the integration had become effective on 30 June 2010) and income statement for the 6 month period ended 30 June 2010 (which has been prepared as if the integration had been effective on 1 January 2010):

As at 30 June 2010 (€ million)
Revenue	6,581
EBITDARf *	343
Operating profit/(loss)	(297)
Net finance income	(83)
Profit/ (loss) for the period attributable to the parent	(359)
Total assets/liabilities	19,083
Equity	4,042
Non-current liabilities	8,000
Current liabilities	7,041
Gross Financial debt	5,439
Earnings per share	(19.4) cents

*	EBITDARf: is operating profit/loss excluding non-recurring items, before depreciation, amortisation and fleet operating lease costs.

The following table shows certain key statistics for British Airways and Iberia for the aggregated operations of the passenger transportation business and the cargo transportation business for the financial years ended 31 March 2010 (in the case of British Airways) and 31 December 2009 (in the case of Iberia) and the six months (in the case of British Airways) and nine months (in the case of Iberia) ended 30 September 2010:

	British Airways						Iberia
	2010/09	% Change 10/09-09/08		6 months ended 30/09/2010	% Change 30/09/09- 30/09/2010		2009	% Change 09-08		9 months ended 30/09/2010	% Change 30/09/10- 30/09/09
ATKs[1] (million)	21,278	(4.6)		10,670	(3.8)		7,278.1	(5.0)		5,571.7	0.8
RTKs[2] (million)	15,588	(2.9)		7,856	(4.3)		5,486.6	(7.3)		4,399	7.3
Overall load factor (%)	73,3	1.3	pts	73.6	(0.4	) pts	75.4	(1.8	pts)	79.0	4.8	pts
Revenue per ATK (Euro cents)	35,39	(7.3)		46.84	18.8		49.14	(17.5)		66.17	0.3
Average headcount (MPE3)	37,595	(9.4)		35,867	(7.3)		8,294	(4.2)		20,119	(3.6)
Total Passenger & Cargo Revenue (£ million)	7,530	(11.5)		4,228	10.0		—	—		—	—
Total passenger and cargo revenue* (€ million)	8,492	(17.8)		4,999	14.3		3,576	(21.7)		2,911	7.6
Average Sterling/Euro exchange rate	1.128	—		1.182	—		—	—		—	—

*	Average Sterling/Euro exchange rates for each relevant financial period were used to calculate the equivalent Euro figures.

[1]	A measure of capacity, the number of tonnes of capacity available for the carriage of Payload multiplied by distance flown.
[2]	A measure of traffic, the number of tonnes of Payload multiplied by distance flown.
[3]	The number of employees, adjusted for part time workers, overtime and contractors.

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British Airways passenger revenues (calculated taking into account the place where the sale has been made) and those of Iberia (calculated based on the routes generating the revenues) broken down among geographical segments for the financial year ended 31 March 2010 (in the case of British Airways), 31 December 2009 (in the case of Iberia) and the six months ended 30 September 2010 (in the case of British Airways) and the nine months ended 30 September 2010 (in the case of Iberia) are as follows:

British Airways					Iberia
(€ million)	FY 2010/09	% Change 10/09- 09/08	30/09/10	% Change 30/09/09- 30/09/10**	(€ million)	2009	% Change 09-08	30/09/10	% Change 30/09/10- 30/09/09
					Domestic	709	(23.7)	506	(6.5)
UK/Europe	4,969	(12.5)	2,688	4.1	Medium-haul	890	(20.8)	674	(1.6)
Americas	1,662	(3.8)	1,104	16.9	Europe	785	(22.6)	587	(3.0)
Asia Pacific	590	(19.0)	319	(5.8)	Africa and Middle East	105	(4.5)	87	8.9
Africa and Middle East	651	(7.4)	474	24.3	Long-haul	1,538	(16.3)	1,343	15.8

Total passenger revenue*	7,872	(10.9)	4,585	7.9	Total passenger revenue*	3,137	(19.4)	2,522	5.7

*	Tickets actually used, excluding tickets sold but not used (expired) and other regularisations of minor amount.
**	Shows change of the Sterling amount.

6	Selected financial information on British Airways

The main activities of British Airways are the operation of international and domestic scheduled air services for the carriage of passengers and cargo. In addition, British Airways provides ancillary services, including loyalty programmes and aircraft maintenance services.

Set out below is selected historical financial information for the financial years ended 31 March 2010, 2009 and 2008 and the six month periods ended 30 September 2010 and 2009.

British Airways -selected financial information	FY 2010/09 (£ million)	FY 2009/08 (£ million)	FY 2008/07 (£ million)	% Change 10/09-09/08	% Change 09/08- 08/07	6 months ended 30/09/10 (£ million)	6 months ended 30/09/09 (£ million)	% Change 30/09/10 – 30/09/09
Revenue from operations (1)	7,994	8,992	8,758	(11.1%)	2.7%	4,447	4,102	8.4%
EBITDARf p*	642	645	1,780	(0.5%)	(63.8%)	727	317	129.3%
EBITDARf**	570	547	1,638	4.2%	(66.6%)	682	282	141.8%
Operating profit/(loss)	(231)	(220)	878	(5.0%)	N/M ***	298	(111)	N/M
Net finance costs (2)	(267)	(163)	(5)	(63.8%)	N/M	(127)	(159)	20.1%
Consolidated profit/(loss) for the year/period	(425)	(358)	726	(18.7%)	N/M	116	(208)	N/M
Operating Cash Flow	331	133	303	148.9%	(56.1%)	483	32	1,409.4%
Total assets / Total liabilities plus equity	10,677	10,488	11,292	1.8%	(7.1%)	10,916	10,444	4.5%
Equity	2,113	1,846	3,262	14.5%	(43.4%)	2,286	2,161	5.8%
Non-current liabilities	4,824	4,500	4,538	7.2%	(0.8%)	4,936	4,652	6.1%
Current liabilities	3,740	4,142	3,492	(9.7%)	18.6%	3,694	3,631	1.7%

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British Airways -selected financial information	FY 2010/09 (£ million)	FY 2009/08 (£ million)	FY 2008/07 (£ million)	% Change 10/09-09/08		% Change 09/08- 08/07		6 months ended 30/09/10 (£ million)	6 months ended 30/09/09 (£ million)	% Change 30/09/10 – 30/09/09
Net Financial Indebtedness (3)	2,288	2,382	1,310	3.9%		(81.8%)		2,047	2,362	13.3%
Gross Financial Indebtedness (3)	4,002	3,763	3,174	(6.4%)		(18.6%)		3,904	3,869	(0.9%)
Gross financial Indebtedness/Liabilities plus equity	37.5%	35.9%	28.1%	(1.6	pts)	(7.8	pts)	35.8%	37.0%	1.2	pts
Gross financial Indebtedness/Operating Cash Flow	12.1 times	28.3 times	10.5 times	16.2 times		(17.8 times	)	8.1 times	120.9 times	112.8 times
Basic earnings per share (pence)	(38.5)	(32.6)	62.1	(18.1%)		N/M		9.3	(18.8)	N/M

*	EBITDARfp means operating profit/loss excluding non-recurring items, before depreciation, amortisation and fleet and real estate operating lease costs, and including share of profits/losses in associates accounted for using the equity method and net charges/credits relating to available-for-sale financial assets.
**	EBITDARf means operating profit/loss excluding non-recurring items, before depreciation, amortisation and fleet operating lease costs.
***	N/M = not meaningful.
(1)	Operating income plus other recurring and non-recurring income from operations.
(2)

Financial incomes (coming from cash and other equivalent liquid assets) less financial expenses (mainly coming from loans, leases and other financial liabilities derivatives) plus net finance cost/income from pension plans, exchange differences and losses on disposal of PP&E and investments.

(3)	Gross financial Indebtedness excludes financial derivatives. See breakdown in section 16.1.1 of the Registration Document.

7	Selected financial information of Iberia

The main activities of Iberia are the operation of international and domestic scheduled air services for the carriage of passengers and cargo. Iberia also provides ancillary services, including most notably aircraft maintenance services and handling services.

Set out below is selected historical financial information for the financial years ended 31 December 2009, 2008 and 2007 and the nine month periods ended 30 September 2010 and 2009.

Iberia (€ million)	FY 2009	FY 2008	FY 2007	% Change 09-08	% Change 08-07	9 months ended 30/09/10	9 months ended 30/09/09	% Change 30/09/10 – 30/09/09
Revenue from operations (1)	4,458	5,515	5,535	(19.2%)	(0.4%)	3,631	3,337	8.8%
EBITDARf (2)	61	500	932	(87.8%)	(46.4%)	369	70	N/M
Operating profit/(loss)	(475)	5	413	N/M *	(98.8%)	27	(330)	N/M
Net finance costs (3)	24	85	66	(71.8%)	28.8%	(6)	26	N/M

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Iberia (€ million)	FY 2009	FY 2008	FY 2007	% Change 09-08		% Change 08-07		9 months ended 30/09/10	9 months ended 30/09/09	% Change 30/09/10 – 30/09/09
Consolidated profit/(loss) for the year (4)	(273)	32	328	N/M		(90.2%)		53	(182)	N/M
Operating Cash Flow	(280)	38	381	N/M		(90.0%)		97	(338)	N/M
Total assets	5,046	5,634	6,017	(10.4%)		(6.4%)		6,001	5,321	12.8%
Equity	1,551	1,564	2,006	(0.8%)		(22.0%)		2,034	1,583	28.5%
Non-current liabilities	1,732	1,765	1,896	(1.9%)		(6.9%)		1,934	1,818	6.4%
Current liabilities	1,763	2,305	2,115	(23.5%)		9.0%		2,032	1,920	5.8%
Net Financial Indebtedness (5)	(1,417)	(1,803)	(2,500)	(21.4%)		(27.9%)		(1,357)	(1,521)	(1.1%)
Gross Financial Indebtedness (6)	502	469	467	7.0%		0.4%		611	513	19.1%
Gross Financial Indebtedness/ Total Liabilities plus Equity	9.9%	8.3%	7.8%	1.6	pts.	0.5	pts.	10.2%	9.6%	0.6	pts.
Gross financial Indebtedness / Operating Cash Flow	(1.79x )	12.34x	1.23x	N/M		N/M		6.3x	(1.5x )	N/M
Basic earnings per share (€)	(0.295)	0.034	0.346	N/M		(90.2%)		0.058	(0.196)	N/M

*	N/M: not meaningful. Year-on-year variations comparing positive and negative values, as well as variations of more than 1000 per cent.
(1)	Revenues plus other recurring and non-recurring operating income
(2)	EBITDARf means operating profit/loss excluding non-recurring items, before depreciation, amortisation and fleet operating lease costs.
(3)	Financial income – Financial expenses (not including exchange differences, the share of profit/(loss) of associates or other financial income or expense).
(4)	Consolidated profit for the year from continuing operations.
(5)	Financial indebtedness less amounts included in the captions cash and other cash equivalents and current financial assets (except derivatives).
(6)	Debts with credit entities plus financial leases.

8	Information on settlement and admission to trading of IAG Shares

On 21 January 2011, British Airways Shares and Iberia Shares will be simultaneously suspended from the market opening. It is expected that IAG Shares will be admitted to listing on the Official List and to trading on the London Stock Exchange by no later than 8.00 a.m. (London Time) on 24 January 2011 and admission to listing on the Spanish Stock Exchanges will take place at 9.00 a.m. (Madrid Time) time on 24 January 2011.

Trades in IAG Shares, being Spanish securities, are not capable of being settled through CREST. Accordingly, IAG intends to enter into depositary arrangements which will enable investors to settle IAG Shares in CREST in the form of CREST depositary interests (“CDIs”), which will be traded in sterling. CDIs will represent entitlements to IAG Shares. IAG CDIs will represent entitlements to IAG Shares and each IAG CDI will represent an entitlement to one IAG Share. For further information see section 7.8 of the Registration Document.

9	Securities Note Information on the Directors

IAG will be the parent company in the IAG Group, owning each of the British Airways and Iberia operating companies. The operating companies will remain responsible for their own day to day commercial and operational management and will have control over their income and expenditure.

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The board of directors of IAG comprises fourteen directors (8 independent non-executive directors, 3 executives directors, 1 proprietary director and 2 other external non-executive directors), being the Chief Executive Officer of the IAG Group, Willie Walsh, (currently Chief Executive Offices of British Airways), the Chief Executive Officers of the operating affiliates, British Airways and Iberia Opco (Keith Williams and Rafael Sánchez-Lozano Turmo) and eleven non-executive directors.

The IAG Group Chairman is Antonio Vázquez Romero (current Chairman of Iberia) and the IAG Group Deputy Chairman is Martin Broughton (current Chairman of British Airways).

The day-to-day management of the IAG Group will be carried out by the IAG Group Management Team (executive directors and senior managers) led by the IAG Group Chief Executive Officer, Willie Walsh. The IAG Group Management Team will be responsible for the overall direction and strategy of the combined business, delivery of synergies and co-ordination of central functions. The IAG Group Management Team has been chosen equally from each airline.

For further information about the description, conditions, and implementation of the Merger and the corporate governance of the IAG Group, see section 3 of the Registration Document.

Following completion of the Merger the shareholders of British Airways and Iberia referred to in sections 22.6.1 and 22.6.2 of the Registration Document will be the significant shareholders of IAG, assuming their respective shareholdings do not change at such date from their respective shareholding at 31 December 2010. Based upon the Merger Ratio (and taking into account the cancellation of the Iberia treasury shares and the transactions described in the Registration Document regarding the cross shareholding transactions), the significant shareholders of IAG would be as follows:

Name of shareholder	Shareholding	Ownership interest
AXA Investments	55,878,960	3.01%
Black Rock Advisors	141,006,414	7.60%
Caja de Ahorros y Monte de Piedad de Madrid	223,590,038	12.06%
Janus Capital Management LLC	82,433,679	4.44%
Lloyds Banking Group plc	69,213,837	3.73%
Standard Life plc	103,807,948	5.60%

Total major shareholders	675,930,876	36.44%
Directors and senior managers	997,920	0.05%
Treasury shares	0	0%
Other shareholders (free float)	1,177,964,571	63.51%

Total IAG shares outstanding	1,854,893,367	100.00%

10	Risk Factors

10.1	Risks related to the Airline Industry

10.1.1	The airline industry is cyclical by nature and vulnerable to general economic conditions

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The airline industry is highly sensitive to general economic conditions.

Demand for air travel depends on economic conditions, employment levels, consumer and business confidence and the availability of consumer credit. The airline industry tends to experience significant adverse financial results during economic downturns as travellers often choose to reduce their transportation or reduce the price they pay for such transportation. In addition, an economic downturn also tends to result in a decrease in air cargo revenue, as international trade decreases and businesses look to run down their inventories and send freight by more economical routes.

The British economy is particularly important to British Airways and the Spanish economy is particularly important to Iberia.

The recent worldwide economic downturn had a far-reaching impact on the airline industry, with airlines undergoing a period of major difficulty, particularly in the second half of 2008 and during 2009.

The actual global GDP (World Economic Outlook, International Monetary Fund, April 2010) grew by 3.0 per cent. in 2008 and fell by 0.6 per cent. in 2009. In addition, RPK (in regular flights of IATA companies) was up 0.8 per cent. in 2008 and down 1.8 per cent. in 2009 (World Air Transport Statistics, Edition 54). Lastly, IATA companies incurred an aggregated net loss of $16,524 million in 2008 and $11,350 million in 2009, including all activities and after interest, tax and non-operating results.

International traffic, which was growing in the years leading up to the economic down turn, stalled during the economic downturn.

According to the IATA, air traffic in First/Business Class fell 2.8 per cent. in 2008 and 15.8 per cent. in 2009. Air traffic in tourist class rose by 0.9 per cent. in 2008 and decreased by 2.3 per cent. in 2009.

British Airways’ premium passenger revenue increased by 9.7 per cent. year in the six-month period ended 30 September 2010 compared to the same period in 2009, decreased by 12.1 per cent. in the financial year 2009/10 compared with fiscal year 2008/09 and by 2.6 per cent. in the fiscal year 2008/09 compared with fiscal year 2007/08. British Airways’ non-premium passenger revenue increased by 8.3 per cent. in the six-month period ended 30 September 2010 compared to the same period in 2009, decreased by 7.2 per cent. in the fiscal year 2009/10 compared with financial year 2008/09 and increased by 5.4 per cent. in the financial year 2008/09 compared with the financial year 2007/08.

Iberia’s premium passenger revenue increased by 7.76 per cent. in the nine-month period ended 30 September 2010 compared to the same period in 2009, decreased by 28.2 per cent. in the financial year 2009 compared with financial year 2008 and by 4.9 per cent. in the financial year 2008 compared with financial year 2007. Iberia’s non-premium passenger revenue increased by 4.84 per cent. in the nine-month period ended 30 September 2010 compared to the same period in 2009, decreased by 16.9 per cent. in the financial year 2009 compared with financial year 2008 and by 3.2 per cent. in the financial year 2008 compared with the financial year 2007.

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Although the airline sector has encountered difficulties in these years, medium and long-term growth forecasts are positive.

According to IATA’s forecast (December 2010), passenger volumes are expected to be up by 8.9 per cent. compared to 2009 and cargo volumes up by 18.5 per cent. compared to 2009. In addition, first and business-class travel appears to be recovering from a cyclical downturn, improving yields for airlines.

In the period from January to October 2010, industry RPKs have increased approximately 8.5 per cent. compared to the same period in 2009. Industry revenues are forecast to be up nearly 17.2 per cent. for full year 2010, and expected to grow by 5.9 per cent. in 2011 based on the last IATA estimates.

Moreover, IATA has revised upwards its forecast for the air sector and estimates that the airlines will make a profit of $15,100 million (€11,220 million) in 2010.

10.1.2	The airline industry is extremely competitive and also faces competition from alternative forms of transport

The airline industry is highly competitive as a result of airlines continually entering the market, the expansion of existing airlines, routes and frequency of flights and consolidation between or the formation of alliances between airlines. Competitive intensity varies across different routes depending on the number and nature of competitors operating on the route, the applicable regulatory environment and associated barriers to entry (such as, operating licences, capital requirements and availability of slots).

In addition, the emergence of low cost carriers since the early 1990s has also changed the competitive landscape of the airline industry, especially in the European market. A number of European regional flag carriers have consolidated with other carriers or have changed their business models in order to adapt to changes in the competitive landscape. This has caused downward pressure on prices and thereby decreased passenger yields. This has caused downward pressure on prices and thereby decreased passenger yields. In the case of European international flights of companies belonging to the Association of European Airlines (AEA), the average yield recorded year-on-year decreases of 0.6 per cent. in 2008 and 15.8 per cent. in 2009. In the period from January to September 2010 such parameter increased by 1.5 per cent.

A number of British Airways’ and Iberia’s competitor airlines have a lower cost structure than British Airways or Iberia and can offer flights at lower prices. The percentage of routes on which British Airways and Iberia compete with airlines having lower operating costs has grown significantly over the past decade and such competition is likely to increase.

In the first nine months of 2010, on routes between Spain and Europe which account for 23.3 per cent. of Iberia passenger revenue, Ryanair was the leading operator, with a market share of 17.4 per cent., followed by Easyjet, with a market share of 10.6 per cent. and Air Berlin, with a market share of 8.0 per cent. Iberia slightly reduced its market share to 7.4 per cent.

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In the Spanish domestic market, Ryanair have a market share of 9.1 per cent. from January 2010 to September 2010, while Air Berlin with a 4.6 per cent. share, gained only 0.2 percentage points. Iberia’s market share in this segment, which accounts for 20.1 per cent. of Iberia’s passenger revenue (for tickets actually used, excluding tickets sold but not used and other regularizations), stood at 31.3 per cent., although its affiliate Vueling, raised its market share 0.8 percentage points to 15.2 per cent.

British Airways and Iberia also face competition from alternative forms of transport such as rail travel (particularly Eurostar in the UK and France and high speed rail travel elsewhere in Continental Europe, for instance the Alta Velocidad Española (AVE)) and from alternative forms of communication technology, such as video-conferencing. Competitive pressure from alternative forms of transport and technology is likely to increase and could result in a loss of air passengers to rail transport and other modes of transportation or communication.

In Spain, the first high-speed train line was commissioned in 1992, linking Madrid and Seville. In 2003, the Madrid-Zaragoza-Lleida line entered into service, with its infrastructure being extended to reach Barcelona in February 2008. In December 2007, the high-speed train lines between Madrid and Málaga and between Madrid and Valladolid also entered into service. The Ministry for Development’s 2005 - 2020 Strategic Infrastructure and Transport Plan foresees continued work on other high-speed lines in Spain. This would increase competition for Iberia, especially in terms of long-distance routes. The number of passengers travelling on the high-speed lines rose from 6.3 million in 2002 to 16.3 in 2008. Iberia, in its route between Barcelona and Madrid has adjusted its capacity since April 2008, in an aggregated decrease for year 2009 and 2009 of 37.4 per cent. on ASK and 48.2 per cent. on RPK. Iberia’s ASKs and RPKs in the domestic segment fell by 26.3 per cent. and 30.3 per cent. respectively for 2008 and 2009 as a whole. In the period from January to September 2010 this segment kept adjusting its capacity and ASKs and RPKs decreased by 8.5 per cent and 6.2 per cent respectively.

10.1.3	High fixed costs mean that the airline industry is vulnerable to relatively small changes in the number of passengers and/or the fares paid

Although the split between variable and fixed costs has changed over time, the nature of the airline business is such that a substantial percentage of a carrier’s operating expenses are fixed costs that do not vary proportionally based on its load factors, the number of passengers or the amount of cargo carried, the number of flights flown or aircraft utilization rates. These costs include the costs of the aircraft, employee costs (including, the costs of specialist workers such as pilots), air traffic charges, taxes, landing rights and other aviation fees. Thus, a relatively small change in a carrier’s unit revenues by ASK whether caused by load factor changes or yield fluctuations, can have a major effect on a carrier’s profitability.

Revenues may also vary due to certain circumstances, such as pressure on yields by competitors, labour conflicts, relative weight of premium classes, and natural disasters. Also in terms of costs, fuel prices or coverage costs are also volatile and could materially affect a carrier’s profitability.

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In order to adjust capacity to demand, among other strategies, airlines modify the usage rates of fleets by reducing flights or by retiring aircrafts from service.

Further information on the high fixed costs associated with the airline industry and the cost structures of airlines is provided in sections 14 and 15 of the Registration Document.

10.1.4	The airline industry is exposed to volatile aviation fuel prices

Aviation fuel has been, and is expected to be, subject to significant price volatility.

For the financial years ended 31 March 2010, 31 March 2009 and 31 March 2008, fuel and oil costs amounted to 28.8 per cent., 32.2 per cent. and 26.1 per cent. of British Airways’ total operating expenses. For the year ended 31 December 2009, 31 December 2008 and 31 December 2007, fuel costs amounted to 24.3 per cent., 30.1 per cent. and 21.9 per cent. of Iberia’s recurring operating expenses, respectively.

British Airways and Iberia cannot predict the movement of either short or long-term aviation fuel prices. Prices for aviation fuel are strongly correlated to the price of petroleum and are influenced by a number of factors, including fluctuations in the Euro/US Dollar exchange rate, political events, war or the threat of war and the co-ordinated pricing decisions of producer cartels such as the Organization of Petroleum Exporting Countries.

The following table summarizes minimum, maximum and average aviation fuel prices (US Dollar per tonne) for the calendar years indicated, according to the kerosene reference index for CIF NWE (cost, insurance and freight, Northwest Europe).

	Minimum	Maximum	Average
2007	541.50	956.75	711.62
2008	442.00	1466.50	1006.08
2009	390.75	698.00	567.04
Nine month period ended 30 September 2010	630.00	784.00	702.36

The final average price (after distribution costs) of aviation fuel (before hedging) paid by British Airways and Iberia in respect of their entire flight network, over their last three financial years and the interim period to 30 September 2010 was as follows (in USD):

Iberia	Average price ($/MT) (a)	British Airways	Average price ($/MT) (b)
FY 2007	747.91	FY 2007/08	811.71
FY 2008	1,112.82	FY 2008/09	940.12
FY 2009	619.20	FY 2009/10	626.31
Nine month period ended 30 September 2010	762.47	Six month period ended 30 September 2010	717.25

(a) Extracted from Iberia’s internal databases		(b) Extracted from British Airways’ internal management accounting records

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The result of hedging fuel prices, included in the cost of fuel in British Airways, was a loss of £1 million in the six-month period ended 30 September 2010, a loss of £306 million in the financial year ended 31 March 2010, a gain of £76 million in the financial year ended 31 March 2009, and a gain of £187 million in the financial year ended 31 March 2008. Fuel hedges are designed to safeguard airlines from the long-term volatility of prices. The net result of the hedges for the three financial years (i.e., those ended 31 March 2010, 2009 and 2008) was a loss of £43 million. Over the five years ended 31 March 2010, the net result of the hedges was a gain of £335 million.

The result of fuel hedges included in Iberia’s fuel costs was a loss of €401 million for the year ended 31 December 2009, a loss of €202 million for the year ended 31 December 2008, and a gain of €18 million for the year ended 31 December 2007. In 2010, from January to September there was a loss of €1 million.

Should they deem appropriate, airlines may also offset increases in fuel prices by adding a surcharge to passenger ticket prices. There is no legally-imposed limit to the amount of such surcharges.

If the IAG Group is exposed to significant price volatility and/or increases in prices for aviation fuel, there can be no assurance that the IAG Group will be able to offset such volatility and increases by passing these costs on to customers (including through fuel surcharges) and/or cost reductions and/or through fuel hedging.

10.1.5	Terrorist attacks and military conflicts may have an ongoing material adverse effect on the airline industry and the demand for air travel

In the past, terrorist attacks (such as the terrorist attacks of 11 September 2001, and subsequent attacks in the Middle East, Southeast Asia and Europe) and military conflicts in Afghanistan, Iraq and elsewhere have had a material adverse effect on the airline industry and British Airways’ and Iberia’s business and no assurance can be given that similar events will not happen in the future. The adverse consequences of such events, and the threat of such events, could include reduced demand for air travel, limitations on the availability of insurance coverage, increased costs associated with security precautions and flight restrictions over war zones.

An atmosphere of uncertainty could continue for the foreseeable future and could intensify if new wars were to commence or further terrorist attacks were to occur, especially if they were to be targeted against aircraft or tourist destinations.

10.1.6	Insurance cover in the event of the loss of any aircraft may not be sufficient. In addition insurance may become too expensive or too difficult to obtain

If British Airways or Iberia were to suffer a loss of one or more of its aircraft for any reason, there can be no assurance that the amount of insurance cover, if any, available to British Airways or Iberia would be adequate to cover the resulting losses. British Airways or Iberia could be obliged to bear substantial costs if (i) their insurance policies do not cover a specific claim; (ii) the amounts insured under such policies are insufficient; or (iii) an insurer is not able to pay the insured amounts. In addition, the damage may not be limited to damages eligible for compensation but could include harm done to British Airways’ and/or Iberia’s reputation.

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Future terrorist attacks, acts of sabotage and other incidents, especially if they were to be directed against air traffic, could result in insurance coverage for aviation risks becoming more expensive and/or certain risks becoming uninsurable.

British Airways and Iberia insure their aircraft fleet in accordance with practices followed by other major airlines operating in the sector and in accordance with applicable regulations regarding indemnity payments. British Airways and Iberia consider that, based on these criteria, the insurance coverage is sufficiently reasonable in order to carry out their commercial activities.

10.1.7	Epidemics, pandemics, severe weather conditions, natural disasters or other ‘Acts of God’ can materially adversely affect operations and the demand for air travel

Epidemics and pandemics (such as avian influenza), natural disasters, severe weather conditions or other ‘Acts of God’ (whether on a regional or global scale) could have a material adverse effect on the airline industry and result in substantial reductions in, and/or cancellations of, bookings and flights not only to the affected region but also more generally, thereby reducing overall demand for British Airways’ and Iberia’s services.

In April and May 2010 airspace over some of British Airways’ and Iberia’s key routes (including all United Kingdom airports from which British Airways operates) was periodically shut by the relevant aviation authorities due to the eruption in Iceland of the Eyjafjallajökull volcano. Due to this event, British Airways lost revenue of £108 million (which is the equivalent of 1.4 per cent. of British Airway’s total revenues for the year ended 31 March 2010). Iberia lost a total estimated amount of approximately €20 million in passenger and freight revenues, airport handling revenues and costs.

During the Severe Acute Respiratory Syndrome (SARS) epidemic in 2003, there was a significant reduction in air traffic to and from Asia because of reduced passenger demand and cancelled flights. In the second quarter of 2009, an outbreak of the H1N1 virus (commonly referred to as “swine flu”) had an adverse impact on the airline industry due to cancelled flights and reduced passenger demand, primarily on routes to and from Mexico.

The occurrence and timing of such events, together with the reaction of aviation authorities to such events, cannot be predicted or controlled by the IAG Group.

10.1.8	Safety incidents within the airline industry as a whole and any failure by British Airways and/or Iberia to prevent or respond to a major safety incident could have a material adverse effect

Aircraft crashes or similar incidents involving another airline could impact general passenger confidence and lead to a reduced demand for air travel adversely impacting British Airways or Iberia, particularly if the crash or incident were to be due to a fault in a type of aircraft used by British Airways or Iberia in its fleet. Furthermore, an aircraft crash or similar incident involving a oneworld alliance member or another airline with which British Airways or Iberia has a codeshare arrangement might be associated with British Airways and Iberia in the public view, and therefore British Airways and Iberia might suffer from reputational damage (and associated losses) even if none of their aircraft were involved.

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Moreover, British Airways and Iberia (like all airlines) will be exposed to significant losses in the event that one of its aircraft is subject to an accident or other major incident. This may involve not only the costs associated with the repair or replacement of damaged or lost aircraft and its or their consequent temporary or permanent loss from service, but also claims by affected passengers, owners and third parties as well as possible reputational damage (and associated losses).

10.1.9	Slot allocations can affect the competitiveness and financial condition of airlines

Airport slots are rights allocated on an annual basis for each relevant season to an entity by an airport or government agency granting the slot owner the right to schedule a landing or departure during a specific time period. The slots may be traded at certain airports. In the European Union air carriers must generally use an allocated slot during a minimum percentage (80 per cent.) of the time during the period for which the slot was assigned. If British Airways or Iberia were not to use certain slots on a temporary or long term basis, whether for commercial or other reasons, British Airways or Iberia might lose those slots which were insufficiently utilised. In the event British Airways or Iberia were not assigned an adequate number of slots, or if British Airways or Iberia could not obtain appropriate take-off or landing slots, the companies could be forced to change their flight schedules or to reduce their aircraft usage rates.

With respect to non-EU member states, the IATA has established a series of guidelines setting out the best industry practice (based on criteria such as environmental concerns and the appropriate use of slots), as well as a global policy regarding coordination and slot assignments. In general, these guidelines reflect applicable EU legislation on slots. However, any existing local legislation or regulation prevails over IATA procedures.

Moreover, there can be no assurance that British Airways or Iberia will be able to secure appropriate slots in the future and the ability of British Airways or Iberia to add additional flights to their existing schedules will be constrained, in part, by the availability of slots at the relevant airports.

10.1.10	Certain airlines may be subject to insolvency protection and/or benefit from state supported subsidy, which may distort the competitive landscape

A number of British Airways’ and Iberia’s competitor airlines may be able to benefit from protection under insolvency laws, helping them to substantially reduce their cost structures and become more competitive, both while they are under creditor protection and thereafter. This is particularly relevant to US airlines benefiting from protection under Chapter 11 of the United States of America Bankruptcy Code as the transatlantic route is one of British Airways’ more important markets. Chapter 11 offers companies temporary protection from creditors, and the ability to renegotiate contracts, to reject the terms of existing collective bargaining agreements (in certain situations), and restructure the business as a going concern. Therefore Chapter 11 businesses can enjoy competitive advantages over their competitors, mainly as a result of their ability to renegotiate contracts, reduce costs and restructure their debts. There have been numerous examples of US airlines filing for Chapter 11 protection, including Delta and United.

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In addition, certain competitor airlines benefit from state support and/or subsidy, helping them to become more competitive.

10.1.11	The airline industry is exposed to changes to regional, national or international law or regulations

British Airways and Iberia are subject not only to English and Spanish laws and regulations but also to the laws and regulations of the EU and other nations and international organisations and international bilateral and multilateral treaties. The scope of such laws and regulations includes (amongst other things) infrastructure issues relating to slot capacity and route flying rights, environmental and security requirements, safety, licensing, competition, consumer protection, and tax.

British Airways and Iberia cannot anticipate all changes that may be made to applicable laws, regulations and treaties in the future, nor the possible impact of such changes, but their ability to comply with such laws, regulations and treaties is key to maintaining their operational and financial performance.

Laws, regulations and treaties can impose costs on British Airways and Iberia either directly, if fees are levied, or indirectly due to compliance costs which British Airways and Iberia may not be able to pass on to passengers.

10.1.12	Other macroeconomic factors, policy changes or decisions to which the airline industry is exposed

In addition, macroeconomic decisions or policy changes may have an impact on taxes, duties or other charges to which British Airways and Iberia are subject. This is particularly relevant in the current economic climate where the focus is on reducing government deficits, including by raising taxes.

10.1.13	The airline industry is seasonal and is heavily dependent on revenue generated in the summer months, meaning the airline industry is particularly vulnerable to incidents that affect air travel during that busy period

The airline industry is highly seasonal with demand strongest during the summer months: for example, statistics from the Association of European Airlines show that approximately 24.7 million passengers were carried by its member airlines during July 2009, compared to 18.3 million during December 2009. British Airways total passenger revenue for the months of July, August and September 2009 represented approximately 32 per cent. of total British Airways passenger revenue for the 12 month period ended 31 December 2009. Iberia passenger revenue for the months of July, August and September 2009 represented approximately 27 per cent. of Iberia total passenger revenue for the 12 month period ended 31 December 2009. If an event or circumstance were to weaken the demand for air travel or materially affect airline operations during that period (for instance industrial disputes with employees, an “Act of God” or a terrorist incident), this could have a disproportionate effect on results for the relevant financial year.

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10.1.14	The airline industry is exposed to risks associated with the limitation of greenhouse gas emissions and related trading schemes or allowances and any changes in environmental regulation

As part of the continued effort to reduce CO2 emissions by 20 per cent. by 2020, the European Union has issued Directive 2008/101/EC to member states, requiring the inclusion of the airline industry in the EU ETS by February 2010. As a result, from January 2012, all airline carriers flying into and out of the European Union will have to ensure compliance with the legal requirements set forth in Directive 2003/87/EC relating to greenhouse gas emissions. The future effects of this trading scheme for British Airways and Iberia are not currently foreseeable with certainty but may increase the costs borne by British Airways and Iberia. Due to the European focus of the scheme, British Airways and Iberia, like all European airlines, might also face competitive disadvantages in comparison to non-European air carriers who operate a lower proportion of routes into, out of or within the EU.

Although there is a high degree of uncertainty regarding future CO2 prices, the estimated cost for Iberia of acquiring such emission rights in the carbon market would be around €24 million in 2012, and up to €102 million in 2020. The initial estimated cost for British Airways would be £112 million per year in 2012, rising consistently to an estimated £199 million per year in 2020.

10.1.15	The airline industry relies upon and is exposed to national and international infrastructure development

The IAG Group is dependent on and may be affected by infrastructure decisions or changes in infrastructure policy by governments, regulators or other entities, which are often outside the IAG Group’s control. For instance, BAA Limited’s decision not to seek planning permission for a third runway at Heathrow will have an impact on British Airways’ future business strategy and its ability to increase capacity at the airport. Similarly, any infrastructure decision that is made in respect of Alta Velocidad Española (AVE) Spain’s high speed rail network) will have an effect on Iberia’s business and operations. If the number of runways (which are common to all terminals) is not increased at Heathrow, it might be difficult for British Airways to expand its capacity due to the level of traffic at the airport.

10.1.16	The airline industry is exposed to international political instability

The airline industry is exposed to instability of foreign governments in a number of different counties and markets. Thus local, regional and international political conditions in markets that are material to the IAG Group’s strategy could affect the IAG Group’s business.

10.1.17	Airlines are exposed to increases in airport, transit and landing fees, along with changes in air security policies and air traffic security costs

Airport, transit and landing fees and security charges or initiatives represent a significant operating cost to British Airways and Iberia and have an impact on operations. Whilst certain airport and security charges are passed onto passengers by way of surcharges, others are not. In the past, security measures have resulted in considerable fee hikes. In the past year, airport fees (landing fees, parking fees, fees for jet bridges, and other airport services) plus air navigation charges (en-route and approach fees) represented 7.4 per cent. and 8.7 per cent. of British Airways’ and Iberia’s operating expenses, respectively.

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There can be no assurance that such costs will not increase or that the IAG Group will not incur new costs in the UK, Spain or elsewhere. By way of an example, implementation of the policy restricting liquids carried in passengers’ hand luggage had a considerable impact on the operations and costs of the airline industry, as did the advance passenger information system implemented by the United States of America. In addition, if the IAG Group did seek to reduce the impact of these costs by passing them on to passengers through fees and surcharges included in ticket prices, it may have a negative effect on passenger revenues if higher ticket prices caused demand for air travel to decline.

10.2	Risks relating to British Airways and Iberia

10.2.1	Damage to British Airways’ or Iberia’s reputations or brand names could have a material adverse effect on their businesses

British Airways and Iberia rely on positive brand recognition to attract customers and investors. One of the Assurances that has been agreed as part of the Merger is that the existing “British Airways” and “Iberia” brands will be maintained. Any damage to British Airways’ or Iberia’s reputation, brand image or brand name through either a single event or series of events could materially adversely affect British Airways’ or Iberia’s ability to market their services and attract and retain both customers.

10.2.2	British Airways and Iberia have in the longer term substantial financing needs (primarily fleet)

Because the airline industry is capital intensive, British Airways and Iberia have incurred significant indebtedness and capital commitments (basically with respect to aircraft) to finance their ongoing operations and to cover material capital expenditure requirements. A substantial portion of existing borrowings is secured on British Airways’ and Iberia’s assets.

At 31 March 2010 British Airways’ borrowings included outstanding finance lease and hire purchase commitments totalling £2,518 million and bank and other loans secured on specific aircraft, property and equipment totalling £967 million. Total secured borrowings amount to £3,485 million. In the case of Iberia, the part secured by assets relates to financial leases, which at 30 June 2010 amounted to €325 million.

British Airways and Iberia have, in part, been able to finance their operations and capital needs because their main assets (aircraft) have been attractive as security to lenders and other financiers.

There can be no assurance that aircraft will continue to provide attractive security for lenders and financiers in the future, which could make it difficult or even impossible in the long term for the IAG Group, British Airways or Iberia to obtain new credit facilities or other financing instruments. That said, there is no indication that aircraft does not continue to be attractive security on which to raise funds. That said, there is no indication that aircraft does not continue to be attractive security on which to raise funds.

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As at 31 March 2010, British Airways had outstanding firm order commitments totalling £4,253 million (€4,780 million) in respect of 54 airplanes, and had not drawn down (and therefore not recorded in its balance sheet) committed facilities to purchase aircraft, for $2,599 million, and a credit facility for general use amounting to $750 million. These credit facilities are available to finance all British Airways aircraft acquisitions with an expected delivery date, at present, of before 31 March 2013.

For Iberia, and according to catalogue prices, the total cost of the outstanding firm order commitments (16 aircrafts) was approximately €875 million at 30 June 2010. Iberia operates the bulk of its fleet under operating lease contracts, and therefore neither the aircraft nor the lease payments are capitalised on the balance sheet. Iberia finances its capital expenditure with cash flows from operations, additional loans and off balance-sheet financing transactions (operating leases).

Normally, contracts between airlines and manufacturers set out a sale and purchase commitment on various aircraft over a period of time which, in the majority of cases, is between four and six years, and, therefore it is important to anticipate with enough time the fleet requirements of the company. In general, two years elapse between formalisation of the contract (when usually pre-delivery payments generally up to 20 per cent. of the aircraft catalogue price are required) and reception of the first airplane (when it stars to generate revenue for the airline).

Some of British Airways’ and Iberia’s existing borrowings will need to be refinanced after the date that is 12 months after the date of the Registration Document. Given the current economic situation, there can be no assurance that any refinancing will not become more difficult, more expensive or even fail entirely in the longer term.

Nationality restrictions on share ownership of IAG, as set out in the IAG Bylaws, could also affect the IAG Group’s ability to finance its operations in the future, for instance through capital issues that cannot target non-EU investors.

In that regard, the information on this risk factor should not be interpreted to contradict the opinion of the Directors of IAG that the operating capital available to the IAG Group after the Merger will be sufficient to meet the company’s current needs (i.e., for at least the first 12 months following the date of publication of this Note).

10.2.3	British Airways and Iberia face risks related to consolidation operations in the airline industry

For the past several years, the airline industry has been consolidating. It is likely that this process will continue, through acquisitions, mergers, alliances and/or other transactions. Consolidation generates synergies and benefits for customers and increases the competitive edge of other carriers. Consolidation also locks in economies of scale and encourages integration of complementary networks. Consolidation could also increase the size and resources of British Airways and Iberia’s competitors.

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10.2.4	British Airways and Iberia face risks related to their strategic alliances and bilateral co-operation arrangements

The maintenance and development of alliances and other strategic relations is critical to British Airways’ and Iberia’s businesses. Both British Airways and Iberia are members of the oneworld alliance, a brand and services marketing alliance between British Airways, Iberia and, among others, American Airlines, Cathay Pacific and Qantas. The oneworld brand and services marketing alliance is designed to maximise the offer for customers, through greater network coverage and other advantages. Thanks to the alliance, customers can choose between more routes, stopovers, and types of tickets. In addition, under the alliance, customers can use more waiting lounges and can secure more frequent flyer programme points. These advantages make member airlines more attractive to customers, which in turn allows the airlines to optimise load, traffic and revenue factors. No assurance can be given that the oneworld alliance will not lose member airlines, whether as a result of one or more member airlines terminating their membership or having their membership suspended due, for example, to winding up following bankruptcy. Furthermore, no assurance can be given that the oneworld alliance will be able to attract the new members it may need to be successful in the future. In addition, the success of the oneworld alliance depends in part on the actions, brands and strategic plans of other airlines over which British Airways and Iberia have little control. The other two leading airline alliances are Star Alliance and Sky Team.

British Airways and Iberia also have a number of bilateral co-operation arrangements with other airlines, including American Airlines with whom British Airways and Iberia have entered into a revenue sharing alliance in relation to flights between, and flight connections originating in, European and North American destinations.

The primary objective of the revenue-sharing alliance with American Airlines is to optimise the networks and improve profitability of all parties. The alliance will allow members to offer corporate flight passengers a single unified contract for all three alliance members. The three airlines have also committed to facilitating access to their frequent flyer programmes, to allowing fare combinations and to offering special fare agreements in relation to relevant routes. The three airlines will share revenues and incremental costs associated with the carriage of each passenger on the routes covered by the alliance agreement. Revenue sharing will be based on each airline’s capacity. This alliance was approved by the European Commission on 14 July 2010. Renewal of US Department of Transportation approval must be requested ten years after the initial authorisation date. Clearance was subject to certain commitments whereby slots must be made available to competitors.

Further information on the alliance between British Airways, Iberia and American Airlines is provided in section 8.8 of the Registration Document

10.2.5	British Airways and Iberia are dependent on good relations with employees and their trade unions

British Airways and Iberia are both large employers and many of British Airways’ and Iberia’s staff members are represented by a range of different trade unions, as is usual in the airline industry. Collective bargaining and other agreements between the companies and those unions takes place on a regular basis and a breakdown in the bargaining process could lead to industrial action, which could disrupt operations and materially adversely affect business performance.

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British Airways is currently in dispute with its cabin crew. This dispute began in 2009 and related to changes made to onboard crew cabin numbers on flights from Heathrow. Cabin crew strikes in March, May and June 2010 are estimated to have cost British Airways £185 million in revenue and additional costs (an amount that would have represented 2.3 per cent. of British Airways total revenue of the financial year ended 31 March 2010).

Any protracted industrial dispute including the prospect of industrial action, even if it does not ultimately result in strikes could cause customers to book with the IAG Group’s competitors.

10.2.6	Fluctuations in currency exchange rates could have a material adverse effect on the IAG Group

As a significant portion of British Airways’ and Iberia’s revenues, costs and borrowings are denominated in currencies other than Sterling (in the case of British Airways) and Euro (in the case of Iberia), and as the IAG Group will report its financial results in Euros, the results for each period are impacted by changes in exchange rates. The principal currencies to which the IAG Group will be exposed are US Dollars, Yen, Sterling and Euro. An adverse change in exchange rates against Sterling or Euro could have a material adverse effect on the IAG Group’s business, operations, financial condition and results of operations.

At 31 March 2010, British Airways, gross on-balance sheet debt was £4,002 million. Included in this total is $2,124 million (£1,402 million) of US dollar denominated debt, representing 35 per cent. of British Airways gross debt at that date. Using an average rate for FY 2010/09 of 1.60, US Dollar revenue represented approximately 25 per cent. of British Airways’ total revenue for that year, and US Dollar operating expenditure represented approximately 39 per cent. of British Airways’ total operating expenditure for that year.

Impact of the revenue debt repayment currency hedges on the income statement of British Airways was £30 million loss in the six-month period ended 30 September 2010, £63 million (loss) on the fiscal year 2009/2010, £38 million (loss) on the fiscal year 2009/2008 and £14 million (loss) on the fiscal year 2007/2008.

British Airways has implemented a risk management programme to hedge its currency exchange risks. In the three-year period ended 31 March 2010, hedges set up under this programme have generated overall gains of £28 million.

In the case of Iberia, the primary risk at present relates to an appreciation of the US Dollar against the Euro, given that the company’s Dollar outflows are greater than its Dollar inflows. In 2009, 41 per cent. of Iberia’s operating expenses were in US Dollars, compared to 22 per cent. of operating revenues. This risk is primarily managed through a combination of strategic hedges (up to 5 years) and tacit one-year-or-less hedges, which are adaptable to market trends.

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At 31 December 2009, Iberia’s gross on-balance sheet debt (borrowings from credit entities and finance leases) amounted to €502 million. This figure includes $291 million (€202 million) in US Dollar-denominated debt, representing 40 per cent. of Iberia’s gross debt at that date.

The impact of currency hedges on Iberia’s income statement was a profit of €41 million in 2009, a loss of €12 million in 2008 and a loss of €35 million in 2007. In 2010, from January to September there was a gain of €15 million.

10.2.7	Fluctuations in interest rates could have a material adverse effect on the IAG Group

The IAG Group is exposed to changes in interest rates when its floating rate debt in a particular currency exceeds floating rate cash deposits in that currency. The IAG Group is also exposed to interest rate hikes, given that future fixed rate debt drawn down to meet capital expenditure commitments may become expensive relative to market interest rates.

When including notional debt corresponding to operating leases, the Iberia Group has a net debtor position. Adjusted net debt stood at €1,229 million at 31 December 2009. Consequently, Iberia is exposed to increases in interest rates in the currencies in which its debt is denominated.

In order to manage this interest rate risk, Iberia maintains a specific percentage of its debt at fixed rates, or else hedges a portion of its debt against such risks. At 31 December 2009, 46 per cent of Iberia’s gross adjusted debt was at fixed rates, 6 per cent was at floating rates subject to hedges and 48 per cent was at floating rates. In addition, by diversifying the currencies in which financing is secured (US Dollar and Euros), the company reduces the risk of a global rise in interest rates affecting its financing.

British Airways’ net adjusted debt stood at £3,163 million (€3,555 million) at 31 March 2010. At that date, 48 per cent. of British Airways’ gross debt was at fixed interest rates, while 52 per cent. was pegged to variable rates. Consequently, British Airways is exposed to interest rate risk on the currencies in which its debt is denominated.

10.2.8	British Airways and Iberia are dependent on third party service and facility providers

British Airways and Iberia are dependent on a number of third parties for certain material business services. If one or more of these third-party services were restricted or temporarily unavailable as a result of events such as strikes or technical problems or were permanently unavailable or were only available on uncommercial terms or if lessors and airframe and engine manufacturers were to delay delivery of aircraft, make scheduled deliveries of aircraft late, or to deliver goods which did not meet the standards and specifications contracted for, this could have a material adverse effect on the IAG Group’s business. Industrial action by air traffic controllers in Spain led to the closure of air space over Spain between 3 and 6 December 2010, causing losses for airlines. Iberia estimates losses of between €13 million and €15 million from flight cancellations, reimbursements and cost of relocating of passengers on alternative transportation and passenger services at airports, etc.

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10.2.9	British Airways and Iberia are exposed to technological disruption

British Airways and Iberia are vulnerable to technological disruption. British Airways’ and Iberia’s ability to manage their ticket sales (a large proportion of which are electronic tickets), receive and process reservations, manage their network and perform other critical business operations is dependent on the efficient and uninterrupted operation of the computer, internet and communication systems used by British Airways and Iberia, as well as the systems used by third parties in the course of their interaction with and/or provision of services to British Airways and Iberia (such as Amadeus). As computer and communication systems are vulnerable to disruption, power outages, acts of sabotage, computer viruses, fires and other events, there can be no assurance of efficient and uninterrupted operation of these systems.

10.2.10	British Airways and Iberia are exposed to the risk of aircraft fleet modifications

The respective fleets of British Airways and Iberia require regular maintenance work. On occasion, airframe manufacturers and/or regulatory authorities require mandatory or recommended modifications to be made across a particular fleet which may mean having to ground a particular type of aircraft. This may cause operational disruption to and impose significant costs on British Airways and Iberia.

10.2.11	British Airways and Iberia face risk from counterparty failure in their hedging instruments

The risk that counterparties will fail to meet their obligations could result in a loss of market value of derivatives. Consequently, financial entities include this risk within their risk lines with each company. There is no assurance that the entities will continue to assume the risks associated with these transactions, which could result in a restriction on hedges.

10.2.12	British Airways and Iberia face risks from current investigations, legal and arbitration proceedings and any future investigations

Set out in sections 8.14 and 9.14 of the Registration Document and in section 10.5 of this Note are details of the material investigations, legal and arbitration proceedings in which British Airways and Iberia are respectively involved. No assurance can be given that any provisions made in relation to these ongoing investigations, legal and/or arbitration proceedings will be sufficient should any of the investigations or proceedings have a negative outcome.

A £255 million provision in respect of regulatory investigations, litigation and potential litigation was included by British Airways in the accounts for the financial year ended 31 March 2010. Further information in relation to regulatory investigations involving British Airways is provided in Section 10.5 of the Securities Note. At 31 December 2009, “Other provisions” shown on Iberia’s consolidated statement of financial position reflected a balance of €100 million, namely the total amount of the provision to cover several different probable liabilities, primarily related with litigations and tax settlements pending resolution.

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10.2.13	The IAG Group is exposed to the loss of capacity at Heathrow Terminal 5, Terminal 7 at New York JFK airport, or Madrid-Barajas airport Terminal 4

The complete or partial loss or temporary closure of the Terminal 5 building at Heathrow (British Airways’ hub), Terminal 7 at New York JFK airport or the Terminal 4 building at Madrid-Barajas (Iberia’s hub) (for instance due to fire, collapse of the building, major air crash at the site, a terrorist or similar security incident or to strikes by BAA Limited and AENA employees) would result in a disruption to operations and could have a material adverse effect on the IAG Group’s operations.

Terminal 5 is used exclusively by British Airways as the hub of its global passenger network Leased (lease over main building expires on 31 March 2020). There is no automatic extension of the lease and the parties will discuss renewal options nearer the relevant time. British Airways occupies Terminal 7 of New York’s John F. Kennedy airport Leased (due to expire on 30 November 2015). If this lease is not renewed in November 2015, a debt of $200 million would become payable by British Airways to the Port Authority of New York and New Jersey.

Terminal 4 is Iberia’s flight distribution hub but it is not used exclusively by Iberia. Iberia has a right of use under Spanish Administrative Law over Terminal 4. In addition, Iberia has many lease agreements in that Terminal, most of which are valid until February 2014 and have to be renewed at the termination date.

10.2.14	IAG’s reported results and financial position could be affected by changes in financial reporting obligations regarding post-retirement employee benefits and leases

In 2010 the International Accounting Standards Board (IASB) issued two exposure drafts that could have a significant effect on IAG.

ED/2013/3 “Defined Benefit Plans” proposes that entities recognise all changes in the present value of a defined benefit obligation and the fair value of pension plan assets when they occur. This would replace the treatment currently allowed under IAS 19 (and used by British Airways), whereby the accumulated effect of changes in estimates, changes in assumptions and deviations from actuarial assumptions under 10 per cent. of the greater of either retirement benefit obligations or plan assets at the beginning of the year in question can be deferred, although they must be disclosed in the annual financial statements. When the accumulated effect is above 10 per cent., the excess must be recognised in the income statement on a straight-line basis over the average estimated remaining service term of plan members. At 31 March 2010, accumulated actuarial losses not recognised on British Airways’ APS and NAPS defined benefits plans amounted to £2,224 million, prior to deferred taxes. Under the exposure draft proposals these liabilities (net of deferred tax) would have to be included on British Airways´ balance sheet.

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ED/2010/9 “Leases” proposes that lessees apply a “right-of-use” model when accounting for all leases other than for intangible assets and biological resources, leases for exploration or use of natural resources, and leases for investment properties. Currently, lessees account for finance leases and operating leases on the basis of different criteria, depending on whether the risks and rewards of “ownership” are deemed to be transferred to the lessee (in which case the lessee recognises the leased asset under tangible assets on the balance sheet, with the corresponding liability entry, and takes the relevant deprecation charges and finance costs to the income statement) or not transferred to the lessee (in which case the lessee accounts for the lease agreement by recognising lease instalments payable in the income statement, without booking any asset or liability in the balance sheet). The ED proposal would require IAG, British Airways and Iberia to recognise property assets and aircraft, currently accounted for as operating leases, on the balance sheet.

At 31 March 2010, British Airways disclosed aggregate payments due under fleet and property and equipment operating leases of £874 million and £1,989 million respectively. At 30 June 2010 Iberia had aggregate payments due under fleet operating leases of approximately €1,818 million. Neither British Airways nor Iberia have carried out in-depth studies to further evaluate the effect that the ED would have on any other of their contracts.

10.3	Risks relating to British Airways

In addition to the sector-related risk and those risks affecting both British Airways and Iberia, British Airways is particularly exposed to the following risk factors:

10.3.1	The size of British Airways’ pension deficit and associated commitments are substantial and subject to variation

British Airways has substantial pension obligations under pension schemes for its employees. There are three main pension schemes for British Airways UK employees. Two of them are defined benefit schemes (APS and NAPS) closed to new members and one is a defined contribution scheme. Under defined benefit plans, pension amounts payable to members are calculated using a pre-established formula, based on the time of membership in the plan and the employee’s salary at or near retirement. Employees receive a fixed amount and the company covers the risk of insufficient funds in the plan. British Airways has also assumed pension obligations under the British Airways Plc Pension Plan (USA), which is a defined benefits plan. If the market value of the fund assets declines or the value of the assessed liabilities increases or if the pension scheme trustees determine that the deficit requires a different approach for reduction, increased contributions by British Airways may be required. The value of the liabilities is based on certain actuarial assumptions, which include, for example, discounting factors, demographic trends, life expectancy, pension trends, future salary trends and expected returns on assets. If any of these assumptions are incorrect, additional contributions may need to be made to the funds.

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Actuarial valuations are performed on the NAPS and APS every three years. The last valuations of APS and NAPS were dated 31 March 2009 and completed in June 2010 (in accordance with applicable regulations, companies have 15 months to agree to a valuation with the pension trustees). These valuations determine the contributions British Airways will make to the plans. At March 2009 (discounted to determine the net present value) the deficits in the main schemes were £1 billion and £2.7 billion, respectively. A funding agreement was reached in June 2010 and approved by the UK Pensions Regulator. This agreement prescribes the level of deficit payments to be made until 2023 for APS and 2026 for NAPS. Total contributions to APS and NAPS will increase annually in line with inflation expectations averaging three per cent. per annum each year until the deficit payments end. Further information on contributions to the pensions plans is provided in section 14.1.13 of the Registration Document. Deficit contributions will total approximately £700 million for APS, up to 2023, and £4,300 million for NAPS, up to 2026. In the two years ended 31 March 2012 deficit contributions are expected to total £420 million and total employer contributions to APS and NAPS, including annual plan contributions, are expected to total £680 million.

The amounts to be contributed to the plans were negotiated between the APS and NAPS trustees and the company, based on capitalisation requirements set out by the British pensions regulator (hereinafter, the “Pensions Regulator”), expecting to cover the deficits as soon as the company’s financial position so allows. The agreement with the trustees includes certain limits to the use of cash and the distribution of dividends. Further information is provided in section 14.1.13 of the Registration Document.

The Pensions Regulator established under article 1 of the Pensions Act, 2004 (as amended) is entrusted with ample powers under articles 43 to 46 of the aforementioned Act. These powers include the ability in certain circumstances to impose obligations to companies offering defined benefits pension plans or to persons related or associated therewith (including IAG or Iberia), including the obligation to issue notices of contribution or of financial support requiring payment or financial support in addition to the pension scheme.

The Pensions Regulator has set out some of the circumstances in which it would consider issuing a contribution notice, including changes in the level of security given to creditors, returns of capital such as special dividends and share buybacks (but not generally dividends or buyback in the ordinary course), changes to group structure which reduce employer covenant and transactions which are not at arm’s length (in each case where it is reasonable to do so and the event is materially detrimental to the ability of the scheme to meet its liabilities). The Pensions Regulator has only ever issued a limited number of contribution notices to date (being less than five). Circumstances in which a contribution notice could be issued could include, for instance, a company putting its business through a voluntary insolvency process with the intention of continuing the business post-insolvency but without further obligations to the pension scheme.

Without prejudice to the agreement made in the Assurances whereby IAG and Iberia Opco undertake to avoid giving the Pensions Regulator reasonable grounds for ordering Iberia Opco or IAG to may payments or to assume other obligations vis-à-vis a pension plan operated by British Airways, it is not possible to fully ensure that the Pensions Regulator will not consider a decision or action by IAG or by Iberia Opco, or their relationship with British Airways, to be sufficient grounds to impose an obligation to make payments or to assume other obligations with respect to a pension plan operated by British Airways. The Pensions Regulator may also issue contributions notices if, in its opinion, a company has deliberately taken actions or made omissions in order to avoid complying with its pensions commitments or that sufficiently reduce the plan’s ability to meet the pension commitments.

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10.3.2	Failure by British Airways to secure operational arrangements in respect of New York JFK airport beyond 30 November 2015 may have a material adverse effect

British Airways’ lease on Terminal 7 at New York JFK airport is due to expire on 30 November 2015. In view of this and as part of broader formal commercial relationship with American Airlines, British Airways and American Airlines are currently evaluating a proposal by the Port Authority of New York and New Jersey to develop an expansion of Terminal 8 at New York JFK airport. The new, expanded Terminal 8 would then be occupied by both British Airways and American Airlines. In addition, if the lease on Terminal 7 at New York JFK airport is not renewed, an amount of $200 million may become payable by British Airways to the New York port authority.

The London Heathrow - New York JFK route is one of British Airways’ most important routes, contributing around 8.5 per cent. of the company’s passenger traffic revenues in the year ended 31 March 2010. During that year, British Airways flew to 19 US destinations. Routes to New York JFK accounted for 20 per cent. of total revenues generated on these 19 routes (Heathrow and London City to JFK).

10.4	Risks relating to Iberia

In addition to sector-related risk and risks affecting both British Airways and Iberia, Iberia is particularly exposed to the following risk factors:

10.4.1	Iberia’s airport handling services are dependent upon the demand for air travel and the award of handling contracts

Iberia provides handling services to its own fleet and to other airlines. In the financial year ended 31 December 2009, revenue from handling services amounted to 6 per cent. of Iberia’s total operating revenues.

In July 2006 public notice was served of the award of new contracts for the ramp handling services to third parties throughout the entire national airport network for a period of seven years, following the resolution by AENA (Aeropuertos Españoles y Navegación Aérea) of the public tenders. Iberia, which until that year held handling licenses in all domestic airports, was not awarded the contracts for the Barcelona, Almería, Jerez, Arrecife and Fuerteventura airports and was therefore replaced in these airports by other operators under the new licences as of February 2007. Actual incorporation of the new operators took place between November 2006 and March 2007.

There is no certainty that Iberia will be awarded any new handling contracts or that it will maintain the ones it currently holds which are subject to periodic tender processes (the next tender process is expected to begin at the end of 2013). No guarantee can be given that Iberia will not lose market share to its competitors, either due to the loss of the handling contracts currently held by Iberia or due to the grant of new contracts to competitors at other airports.

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10.4.2	Risks related to Iberia’s maintenance business

i) Risk of a decrease in revenue

The aircraft maintenance sector may be adversely affected by economic downturns due to greater pressure on prices and/or potential reductions in the operating capacity of airline carriers.

Iberia currently has two clients which account for around 20 per cent. of its third-party aircraft maintenance revenue. The loss of either of these clients could have a material adverse effect on the IAG Group’s business, operations, financial condition and results of operations.

ii) Risk of incidents due to defects in aircraft maintenance

Any defect in Iberia’s aircraft maintenance could result in low reliability or quality assurance scores, flight delays for technical reasons, unscheduled stops and AOG (Aircraft on Ground) status. In an extreme case, a defect could cause an aircraft incident.

10.5	Risks relating to the Merger, combination and integration

10.5.1	There can be no certainty that the Merger will be completed

Completion of the Merger is subject to the satisfaction (or waiver) of a number of conditions precedent. These conditions are described in detail in section 3.5 of the Registration Document, and include approval of the resolutions necessary to carry out the Merger at the shareholders’ meetings of British Airways and of Iberia (which approvals have been obtained), as well as Court approval of the Scheme. The parties are also entitled, in certain cases, to terminate the Merger Agreement up to the Merger Effective Date. The termination events refer mainly to the parties carrying out a Prohibited Transaction, which could affect the valuation of both companies (as defined in section 27.1.1 of the Registration Document) and the substantial compliance with the Merger Agreement. Further details on the Merger Agreement (including details on the termination rights) are provided in section 27.1.1 of the Registration Document.

Therefore there can be no assurance that the Merger will be completed as currently contemplated or at all.

In addition, there are currently plans for the suspension from trading on the London Stock Exchange and the Spanish Stock Exchanges of the British Airways Ordinary Shares and the Iberia Shares, respectively, as from 8:30 (CET) on 21 January 2011. From that moment on, British Airways Shares and Iberia Shares will no longer be traded. Furthermore, from that exact moment, IAG Shares cannot be traded on any stock exchange until they are admitted to trading, which is expected to occur at 9:00 (CET) on 24 January 2011. Although this illiquidity period is only expected to last for one trading session, the possibility that the period may actually be longer cannot be ruled out.

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10.5.2	Synergies and benefits

If the IAG Group’s strategies and joint business plan following the Merger fail to achieve the anticipated synergies and other benefits or if the anticipated synergies and other benefits take longer or cost more to achieve, the profitability of the IAG Group could be significantly impaired.

10.5.3	Shareholder return

One of the principal reasons for the Merger is to improve the earnings potential of the IAG Group beyond the level of the sum that either British Airways or Iberia could have achieved on its own, thereby improving shareholder returns. The IAG Group may not be able to pursue successfully development of its services or enhance the quality and competitiveness of the IAG Group and maximise potential to the fullest extent possible, meaning that British Airways and Iberia shareholders might achieve more value over the long term if British Airways and Iberia were to pursue their existing strategies as stand alone entities or via a sale to, or a business combination with, an entity other than each other.

10.5.4	Corporate governance of the IAG Group

The IAG Group may encounter numerous combination challenges, some of which are not currently foreseeable. The combination could fail to realise the expected benefits or could result in substantial costs as a result, among other factors, of inconsistencies between the respective standards, procedures, policies and corporate cultures of British Airways and Iberia, and the possibility that Management may not be able to fully attend to its responsibilities on account of having to handle issues arising from the business combination.

The governance structure of the IAG Group, as described in section 3 of the Registration Document, includes a number of complex features, such as:

•

The Nationality Structures to preserve operating licences of British Airways and Iberia under the bilateral treaties with non-EU member states. Under these structures, at least 50.1 per cent. of voting rights in British Airways will be held by UK shareholders, and at least 50.1 per cent of voting rights in Iberia will be held by Spanish shareholders.

•

The Assurances to safeguard the specific interests of British Airways and Iberia and their shareholders and the interests of the IAG Group. The Assurances Agreement will automatically expire five years from the Merger Effective Date, irrespective of whether the Nationality Structures are eliminated or renewed.

•	Maintenance of different operating systems for each airline.

Section 3 of the Registration Document sets out detailed information on, among other aspects, the composition of the Board of Directors of IAG and the IAG Group Management Team, the operation and composition of the Boards of Directors of the Opcos, the Assurances agreed between Iberia and British Airways, and operation of the Nationality Structures.

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No assurance can be given that the governance structure to be put in place will be effective or that it will not restrict the performance of one or both of British Airways and Iberia or the IAG Group as a whole.

In addition, the application of the Assurances could limit the IAG Group’s capacity to establish the type of intra-group guarantee agreements generally used within corporate group structures to maximise the financial advantages offered by combining the balance sheet strength of the individual group companies. This could mean that IAG might not be able to leverage the balance sheets of British Airways and Iberia for the purposes of the IAG Group as efficiently as could it otherwise could.

The “Dirección General de Aviación” (in respect of Iberia) have confirmed that the Nationality Structure, following its implementation as described in the Registration Document, will comply with the requirements to treat Iberia Opco, after the Hive Down, as a Spanish airline for the purposes of bilateral conventions.

The United Kingdom Civil Aviation Authority (in respect of British Airways) has confirmed that, following implementation of the Nationality Structure, British Airways would continue to meet the ownership and control requirements imposed by UK and European regulations.

10.6	Risks relating to IAG Shares

10.6.1	Share price fluctuations

Investors should be aware that the value of an investment in IAG Shares may go down as well as up. The market value of shares can fluctuate and may not always reflect the underlying asset value. A number of factors outside the control of IAG may impact on its performance and the price or liquidity of IAG Shares, including the operating and share price performance of other companies in the industries and markets in which the IAG Group operates, speculation about its business in the media or the investment community, changes to its revenue or profit estimates, operating results and prospects being lower than expected, investor expectations, the publication of research reports by analysts and general market conditions.

10.6.2	Because IAG will be subject to nationality-based ownership and control restrictions, non-European Union nationals may be compelled to sell their IAG Shares

To hold an operating licence and an Air Operator Certificate allowing them to operate scheduled airline services on European routes, European airlines, including British Airways and Iberia, must at all times be majority owned and effectively controlled by EU nationals.

In order to ensure that British Airways and Iberia remain eligible to retain their operating licences and associated Air Operator Certificates to operate air services in Europe, IAG’s Bylaws contain compulsory transfer provisions whereby non-EU nationals may be forced to sell all or part of their IAG Shares if 40 per cent. or more of the share capital or voting rights of IAG are held, directly or indirectly, by non-EU nationals.

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When the IAG Board adopts this measure, it must provide the relevant notification as set out in the Bylaws of the stock exchange management companies, the Comisión Nacional del Mercado de Valores, and the regulating bodies of the other securities exchanges on which IAG Shares are traded, as applicable, so these institutions may in turn provide notification of the measure to investment services companies and credit entities authorised to provide investment services.

For further details on the disinvestment mechanism for non-EU nationals, including the price paid for obligatory transfers, please see section 26.2.7 of the Registration Document.

10.6.3	If IAG shareholders fail to comply with the notification requirements under IAG’s Bylaws, they could be deprived of some or all of their voting rights or, in some cases, transfer restrictions may be imposed.

Under IAG’s Bylaws, holders of IAG Shares will be subject to various notification requirements in respect of the declaration of a shareholder’s nationality and certain obligations regarding limitations on ownership of IAG Shares. If holders of IAG Shares fail to comply with these notification requirements, they may be temporarily deprived of the voting rights attaching to such shares.

10.6.4	IAG’s ability to pay dividends to shareholders in the future may be affected by British Airways’ agreement with the trustees of NAPS and APS

As part of the agreement reached with the trustees of the NAPS and APS, British Airways has agreed not to pay or declare a dividend up until the date of the agreement of the next triennial actuarial valuation of NAPS and APS (up to 30 June 2013). IAG’s ability to pay dividends to shareholders in the future may therefore be affected by this commitment, to the extent that IAG as shareholder of British Airways will not receive dividends from British Airways.

It should also be noted that the Pensions Regulator may consider issuing a contribution notice to other IAG Group members (including IAG and Iberia) if British Airways pays special dividends that are not in the ordinary course (once entitled to do so), where the payment of the special dividend is materially detrimental to the ability of the scheme to meet its liabilities.

Neither British Airways nor Iberia has any limitation for the distribution of dividends derived from their obligations under their financing arrangements.

10.6.5	Holders of IAG CDIs will be subject to the applicable CDI arrangements

As IAG Shares are Spanish securities, they are not eligible to be settled directly within CREST. CREST is the electronic settlement system for UK and Irish securities operated by Euroclear which allows trades in securities listed on the Official List to be settled. In order to enable settlement in CREST, IAG intends to enter into depositary arrangements which will enable investors to hold and settle IAG Shares in CREST in the form of dematerialised CREST depositary interests (“CDIs”). CDIs represent entitlements to underlying non-United Kingdom shares (in this case, IAG Shares). IAG CDIs will represent entitlements to IAG Shares.

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Holders of IAG CDIs will only be able to exercise their rights attached to IAG CDIs by instructing CREST Depositary Limited to exercise these rights on their behalf, and, therefore, the process for exercising rights (including the right to vote at general meetings and the right to subscribe for new IAG Shares on a pre-emptive basis) will take longer for holders of IAG CDIs than for holders of IAG Shares. Consequently, CREST Depository Limited shall set a deadline for receiving instructions from all IAG CDI holders regarding the IAG corporate event. The holders of IAG CDIs may be granted shorter periods in which to exercise the rights carried by the IAG CDIs than the IAG Shareholders have in which to exercise rights carried by IAG Shares. CREST Depository Limited will not exercise voting rights in respect of IAG CDIs for which it has not received voting instructions within the established term. Further information on IAG CDIs is provided in section 7.8 of the Registration Document.

10.6.6	IAG ADSs may be illiquid and a liquid trading market in IAG ADSs may not develop which could adversely affect trading of such ADSs

IAG currently intends to establish an ADR Programme upon completion of the Merger and to maintain that programme on an ongoing basis.

It is expected that IAG will enter into the IAG Deposit Agreement (the deposit agreement between IAG and the IAG Depositary pursuant to which IAG ADSs are expected to be issued) on or prior to the Merger Effective Date, although IAG is not required to do so.

If IAG enters into the IAG Deposit Agreement, each holder of BA ADSs will be entitled to receive one or other appropriate number of IAG ADS for every BA ADS held by them.

If IAG cannot enter into the IAG Deposit Agreement for any reason then the British Airways Depositary may sell any IAG Shares, which are issued to the Custodian on behalf of the British Airways Depositary on the Merger Effective Date, and deliver the net proceeds from the sale of those IAG Shares (which may be less than their market value) to the relevant holder of BA ADSs

Since the IAG ADSs will not be listed or traded on any exchange in the United States of America or elsewhere, the IAG ADSs will be eligible for trading only “over-the-counter”. Thus, holders of BA ADSs are cautioned that the IAG ADSs may be illiquid. The lack of an active and liquid trading market in the IAG ADSs could make it more difficult to trade such IAG ADSs.

The IAG Deposit Agreement will set forth the rights of holders of IAG ADSs and the charges and fees that will be payable by holders of IAG ADSs to the IAG Depositary. The IAG Shares which the IAG ADSs represent may be in the form of IAG CDIs, depending on the terms of the IAG Deposit Agreement. In the event that IAG terminates the IAG Deposit Agreement, former holders of IAG ADSs who receive IAG Shares (whether or not in the form of IAG CDIs) following such termination of the IAG Deposit Agreement may face administrative burdens and costs in holding IAG Shares or the IAG CDIs representing those shares directly.

34

Finally, as a result of the decision not to list the IAG ADSs, IAG Shares and IAG CDIs on the New York Stock Exchange or any other US exchange, US resident holders of the IAG Shares (whether or not in the form of IAG CDIs), including IAG Shares or the IAG CDIs representing those shares received as a result of any termination of the IAG Deposit Agreement, may be required to sell such underlying shares on the London Stock Exchange or the Spanish Stock Exchanges, which could be more time consuming and costly for such holders than settling trades in IAG ADSs.

10.6.7	Unless IAG publishes a prospectus or equivalent document in certain jurisdictions, shareholders resident in those jurisdictions may be unable to exercise their pre-emptive rights

In order to make a future offer of securities in certain jurisdictions other than Spain, IAG may be required, in those jurisdictions, to publish a prospectus, or equivalent document in accordance with the local law. If IAG is unable or unwilling to publish such document in such jurisdictions, holders of IAG Shares resident in, or with a registered address in, those jurisdictions, including U.S. holders, may not be able to exercise their pre-emptive rights in respect of the shares they hold in IAG in such future offerings. Shareholders who are unable to exercise their pre-emptive rights in respect of the shares they hold in IAG may find that their shareholding in IAG is diluted as a result of future offerings.

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SECURITIES NOTE

II.	SECURITIES NOTE IN RELATION TO THE ISSUE AND SUBSEQUENT ADMISSION TO TRADING OF A MAXIMUM OF 2,099,856,484 ORDINARY SHARES OF INTERNATIONAL CONSOLIDATED AIRLINES GROUP, S. A. WITH A NOMINAL VALUE OF 0.5 EUROS EACH, ISSUED TO MEET THE EXCHANGE AS A RESULT OF THE MERGER OF IBERIA, LÍNEAS AÉREAS DE ESPAÑA, S. A. AND BA HOLDCO, S. A. WITH AND INTO INTERNATIONAL CONSOLIDATED AIRLINES GROUP, S. A.

Annex III of Commission Regulation (EC) 809/2004 of 29 April 2004

This Securities Note is complemented by the Registration Document of INTERNATIONAL CONSOLIDATED AIRLINES GROUP, S. A. approved and registered in the official records of the Comisión Nacional del Mercado de Valores dated October 26, 2010 (the “Registration Document”). All capitalized terms in this Note, unless otherwise stated, have the same meaning as set out in the Registration Document.

1	PERSONS RESPONSIBLE

1.1	Persons responsible

Each and everyone of the members of the Board of Directors of INTERNATIONAL CONSOLIDATED AIRLINES GROUP, S. A. (hereinafter, “IAG”, the “Company” or the “Issuer”) namely, Mr. Antonio Vázquez Romero, Mr. Martin Broughton, Mr. Willie Walsh, Mr. César Alierta Izuel, Mr. Patrick Cescau, Mr. José Manuel Fernández Norniella, Baroness Denise Kingsmill, Mr. James Lawrence, Mr. José Pedro Pérez-Llorca Rodrigo, Mr. Kieran Poynter, Mr. Rodrigo de Rato y Figaredo, Mr. Rafael Sánchez-Lozano Turmo, Mr. John Snow and Mr. Keith Williams, for the purposes of Article 28.3 of the Spanish Securities Markets Law, as directors of the Issuer, acting for and on behalf of IAG, an entity having its domicile in Madrid, at calle Velázquez, 130 and C.I.F. number A-85845535, assumes responsibility for the content of this Securities Note (the “Note” or the “Securities Note”) and have granted a power of attorney to director Rafael Sánchez Lozano Turmo to sign the Note in their behalf pursuant to a resolution adopted by the Board of Directors of the Company on 19 October, 2010.

INTERNATIONAL CONSOLIDATED AIRLINES GROUP, S. A. is the surviving company as a result of the Merger of IBERIA, LÍNEAS AÉREAS DE ESPAÑA, S. A. (non-surviving company, with C.I.F. number A-28017648) and BA HOLDCO, S. A. (non-surviving company, with C.I.F. number A-85842797) to be executed in public deed on 21 January, 2011.

1.2	Statement of persons responsible

Each and every member of the Board of Directors of IAG, as listed in section 1.1 above, has reviewed the contents of this Note and assumes responsibility for said contents and their accuracy, and declares, having taken all reasonable care to ensure that such is the case, that the information contained in this Note is, to the best of their knowledge, in accordance with the facts and contains no omission likely to affect its import.

2	RISK FACTORS

For further information on the risk factors of the Issuer please see section 2 of the Registration Document.

Set out below are described the main risk factors in relation with the shares:

2.1	Share price fluctuations

Investors should be aware that the value of an investment in IAG Shares may go down as well as up. The market value of shares can fluctuate and may not always reflect the underlying asset value. A number of factors outside the control of IAG may impact on its performance and the price or liquidity of IAG Shares, including the operating and share price performance of other companies in the industries and markets in which the IAG Group operates, speculation about its business in the media or the investment community, changes to its revenue or profit estimates, operating results and prospects being lower than expected, investor expectations, the publication of research reports by analysts and general market conditions.

2.2	Because IAG will be subject to nationality-based ownership and control restrictions, non-European Union nationals may be compelled to sell their IAG Shares

To hold an operating licence and an Air Operator Certificate allowing them to operate scheduled airline services on European routes, European airlines, including British Airways and Iberia, must at all times be majority owned and effectively controlled by EU nationals.

In order to ensure that British Airways and Iberia remain eligible to retain their operating licences and associated Air Operator Certificates to operate air services in Europe, IAG’s Bylaws contain compulsory transfer provisions whereby non-EU nationals may be forced to sell all or part of their IAG Shares if 40 per cent. or more of the share capital or voting rights of IAG are held, directly or indirectly, by non-EU nationals.

When the IAG Board adopts such a measure, it must disclose the measure adopted in the manner provided for in the IAG Bylaws to the stock exchange governing companies, the Spanish National Securities Market Commission and the regulatory bodies of the other securities markets in which the shares of IAG are listed, where appropriate, so that such institutions may notify such measure to any investment services firms and credit institutions authorized to provide investment services.

For further details on the disinvestment mechanism for non-EU nationals, including the price paid in case of compulsory transfers, please see section 26.2.7 of the Registration Document.

2.3	IAG’s ability to pay dividends to shareholders in the future may be affected by British Airways’ agreement with the trustees of NAPS and APS

As part of the agreement reached with the trustees of the NAPS and APS, British Airways has agreed not to pay or declare a dividend up until the date of the agreement of the next triennial actuarial valuation of NAPS and APS (until 30 June 2013). IAG’s ability to pay dividends to shareholders in the future may therefore be affected by this commitment, to the extent that IAG as shareholder of British Airways will not receive dividends from British Airways.

It should also be noted that the Pensions Regulator may consider issuing a contribution notice to other IAG Group members (including IAG and Iberia) if British Airways pays special dividends that are not in the ordinary course (once entitled to do so), where the payment of the special dividend is materially detrimental to the ability of the scheme to meet its liabilities.

Neither British Airways nor Iberia has any limitation for the distribution of dividends derived from their obligations under their financing arrangements.

2.4	If IAG shareholders fail to comply with the notification requirements under IAG’s Bylaws, they could be deprived of some or all of their voting rights or, in some cases, transfer restrictions may be imposed

Under IAG’s Bylaws, holders of IAG Shares will be subject to various notification requirements in respect of the declaration of a shareholder’s nationality and certain obligations regarding limitations on ownership of IAG Shares. If holders of IAG Shares fail to comply with these notification requirements, they may be temporally deprived of the voting rights attaching to such shares and in certain cases transfer restrictions may be imposed.

For a more detailed description of these notification requirements, see section 26.2.7 of the Registration Document.

2.5	Holders of IAG CDIs will be subject to the applicable CDIs arrangements

As IAG Shares are Spanish securities, they are not eligible to be settled directly within CREST. CREST is the electronic settlement system for UK and Irish securities operated by Euroclear which allows trades in securities listed on the Official List to be settled. In order to enable settlement in CREST, IAG intends to enter into depositary arrangements which will enable investors to hold and settle IAG Shares in CREST in the form of dematerialised CREST depositary interests (“CDIs”). CDIs represent entitlements to underlying non-United Kingdom shares (in this case, IAG Shares). IAG CDIs will represent entitlements to IAG Shares.

Holders of IAG CDIs will only be able to exercise their rights attached to IAG CDIs by instructing CREST Depositary Limited, as issuer of the IAG CDIs, to exercise these rights on their behalf, and, therefore, the process for exercising rights attached to IAG CDIs (including the right to vote at general meetings and the right to subscribe for new shares of IAG on a pre-emptive basis) will take longer for holders of IAG CDIs than for holders of IAG Shares. For this reason, a deadline will be set by CREST Depositary Limited by which it must receive instructions from all holders of IAG CDIs in respect of the relevant corporate action of IAG and holders of IAG CDIs may have shorter periods to exercise rights attached to IAG CDIs than IAG Shareholders will have to exercise rights attached to IAG Shares. CREST Depositary Limited will not exercise voting rights with regard to any IAG CDI for which it does not receive voting instructions by the deadline. For further information on the IAG CDIs, including in particular how the IAG CDI Holder will be able to attend and vote at IAG Shareholder meetings (by being appointed as the proxy for the relevant IAG Shares including the IAG CDIs) see section 7.8 of the Registration Document.

2.6	IAG ADSs may be illiquid and a liquid trading market in IAG ADSs may not develop which could adversely affect trading of such ADSs

IAG currently intends to establish an ADR Programme upon completion of the Merger and to maintain that programme on an ongoing basis.

It is expected that IAG will enter into the IAG Deposit Agreement (the deposit agreement between IAG and the IAG Depositary pursuant to which IAG ADSs are expected to be issued) on or prior to the Merger Effective Date, although IAG is not required to do so.

If IAG enters into the IAG Deposit Agreement, each holder of BA ADSs will be entitled to receive one or other appropriate number of IAG ADS for every BA ADS held by them.

If IAG cannot enter into the IAG Deposit Agreement for any reason then the British Airways Depositary may sell any IAG Shares, which are issued to the Custodian on behalf of the British Airways Depositary on the Merger Effective Date, and deliver the net proceeds from the sale of those IAG Shares (which may be less than their market value) to the relevant holder of BA ADSs.

Since the IAG ADSs will not be listed or traded on any exchange in the United States of America or elsewhere, the IAG ADSs will be eligible for trading only “over-the-counter”. Thus, holders of BA ADSs are cautioned that the IAG ADSs may be illiquid. The lack of an active and liquid trading market in the IAG ADSs could make it more difficult to trade such IAG ADSs.

The IAG Deposit Agreement will set forth the rights of holders of IAG ADSs and the charges and fees that will be payable by holders of IAG ADSs to the IAG Depositary. The IAG Shares which the IAG ADSs represent may be in the form of IAG CDIs, depending on the terms of the IAG Deposit Agreement. In the event that IAG terminates the IAG Deposit Agreement, former holders of IAG ADSs who receive IAG Shares (whether or not in the form of IAG CDIs) following such termination of the IAG Deposit Agreement may face burdens and costs in holding IAG Shares or the IAG CDIs representing those shares directly.

Finally, as a result of the decision not to list the IAG ADSs, IAG Shares and IAG CDIs on the New York Stock Exchange or any other US exchange, US resident holders of the IAG Shares (whether or not in the form of IAG CDIs), including IAG Shares or the IAG CDIs representing those shares received as a result of any termination of the IAG Deposit Agreement, may be required to sell such underlying shares on the London Stock Exchange or the Spanish Stock Exchanges, which could be more time consuming and costly for such holders than settling trades in IAG ADSs.

2.7	Unless IAG publishes a prospectus or equivalent document in certain jurisdictions, shareholders resident in those jurisdictions may be unable to exercise their pre-emptive rights

In order to make a future offer of securities in certain jurisdictions other than Spain, IAG may be required, in those jurisdictions, to publish a prospectus, or equivalent document in accordance with the local law. If IAG is unable or unwilling to publish such document in such jurisdictions, holders of IAG Shares resident in, or with a registered address in, those jurisdictions, including U.S. holders, may not be able to exercise their pre-emptive rights in respect of the shares they hold in IAG in such future offerings. Shareholders who are unable to exercise their pre-emptive rights in respect of the shares they hold in IAG may find that their shareholding in IAG is diluted as a result of future offerings.

3	KEY INFORMATION

3.1	Statement regarding working capital

IAG is of the opinion that the working capital available to the IAG Group following the Merger is sufficient for its present requirements, that is, for at least the next twelve months following the date of publication of this Note.

3.2	Capitalisation and indebtedness

See section 16 “Capital Resources” of the Registration Document for IAG’s Capitalisation and Indebtedness.

The following table sets out the capitalisation and indebtedness of British Airways and Iberia as at 30 September 2010 as derived from the unaudited September consolidated interim financial statements for each company:

CAPITALISATION AND INDEBTEDNESS

(Millions euro)		September 30, 2010
		British Airways (i)	Iberia (ii)	Total (iii)
A.	Total current liabilities	4,248	2,032	6,281
	Secured	545	226	771
	Guaranteed	—	—	—
	Unsecured / non - guaranteed	3,703	1,808	5,510
B.	Total noncurrent liabilities	5,676	1,934	7,610
	Secured	3,339	385	3,724
	Guaranteed	—	—	—
	Unsecured / non - guaranteed	2,337	1,549	3,886
C.	Total Equity	2,629	2,034	N/M
	Share Capital	331	743	N/M

CAPITALISATION AND INDEBTEDNESS

(Millions euro)	September 30, 2010
Share premium	1,077	120	N/M
Other reserves	995	1,233	N/M
Investment in treasury stock	(5)	(65)	N/M
Minority interests	230	3	N/M
TOTAL (A + B + C)	12,552	6,001	N/M
GROSS FINANCIAL DEBT (iv)	4,518	633	5,151
Current portion of long-term debt	545	226	771
Long - term debt	3,944	397	4,341
Other current financial liabilities	29	10	39
Less Cash and cash equivalents and others current financial assets	(2,187)	(1,990)	N/M
Cash and cash equivalents	632	816	1,448
Other current financial assets	1,555	1,174	2,729
NET FINANCIAL DEBT	2,331	(1,357)	974

Notes

(i)	Extracted without material adjustment from the six month unaudited interim accounts as at 30 September 2010, and converted from Sterling to Euros at the rate at 30 September 2010 of 1:1.15
(ii)	Extracted without material adjustment from the nine month unaudited consolidated statements of financial position as at 30 September 2010
(iii)	The aggregate of (i) and (ii)
(iv)	Gross financial debt includes financial derivatives.
(v)	IAG has not been included in the table above due to the low materiality of the entity. At 31 December 2009, the IAG financial position comprised of only share capital of €11,000 and accounts payable of €4,000.
(vi)	An illustration of IAG’s capitalisation, presented as if the transaction had occurred on 30 June 2010, in accordance with the information in the special purpose pro forma report of IAG, was included in the Registration Document and is repeated below. Further details of the adjustments and the supporting information for them is also included within the Registration Document.

PRO FORMA CAPITALISATION FOR IAG

June 30, 2010 (Millions euro)
Total equity	4,042
Share capital	927
Share premium	4,120
Other reserves	(1,253)
Investment in own shares	—
Minority interests	248

3.3	Interest of the individuals and legal entities participating in the Issue

The Company is not aware of any connection or significant financial interest between the Issuer and the entities that have participated in the transaction, which are referred to in section 10.1 of this Note, except the relationship strictly professional as a consequence of the legal advice.

Caja Madrid Bolsa, S. V., S. A., Agent bank of the IAG Merger, and entity of the group headed by Caja de Ahorros y Monte de Pensiones de Madrid, which is a major shareholder of Iberia and it will be also a major shareholder of IAG.

Section 23.2.1 of the Registration Document describes the related party transactions between Caja Madrid and Iberia in the last three financial years.

3.4	Reasons for the Issue and use of proceeds

The shares, which are subject of this Securities Note, will be issued in connection with the Merger of IBERIA, LÍNEAS AÉREAS DE ESPAÑA, S. A. (non-surviving company) and BA HOLDCO, S. A. (non-surviving company) with and into INTERNATIONAL CONSOLIDATED AIRLINES GROUP, S. A. (surviving company).

The merger deed will be granted on 21 January, 2011 and it is expected to be registered with the Mercantile Registry on the same date.

As a result of the Merger and in accordance with the Merger Ratio, in a two step process, (the British Airways Scheme and the IAG Merger) British Airways Ordinary Shareholders (other than Iberia) will receive 1 BA Holdco Share for every British Airways Ordinary Share and will then receive 1 IAG Share for each such BA Holdco Share and Iberia Shareholders (other than BA Holdco) will receive 1.0205 IAG Shares for every Iberia Share.

The treasury shares held by Iberia and the cross-shareholdings held by British Airways and Iberia in each other will not be included in the share exchange referred to above. As part of the Merger the treasury shares of Iberia will be cancelled and the cross-shareholdings will be maintained or recreated between the respective operating companies.

The sole shareholder of IAG approved a capital increase in order to satisfy the theoretical maximum number of shares that could be issued by IAG, under the Merger Ratio, foreseeing incomplete subscription. The sole shareholder of IAG also delegated to the Board of Directors of IAG the power to execute the capital increase and, accordingly, redraft article 5 of IAG’s bylaws (such power may be sub-granted by the Board).

Based on the foregoing, IAG, as surviving company, will undertake the following actions on the completion of the Merger:

(i)	IAG’s current share capital (amounting to 60,120 euro, represented by 120,240 shares with a nominal value of 0.50 euro each) will be fully redeemed by returning the contributions made by LATORRE & ASOCIADOS CONSULTORIA, S. L., currently the sole shareholder of IAG, and

(ii)	IAG’s share capital shall be increased up to a maximum of €1,049,928,242 divided into 2,099,856,484 shares of €0.50 each. This amount is a theoretical maximum as explained below and, the shares that will be issued as a result of the completion of the IAG Merger will be within that maximum.

The exact amount of the IAG capital increase will depend on the number of Iberia and BA Holdco shares in issue immediately prior to the implementation of the Merger and, accordingly, cannot be precisely determined at this time. However, it is possible to determine the theoretical maximum amount of the capital increase and, therefore, the theoretical maximum number of shares to be issued by IAG (on the basis of the maximum number of Iberia and BA Holdco shares that could be in issue immediately prior to the implementation of the IAG Merger and that can therefore be given up in return for shares in IAG as part of the IAG Merger).

The calculation of this maximum amount has been performed, as explained below, assuming that all of the Convertible Bonds are converted into British Airways ordinary shares prior to the Merger at the Minimum Conversion Price (as defined below and assuming no other adjustments), which implies that there has been a prior change of control of British Airways, and that all of the currently exercisable options under the British Airways Share Schemes are actually exercised and, as a result, that the theoretical maximum number of shares that could be issued by British Airways in relation to the British Airways Share Schemes are issued, which is unlikely to occur.

Once the Merger Public Deed has been registered with the Mercantile Registry of Madrid, the shares of the non-surviving companies (which, based upon the share capital as at 30 September 2010, will be a total of 799,884,000 shares of IBERIA LINEAS AÉREAS DE ESPAÑA, S. A. and up to a total of 1,283,574,862 shares of BA Holdco, S. A.) will be given up in return for IAG Shares in accordance with the Merger Ratio.

In relation to the giving up of shares in Iberia for shares in IAG, previously mentioned, shareholders holding shares of Iberia that represent fractional entitlements to shares in accordance with the agreed Merger Ratio may group or transfer their shares to give them up in accordance with such Merger Ratio.

Notwithstanding the above, the Shareholders’ Meeting has approved a mechanism aimed at facilitating the giving up of Iberia shares by shareholders of Iberia who are holders of a number of shares which is not an exact multiple of the proposed Merger Ratio (1.0205 ordinary shares in IAG each with a nominal value of 0.50 euro for each share in Iberia with a nominal value of 0.78 euro). The main terms and conditions of that mechanism are as follows:

(i)	Since the Merger Ratio is equivalent, in unitary terms, to the delivery of one share in IAG for every 1/1.0205 shares held in Iberia, each shareholder of Iberia who, by applying the above-mentioned unitary Merger Ratio, is entitled to receive a whole number of shares in IAG and has left over fractions of shares in Iberia, may transfer such fractions to the share fractions broker (entidad de picos), Caja Madrid Bolsa, S. V., S. A. (hereinafter the “Fractions Entity”), on the understanding that for the calculation of the fraction of each shareholder position the total amount of the shares in Iberia which form that position will be taken into account.

Each shareholder of Iberia shall avail himself of the system of acquisition of fractions provided herein, without having to send instructions to the relevant participating entity in IBERCLEAR, which will report to him the result of the transaction once it is concluded.

(ii)	Having regard to the Merger Ratio, the amount of the fractional entitlement of each shareholder of Iberia will be the result of the following calculation procedure, taking into account that any shareholder of Iberia will receive, at least, one ordinary share in IAG and that all fractions will be lower than one:

a)	The number of ordinary shares in IAG that a shareholder of Iberia will receive: This will be the result of multiplying (i) the number of Iberia shares held by the relevant shareholder by (ii) 1.0205, rounded down to the nearest whole number.

b)	Fraction of shares that will be transferred to the Fractions Entity: This will be the result of dividing (i) the decimals that result from the calculation described in a) above before the rounding down to the nearest whole number is made, by (ii) 1.0205.

By way of example (the fractions have been rounded for the purposes of this example to the fifth decimal):

•

If a shareholder owns one share in Iberia, it will receive one ordinary share in IAG and will, immediately before the IAG shares are delivered pursuant to the merger, transfer a fraction of 0.02009 shares in Iberia to the Fractions Entity.

•

If a shareholder owns 10 shares in Iberia, it will receive 10 ordinary shares in IAG and will, immediately before the IAG shares are delivered pursuant to the merger, transfer a fraction of 0.20088 shares in Iberia to the Fractions Entity.

•

If a shareholder owns 25 shares in Iberia, it will receive 25 ordinary shares in IAG and will, immediately before the IAG shares are delivered pursuant to the merger, transfer a fraction of 0.50220 shares in Iberia to the Fractions Entity.

•

If a shareholder owns 50 shares in Iberia, it will receive 51 ordinary shares in IAG and will, immediately before the IAG shares are delivered pursuant to the merger, transfer a fraction of 0.02450 shares in Iberia to the Fractions Entity.

(iii)	The purchase price of the fractions will be equal to the arithmetical average of the weighted average price of the shares of Iberia on the Stock Market Interconnection System (Continuous Market) during the last effective three stock market sessions of Iberia on the Spanish Stock Exchanges, multiplied by the amount of the relevant fraction and rounded down to the nearest euro cent.

(iv)	The Fractions Entity, acting in its own name and on its own behalf, will acquire the fractions of shares in the positions of the shareholders of Iberia and will give them up in return for shares in IAG in accordance with the Merger Ratio.

The Company estimates that the number of shares acquired by the fractions broker will not be significant.

Number of Iberia Shares that can be given up in return for IAG Shares as part of the Merger

A total of 799,884,000 shares in Iberia can be given up in return for shares in IAG. This amount was calculated by subtracting the following amounts from the total current number of shares representing the capital of Iberia (953,103,008):

(i)	125,321,425 ordinary shares of Iberia (13.15 per cent. of total share capital), with a nominal value of 0.78 euros each, held indirectly by British Airways through wholly-owned subsidiaries. As set out in section 3 of the Registration Document, this interest will be transferred to BA Holdco prior to execution of the Merger and will be reclassified and, consequently, pursuant to article 26 of Law 3/2009, will not be given up in return for IAG Shares and will be cancelled;

(ii)	27,897,583 ordinary shares of Iberia (2.927 per cent. of share capital), with a nominal value of 0.78 euros each held in treasury. The treasury shares will be cancelled prior to the hive down from Iberia to Iberia Opco and will therefore not be given up in return for shares in IAG.

When applying the Merger Ratio (1.0205 IAG Shares for each Iberia Share), the aforementioned 799,884,000 Iberia Shares could be given up in return for a total of 816,281,622 shares in IAG as part of the IAG Merger.

Maximum number of BA Holdco shares that can be given up for IAG Shares as part of the Merger

The number of BA Holdco shares that will be given up in return for IAG Shares as part of the IAG Merger will depend on the number of BA Holdco shares that will be issued under British Airways’ Scheme.

Pursuant to the British Airways Scheme, British Airways Ordinary Shareholders other than Iberia, BA Holdco and the holder of the special voting share in British Airways will receive one new BA Holdco share for each British Airways Ordinary share held. The theoretical maximum number of British Airways Ordinary Shares that could be in existence immediately prior to the implementation of the British Airways Scheme (excluding the shareholding of Iberia in British Airways) is 1,283,574,862 shares, a figure calculated on the basis of the total conversion of the Convertible Bonds at the Minimum Conversion Price and assuming no other adjustments (which implies that there has been a change of control of British Airways) and the actual exercise of all of the currently exercisable options under the British Airways Share Scheme, which is unlikely to occur.

However, based on the assumption that there is no change of control of British Airways prior to the Merger, that the holders of the Convertible Bonds do not exercise their conversion rights in relation to the Convertible Bonds and that the potentially exercisable options under the BA Share Plans are not exercised, BA Holdco would issue 1,038,611,745 shares under the British Airways Sheme, which would be given up for 1,038,611,745 IAG Shares as a result of the Merger.

This theoretical maximum amount is calculated on the basis of the share capital of British Airways at 30 September 2010, represented by 1,153,689,440 Ordinary Shares with a nominal value of 25 pence each (a number which does not include the special voting share in British Airways which will be cancelled prior to the occurrence of the British Airways Scheme), and taking into account the following circumstances:

(i)	Iberia’s shareholding in British Airways, which currently comprises 115,077,695 shares with a nominal value of 25 pence each, will not be subject to the aforementioned British Airways Scheme and will remain outstanding (in the form of a different class of shares);

(ii)	prior to execution of the British Airways Scheme, British Airways will issue one new share (which will not be subject to the British Airways Scheme). This share will be subscribed by BA Holdco, and the proceeds of the subscription will be used to redeem the special voting share currently in existence;

(iii)	the current share capital of British Airways may vary as a result of the issue of new shares in connection with the British Airways Share Schemes and with the Convertible Bonds issued by that company. To that end:

a)	the calculation must take into account the theoretical maximum number of shares that could be issued by British Airways under the British Airways Share Schemes in relation to the options actually exercised. This maximum number is, as of 30 September 2010, 7,950,880 shares with a nominal value of 25 pence each, assuming that all of the currently exercisable options exercisable as at 30 September 2010 under the British Airways Share Schemes are actually exercised, which is unlikely to occur. This represents 0.69 per cent. of British Airways total issued share capital at 30 September 2010.

b)	the calculation must also take into account the theoretical maximum number of shares that could be issued by British Airways as a result of conversion of the Convertible Bonds.

Pursuant to the Original Convertible Bond Conditions, each Convertible Bond is convertible at the option of the holder into ordinary shares in the capital of British Airways at an initial conversion price of £1.89 per ordinary share (the “Initial Conversion Price”).

Currently the maximum number of ordinary shares of British Airways that may be issued as a result of the conversion of all the Convertible Bonds at the Initial Conversion Price and assuming no adjustments is 185,185,185. Based on British Airways and Iberia´s share capital as at 30 September 2010, this would represent approximately 9.98 per cent. of the total issued share capital of IAG.

The Initial Conversion Price is adjusted in certain circumstances (including, for example, whenever there is a consolidation, reclassification or subdivision in relation to the ordinary shares of British Airways), in particular, in the event of a change of control of British Airways. The consolidation of British Airways’ share capital described in section 3.6.5.1 of the Registration Document that will be undertaken as part of the implementation of the British Airways Nationality Structure will not result in adjustment under the Original Convertible Bond Conditions.

If a change of control occurs between 14 August 2010 and 13 August 2011, the Initial Conversion Price would be adjusted to £1.476717 (the “Minimum Conversion Price”). Based on the Minimum Conversion Price and assuming no other adjustments, the maximum number of British Airways ordinary shares that may be issued as a result of the conversion of all the Convertible Bonds is 237,012,237 shares with a nominal value of 25 pence each. Such number of shares is calculated by dividing the outstanding balance of Convertible Bonds in issue as at 30 September 2010 (i.e., £350,000,000) by the Minimum Conversion Price. It should be highlighted that this maximum number is based on the theoretical assumption that there is a change of control at British Airways prior to the Listing Date (as defined in the Supplemental Trust Deed) such that the Minimum Conversion Price of £1.476717 per British Airways ordinary share is applied, rather than the Initial Conversion Price of £1.89.

Based on the Minimum Conversion Price, and assuming no other adjustments, the maximum number of ordinary shares the issue of which British Airways may be obliged to procure as a result of the conversion of all the Convertible Bonds is 237,012,237. Based on British Airways and Iberia´s share capital as at 30 September 2010, this would represent approximately 12.78 per cent. of the total issued share capital of IAG. Therefore, pursuant to the scheme of arrangement, BA Holdco could issue up to a theoretical maximum number of 1,283,574,862 shares with a nominal value of 0.50 euros each in a theoretical scenario in which (i) there is a change of control at British Airways prior to the Merger such that the Minimum Conversion Rate is applicable; (ii) all of the bondholders exercise their conversion right; and (iii) all of the potentially exercisable options under the British Airways Share Schemes are actually exercised.

Applying the Merger Ratio (one share of IAG for every BA Holdco share held) in the above theoretical scenario, the aforementioned maximum of 1,283,574,862 BA Holdco shares could be given up for a theoretical maximum of 1,283,574,862 IAG Shares, as part of the IAG Merger.

The theoretical maximum number of shares that could be issued in respect of the Convertible Bond and the British Airways Share Schemes as described above would represent 13.21 per cent of the share capital of IAG (based upon British Airways’ and Iberia’s share capital as at 30 September 2010). Such percentage would be 10.41 per cent if the Convertible Bonds are converted at the Initial Conversion Price1. At 31 December 2010, these percentages are 13.16 per cent. and 10.37 per cent., respectively, considering that at 31 December 2010 (i) Iberia’s and British Airways’ issued share capital is the same as at 30 September 2010, (ii) no holder of Convertible Bonds has exercised its conversion rights and the outstanding balance of Convertible Bonds in issue is £350,000,000 and (iii) the maximum number of ordinary shares that British Airways can issue in relation to exercisable options as at December 31, 2010 is 7,084,117.

[1]	Such percentages have been calculated over the post-merger/pre-conversion IAG Shares (please see sections 1.9 and 22.6.3 of the Registration Document)

4	INFORMATION CONCERNING THE SHARES

4.1	Nature of the shares

IAG Shares to be issued and admitted to trading are ordinary shares of IAG, each with a nominal value of €0.50, of the same class and series.

The ISIN Code (international securities identifying number) of the IAG Shares is ES0177542000. This ISIN Code will be cancelled upon the redemption of all the IAG Shares existing at the date of this Note in the framework of the Merger.

Additionally, the ISIN Code of the shares that will be issued as a result of the completion of the IAG Merger will be ES0177542018.

Since the corporate purpose of IAG includes the operation of services for the transportation by air of passengers, cargo of any kind whatsoever and mail, directly or indirectly through the holding of shares or interests in companies or other legal entities, Spanish or foreign, with an identical or similar purpose, (including through the holding of shares in the airline operating companies Iberia, Líneas Aéreas de España, Sociedad Anónima Operadora and British Airways Plc, which each hold or will hold air operating licences and rights granted pursuant to applicable law), the capital stock of IAG will be represented by registered shares (acciones nominativas) in which the nationality of the shareholder shall be expressly stated as established in Article 86 of Law 14/2000 of 29 December, on tax, administrative and social measures, as stated from time to time.

4.2	Legislation applicable to the shares

The IAG Shares will be governed by Spanish law and, specifically, by the Spanish Corporations Law, approved by Royal Legislative Decree 1564/1989, of 22 December, and Law 24/1988, of 28 July, Spanish Securities Market Law (Ley del Mercado de Valores) (hereinafter, the “Securities Market Law”), and the provisions implementing them.

As IAG is a Spanish company that will be admitted to the Official List of the UKLA, IAG will be regulated by both the CNMV and UKLA.

The CNMV is the home competent authority for approval of the Registration Document and the Securities Note, as Spain is the Home Member State according to EU regulations. Also the CNMV will be the competent authority for any future registration document or securities note that may be approved in the future, according to the EU regulation.

Since IAG will apply for the admission of its shares on the premium segment of the Official List of the UKLA, it will be subject to the UKLA Listing Rules and the UKLA’s Disclosure and Transparency Rules further details of which are set out in section 7.6 of the Registration Document. An explanation of the key features of a premium listing is also set out in section 7.6 of the Registration Document.

The UKLA Listing Rules are the rules published by the Financial Services Authority which lay down the minimum requirements for the admission of securities to listing, the continuing obligations of issuers after admission and the content, scrutiny and publication of shareholder circulars and some shareholder information.

For further information on the legislative and regulatory framework applicable to the shares please see section 7.6 of the Registration Document.

4.3	Representation of the shares

The IAG Shares are represented by book entry and entered on the respective accounting records kept by Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S. A. U. (“IBERCLEAR”), with its registered office in Madrid, at Plaza de la Lealtad, 1 and its participating entities (the “Participating Entities”).

For more information on the form of IAG Shares and the issue of IAG CDIs please see section 7.8 of the Registration Document.

4.4	Currency of the securities

The IAG Shares are denominated in Euros. The CDIs will be denominated in Sterling.

4.5	Rights that the shares confer upon their holders

All of the shares representing the share capital of IAG are (and shall be as from completion of the Merger) of a single class and series with the same voting and economic rights as provided for by law and IAG’s Bylaws.

In particular, the shares of IAG confer (and shall confer as from completion of the Merger) on their holders the following rights, in accordance with Spanish Companies Law and IAG’s Bylaws:

4.5.1	The right to a share in profits

The shares shall confer the right to a share in the profits of IAG. The shareholder’s right to share in the profits is an abstract right that does not become concrete until IAG resolves on the distribution of any dividend. Accordingly, a shareholder’s right to a dividend arises only once the distribution of such dividend is approved by IAG. The shares do not confer the right to receive a minimum dividend.

4.5.2	The right to a share in the assets resulting from liquidation

The shares confer on their holders the right to a share in the assets resulting from the liquidation of IAG.

4.5.3	A pre-emptive subscription right in the issue of IAG Shares

Pursuant to the provisions of the Spanish Companies Law, all of the IAG Shares enjoy a pre-emptive subscription right in capital increases involving the issue of IAG Shares, ordinary or preferred and in the issue of bonds convertible into shares, with a charge to monetary contributions. These rights may be excluded pursuant to a resolution by the Shareholders’ Meeting or by the IAG Directors on the terms provided for in Articles 308, 417 and 504 to 506 of the Spanish Companies Law and the other cases provided for in the Spanish Companies Law in which the pre-emptive subscription right does not apply.

As IAG will have a premium listing on the Official List of the UKLA and be admitted to trading on the London Stock Exchange, in the event that the Company intends to sell shares of the Company held in treasury for cash (other than to or for the purposes of the employee share schemes of the Company or the Group), such shares shall be first offered to existing shareholders of the Company in proportion to the nominal value of shares held by them, and the provisions of Article 14 of IAG Bylaws shall apply (to the extent applicable) mutatis mutandi.

They shall also enjoy the right to the allotment of IAG Shares on a free basis recognised in the Spanish Companies Law in the event of a capital increase performed with a charge to reserves.

4.5.4	The right to attend and vote at Shareholders’ Meetings and challenge corporate resolutions

All of IAG’s shares confer the right to vote. Holders of IAG’s shares have the right to attend and vote at Shareholders’ Meetings and to challenge corporate resolutions, pursuant to the general regime established in the Spanish Companies Law and subject to IAG’s Bylaws. In particular, all shareholders may attend the Shareholders’ Meeting.

Each share shall confer the right to one vote and there are no Bylaw limits on the maximum number of votes that may be cast by a single shareholder or companies belonging to the same Group.

4.5.5	The right to information

Holders of IAG’s Shares shall enjoy the right to information contained in Article 93.b) of the Spanish Companies Law, in general, and in Article 197, in particular. They shall also enjoy such special provisions concerning the right to information as are stipulated in the articles of the Spanish Companies Law in the cases of amendment of IAG´s Bylaws, the increase or reduction of share capital, the approval of the financial statements, the issue of debentures which may or may not be converted into IAG Shares, the change in legal form, merger and spin-off, en bloc transfer of assets and liabilities, transfer of registered office abroad, dissolution and liquidation of IAG, and other corporate transactions or acts. The Board of Directors shall be required to provide the information requested pursuant to the Corporate Bylaws and the Shareholders’ Meeting Regulation except if the requested information or clarification is unnecessary, in the opinion of the Board of Directors, to form an opinion regarding the matters submitted to the shareholders, or is deemed abusive for any reason.

As IAG will have a premium listing on the Official List it will be subject to certain obligations to publish an explanatory shareholder circular in certain circumstances. For instance, where the Issuer proposes to enter into a transaction that is outside the ordinary course of its business and depending on the size of that transaction relative to the Issuer size, for example, in the case of a “Class 1 transaction” (which is a major transaction for a listed company, the size of which results in a 25 per cent. threshold being reached under any one of the “class tests”), the Issuer must, amongst others, publish an explanatory circular (a document issued to holders of listed shares providing details of the relevant transaction) to its shareholders and obtain its shareholders’ approval before entering into that transaction. In addition, if the Issuer proposes to enter into a transaction or arrangement with a related party or any of the related party’s subsidiary undertakings (or a transaction between the issuer and any other person the purpose and effect of which is to benefit a related party), it must first publish an explanatory circular to its shareholders and obtain the approval of its shareholders. For more information, see section 7.6 of the Registration Document.

4.6	In the case of new issues, a statement of the resolutions, authorisations and approvals by virtue of which the securities have been or will be created and/or issued

The issuance of IAG Shares has been approved by the Sole Shareholder of IAG on 29 November 2010. In addition, the Merger has been approved by the General Meetings of the non-surviving companies, namely BA Holdco and Iberia and by the General Meeting of British Airways (that were each held on 29 November 2010).

4.7	In case of new issues, the expected issue date of the securities

The IAG Shares will be issued by virtue of the public deed of merger and execution in a public instrument of corporate resolutions which is expected to be executed on 21 January, 2011.

4.8	Restrictions on the free transferability of the shares

The Bylaws do not contain any restriction on the free transferability of the shares representing IAG’s share capital. The IAG Shares will be freely transferable pursuant to the Spanish Corporations Law, the Securities Market Law and other legislation in force.

Notwithstanding the above, IAG’s Bylaws establish a series of special obligations concerning disclosure of share ownership as well as certain limits on shareholdings, taking into account the ownership and control restrictions provided for in applicable legislation and bilateral air transport treaties signed by the UK and Spain, described in section 11.3 of the Registration Document.

4.8.1	Disclosure obligations

In accordance with IAG´s Bylaws, shareholders must notify IAG of any acquisition or disposal of shares or of any interest in the shares of IAG that directly or indirectly entails the acquisition or disposal of a stake of over 0.25 per cent of IAG’s share capital, or of the voting rights corresponding thereto, expressly indicating the nationality of the transferor and/or the transferee obliged to notify, as well as the creation of any charges on shares (or interests in shares) or other encumbrances whatsoever, for the purposes of the exercise of the rights conferred by them.

In addition, pursuant to Article 10 of IAG´s Bylaws, IAG may require any shareholder or any other person with a confirmed or apparent interest in shares of IAG to disclose to IAG in writing such information as IAG may request in relation to the beneficial ownership of or any interest in the shares in question as lies within the knowledge of such shareholder or other person (supported if IAG so requires by a statutory or notorial declaration and/or by independent evidence), including any information that IAG deems necessary or appropriate in order to determine whether the nationality of the holders of said shares or other person could adversely affect the operating rights of IAG or the Operating Affiliates and to adopt the measures provided for in the IAG Bylaws and in the applicable legislation in order to protect such operating rights. The IAG Bylaws define operating rights as all or any part of any authority, permission, licence or privilege, whether granted or enjoyed pursuant to an air services agreement or otherwise, which enables an air service to be operated.

In the event of the breach of these obligations by a shareholder or any other person with a confirmed or apparent interest in IAG’s shares, the IAG Board may suspend the voting or other political rights of the relevant person. If the shares with respect to which the aforementioned obligations have been breached represent at least 0.25 per cent. of IAG’s share capital in nominal value, the IAG Board may also direct that no transfer of any such shares shall be registered unless:

(i)	the shareholder is not himself in default as regards supplying the information required; and

(ii)	the transfer is of part only of the shareholder’s holding and when presented for registration is accompanied by a certificate by the shareholder in a form satisfactory to the Board of Directors to the effect that after due and careful enquiry, the member is satisfied that none of the shares the subject of the transfer is a share which holder has not complied with his/her relevant information obligations.

IAG shall maintain, in addition to the registered shares book, a separate register of shares held by Non-EU shareholders, a separate register of shares held by Spanish nationals and a register of shares held by United Kingdom Nationals (in all cases as defined in IAG´s Bylaws).

The Board of IAG shall periodically publish the number of Company shares registered on the share register that are held by non-EU shareholders.

4.8.2	Limitations on ownership of IAG Shares

In the event that the IAG Board deems it necessary or appropriate to adopt measures to protect an operating right of IAG or of the Operating Affiliates, in light of the nationality of its shareholders or any persons with an interest in IAG’s shares, it may adopt any of the measures provided for such purpose in Article 11 of IAG´s Bylaws, including the determination of a maximum number of shares that may be held by any non-EU shareholders, which may not be less than 40 per cent. of IAG’s share capital under any circumstances.

When the IAG Board adopts such a measure, it must communicate the measure adopted to the stock exchange governing companies, the Spanish National Securities Market Commission and the regulatory bodies of the other securities markets in which the shares of IAG are listed, where appropriate, so that such institutions may notify such measure to any investment services firms and credit institutions authorized to provide investment services. Such measures must also be notified to the Spanish Ministry of Development (Ministerio de Fomento) through the DGAC, the United Kingdom Civil Aviation Authority and the other competent authorities regarding any operating rights held or enjoyed by the Operating Affiliates.

Such event will also be announced by IAG in such manner as is prescribed for the making of announcements under the rules and regulations of the relevant regulators and each stock exchange on which shares or securities evidencing the right to receive shares are, at the instigation of IAG, listed, quoted or dealt in as at the date of making of such resolution.

Once such a measure has been duly disclosed, no acquisitions or transfers of IAG’s shares with or between non-EU persons may take place unless accompanied by a certificate issued by the IAG Board evidencing that the acquisition or transfer does not exceed the permitted maximum determined by it, which (as stated above) shall not be less than 40 per cent. of IAG’s share capital.

The IAG Board may also (i) agree on the suspension of voting and other political rights of the holder of the relevant shares, and (ii) request that the holders dispose of the corresponding shares so that no non-EU person may directly or indirectly own such shares or have an interest in the same. If such transfer is not performed on the terms provided for in IAG´s Bylaws, IAG may acquire the corresponding shares (for their subsequent redemption) pursuant to applicable legislation. This acquisition must be performed at the lower of the following prices: (a) the book value of the corresponding shares according to the latest published audited balance sheet of IAG; and (b) the middle market quotation for an ordinary share of IAG as derived from the London Stock Exchange’s Daily List for the Business Day on which they were acquired by the relevant non-EU person.

When deciding to which shares the penalties provided for in the preceding paragraph can be applied, the IAG Board shall take into consideration the chronological order in which the shares held by non-EU persons have or ought to have been registered on the corresponding IAG share register, except in circumstances in which the application of this criterion is unfair or there is a possibility, for whatever reason, that the powers of the IAG Board deriving from Article 11 of IAG´s Bylaws become illegal or unenforceable, in which case, the IAG Board shall apply the criterion or criteria it considers appropriate, at its sole discretion.

4.9	Indication of the existence of any mandatory takeover bids/or squeeze-out and sell-out rules in relation to the securities

The UK City Code on Takeovers and Mergers will not apply to IAG (in its capacity as an offeree). Spanish Royal Decree 1066/2007 on Takeover Bids (which are the regulations that apply to takeovers of Spanish companies) will apply to IAG as an offeree in relation with Takeovers on the Spanish Markets. This Spanish legal regime is also applicable if IAG makes an offer for a Spanish company. However, the UK City Code on Takeovers and Mergers would apply to the extent that IAG is an “offeror” for a target to which the UK City Code on Takeovers and Mergers applied.

Tender offers in Spain may qualify as either mandatory or voluntary offers.

Mandatory public tender offers must be launched for all the shares of the target company or other securities that might directly or indirectly give the right to subscription thereto or acquisition thereof (including convertible and exchangeable bonds) at an equitable price when any person acquires control of a Spanish company listed on the Spanish Stock Exchanges, whether such control is obtained:

•	by means of the acquisition of shares or other securities that directly or indirectly confer voting rights in such company;

•	through agreements with shareholders or other holders of said securities; or

•

as a result of other situations of equivalent effect as provided in the regulations (i.e., indirect control acquired through mergers, share capital decreases, target’s treasury stock variations or securities exchange or conversion, etc.).

A person is deemed to have obtained the control of a target company, individually or jointly with concerted parties, whenever:

•	it acquires directly or indirectly a percentage of voting rights equal to or greater than 30 per cent.; or

•

it has acquired a percentage of less than 30 per cent. of the voting rights and appoints, in the 24 months following the date of acquisition of said percentage, a number of directors that, together with those already appointed, if any, represent more than one-half of the members of the target company’s board of directors. Regulations also set forth certain situations where directors are deemed to have been appointed by the bidder or persons acting in concert therewith unless evidence to the contrary is provided.

For the purposes of calculating the percentages of voting rights acquired, the regulations establish the following rules:

•

percentages of voting rights corresponding to (i) companies belonging to the same group as the bidder; (ii) members of the board of directors of the bidder or of companies of its group; (iii) persons acting in concert with or for the account of the bidder; (iv) voting rights exercised freely and over an extended period by the bidder under proxy granted by the actual holders or owners of such rights, in the absence of specific instructions with respect thereto; and (v) shares held by a nominee, such nominee being understood as a third party whom the bidder totally or partially covers against the risks inherent in acquisitions or transfers of the shares or the possession thereof, will be deemed to be held by the bidder;

•

both the voting rights arising from the ownership of shares and those enjoyed under a usufruct or pledge or upon any other title of a contractual nature will be counted towards establishing the number of voting rights held;

•

the percentage of voting rights shall be calculated based on the entire number of shares carrying voting rights, even if the exercise of such rights has been suspended; treasury shares held directly or indirectly by the target company as per the information available on the date of calculation of the percentage of voting rights shall be excluded; and non-voting shares shall be taken into consideration only when they carry voting rights pursuant to applicable law; and

•

acquisitions of securities or other financial instruments giving the right to the subscription, conversion, exchange or acquisition of shares which carry voting rights will not result in the obligation to launch a tender offer until any such subscription, conversion, exchange or acquisition occurs.

Notwithstanding the foregoing, upon the terms established in the regulations, the CNMV will conditionally dispense with the obligation to launch a mandatory bid when another person or entity not concerted with the potential bidder directly or indirectly holds an equal or greater voting percentage in the target company.

The price of the mandatory tender offer is deemed equitable when it is at least equal to the highest price paid by the bidder or by any person acting in concert therewith for the same securities during the 12 months prior to the announcement of the tender offer. Other rules to calculate such equitable price are set forth in the regulations. However, the CNMV may change the price so calculated in certain circumstances (extraordinary events affecting the price, evidence of market manipulation, etc.).

Mandatory offers must be launched within one month from the acquisition of the control of the target company.

Voluntary tender offers may be launched when a mandatory offer is not required. Voluntary offers are subject to the same rules established for mandatory offers except for the following:

•

they might be subject to certain conditions (such as amendments to the bylaws or adoption of certain resolutions by the target company, acceptance of the offer by a minimum number of securities, approval of the offer by the shareholders’ meeting of the bidder and any other condition deemed by the CNMV to be in accordance with law), provided that such conditions can be met before the end of the acceptance period of the offer; and

•	they must not be launched at an equitable price.

Spanish regulations on tender offers set forth further provisions, including:

•

subject to shareholder approval within 18 months from the date of announcement of the tender offer, the board of directors of a target company will be exempt from the rule prohibiting frustrating action against a foreign bidder whose board of directors is not subject to an equivalent passivity rule; and

•

defensive measures included in a listed company’s bylaws and transfer and voting restrictions included in agreements among a listed company’s shareholders will remain in place whenever the company is the target of a tender offer, unless the shareholders resolve otherwise (in which case any shareholders whose rights are diluted or otherwise adversely affected will be entitled to compensation at the target company’s expense);

Compulsory sale and purchase (squeeze-out and sell-out rules)

Chapter X of Royal Decree 1066/2007 regulates the compulsory sale and purchase, establishing the conditions and procedure for carrying out a compulsory sale or purchase:

Conditions

Royal Decree 1066/2007 states that a person who has made a bid for all securities of a company may, after settlement of the bid, require the remaining holders of shares or other securities affected by the bid to sell the same on a compulsory basis at an equitable price. Likewise, any holder may require the bidder to purchase all shares thereof from them at the said price. Equitable price shall mean that corresponding to the bid price.

Additionally, it is established that these rights shall be conditional on the following two circumstances being fulfilled at the date of settlement of the bid:

a.	The bidder’s holding of securities representing at least 90 per cent of the capital with voting rights of the offeree company.

b.	The bid has been accepted by holders of securities representing at least 90 per cent of the voting rights at which it has been addressed.

4.10	Indication of public takeover bids by third parties in respect of IAG’s equity, which have occurred during the last financial year and the current financial year

The Issuer’s shares have not been subject to any public takeover bid during the last financial year and the current financial year.

4.11	Spanish tax information

Set forth below is a brief analysis of the main tax consequences in Spain deriving from ownership and, as the case may be, subsequent transfer of the shares of IAG, based on the tax legislation in force at the date of this Securities Note.

The analysis that follows is a general description of the tax regime applicable based on Spanish legislation prevailing at the date of approving this document for issue, without prejudice to the regional tax regimes in effect in the Basque Country and Navarre or the tax rules approved by the various Autonomous Regions which, with respect to certain taxes, could apply to the shareholders.

This analysis does not attempt to itemise all the potential tax implications of the aforementioned transactions or deal with the tax regime applicable to all categories of shareholders, some of which (such as, for example, look-through taxation entities or entidades en régimen de atribución de rentas) could be subject to special rules. Specifically, shareholders that are not resident in Spain for tax purposes must take into account the tax regime applicable to them, both in their country of residence and in any other jurisdiction in which the contemplated transaction may have consequences. Accordingly, shareholders are advised to consult their lawyers or tax advisors, who will be able to give them tailored advice in view of their specific circumstances.

4.11.1	Indirect taxation on the transfer of shares of IAG

Transfer by the shareholders of the shares of IAG is exempt from Transfer Tax and Stamp Duty (Impuesto sobre Transmisiones Patrimoniales y Actos Jurídicos Documentados) and from value added tax (Impuesto sobre el Valor Añadido), in accordance with the provisions of article 108 of Securities Market Act 24/1988, of 28 July 1988, and related provisions of the laws governing those taxes.

4.11.2	Direct taxation on the ownership and transfer of the shares

Here it is necessary to distinguish between the tax treatment applicable to shareholders that are tax residents of Spain and those that are not Spanish residents for tax purposes.

4.11.2.1	Shareholders resident in Spain

This section analyses the tax treatment applicable both to shareholders resident in Spain and those who, albeit not resident, are taxpayers subject to the Impuesto sobre la Renta de no Residentes (Income Tax on Non-Residents, hereinafter, “ITNR”) and operate with respect to IAG shares through a permanent establishment in Spain and individual investors resident in other European Union member states (barring territories classified as tax havens) who, having satisfied certain conditions, opt to be taxed under the Impuesto sobre la Renta de las Personas Físicas (Personal Income Tax, hereinafter, “PIT”).

Without prejudice to the provisions of the double taxation avoidance treaties (“DTTs”) signed by Spain, shareholders resident in Spain include entities resident in Spanish territory under article 8.1 of the Consolidated Text of the Corporate IncomeTax Act (Texto Refundido de la Ley del Impuesto sobre Sociedades) (hereinafter “CITA”), approved by Royal Legislative Decree 4/2004 of 5 March 2004, and individual taxpayers having their customary residence in Spain, on the terms set forth in articles 8 to 10 of Act 35/2006 of 28 November 2006 on Personal Income Tax and partially amending the Companies Tax Act, the Non-Resident’s Income Tax Act and the Wealth Tax Act, hereinafter the “PITA”). Furthermore, Spanish tax residence shall be generally deemed to apply to shareholders who are Spanish national citizens who, ceasing to be tax residents in Spain, evidence their new tax residence in a tax haven, both for the tax period in which the change of residence takes place and for the following four tax periods, and to individuals who customarily live abroad for any of the circumstances provided for in article 10 of the PITA.

Individuals

(a) Personal Income Tax - PIT

(a.1) Investment income

Investment income is deemed to include dividends, shareholder meeting attendance bonuses, income deriving from the constitution or assignment of rights or entitlement to use or benefit from the shares and, in general, interests in the profits of IAG, as well as any other profit obtained from the Company in the capacity of shareholders. These sums will be included in the savings tax base on a net basis after deducting any deductible administrative and custodian expenses (but not the ones incurred in individualized portfolio management) from the gross amount. This first €6,000 of the savings tax base will be taxed at a fixed rate of 19 per cent., with any amounts in excess of this threshold taxed at 21 per cent. Deductions for the avoidance of double taxation are not allowed.

Dividends, shareholder meeting attendance bonuses and shares in distributed profits of any class of entity (including those of the Company), as well as income from all manner of assets, with the exception of the delivery of bonus shares, which entitle shareholders to participate in the profits of an entity (including the Company) by means of bylaw stipulations or resolutions adopted by its governing bodies, are exempt from PIT up to an annual limit of €1,500.

This limit applies to all dividends and distributed profits received during the calendar year by the PIT taxpayer in his capacity as a shareholder or owner of any entity. This exemption will not apply when the dividends and distributed profits derive from securities acquired within the two months prior to the date the dividends are paid if, after that date, within the same term, there is a transfer of securities of the same kind.

This income is subject, upon exigibility or payment if this were to be satisfied in advance, to withholding on account of PIT at the rate prevailing, which currently is 19 per cent. The withholding base is the total amount of such income, without consideration, to this end, of the exemption outlined above. The withholding will be deducted from the final assessment payable in respect of that tax and, if the latter is insufficient, the taxpayer will be entitled to the refunds provided for in article 103 of the PITA.

(a.2) Capital gains and losses

Inter-vivos transfers of shares by PIT taxpayers, whether for consideration or by way of inheritance, gift or legacy, and the other changes in net assets contemplated in article 33 of the PITA, will result in a capital gain or loss in the amount of the difference, positive or negative, respectively, between the transfer value (which will be determined by (i) the quoted price on the date of the transfer or (ii) the agreed price when it is higher than the quoted price) and the acquisition value. The capital gains or losses so computed will be included in the taxable base, and subject to tax in accordance with the general regime contemplated for such income, among the rules for which it is worth highlighting the following:

-	When the shareholder holds homogeneous shares acquired on different dates, those first acquired will be deemed to be transferred.

-	Certain losses arising from transfers of shares admitted to trading on any of the official stock exchanges specified in Directive 2004/39/EC of the European Parliament and of the Council of 21 April 2004 will not be treated as capital losses if securities of the same kind have been acquired during the period between two months before and two months after the date of the transfer which originated the loss. In these cases, the capital losses will be included in the savings tax base upon the transfer of the remaining shares of the taxpayer.

-	Any capital gain obtained will be included in the savings taxable base of the tax and will be taxed at a fixed rate of 19 per cent. on gains up to €6,000 and 21 per cent. on the portion in excess of that amount, regardless of when it originated. If there is a loss, it may be set off against savings capital gains in such manner that, if the setoff results in a negative balance, the amount thereof may only be set off against capital gains arising during the four following years.

-	The acquisition value and the transfer value will be increased or decreased, respectively, in the amount of the expenses or taxes related to these transactions that have been paid by the acquirer or the transferor, respectively.

-	Capital gains on the transfer of shares are not subject to withholding on account.

(a.3) Pre-emptive subscription rights

The sum obtained from the sale of pre-emptive subscription rights on the shares does not constitute investment income but rather reduces the acquisition cost of the shares to which the rights were attached for the purpose of future sales, up to the limit of reducing the acquisition cost to zero. Any sums obtained in excess of acquisition cost are deemed capital gains and are added to the savings tax base for the year and taxed in two tranches, at 19 per cent. (the first €6,000 of savings income generated by the individual) and 21 per cent. (income in excess of the €6,000 threshold).

(b) Inheritance and Gift Tax

Transfers of shares by way of inheritance, gift or legacy to individuals with tax residence in Spain are subject to the Impuesto sobre Sucesiones y Donaciones (Inheritance and Gift Tax, hereinafter, “IGT”) on the terms stipulated in Act 29/1987, of 18 December 1987, without prejudice to such specific laws and regulations as may have been approved by each regional government.

The tax rate applicable to the net tax base for 2010 ranges between 7.65 per cent. and 34 per cent. Once the full tax charge has been determined, a series of multipliers is applied. They depend on pre-existing net worth and the degree of kinship to the transferee. These multipliers may eventually give rise to a tax payment of between 0 per cent. and 81.6 per cent. of the tax base.

Corporate taxpayers

(a) Dividends

IAG shareholders liable to pay the Impuesto sobre Sociedades (Corporate Income Tax, hereinafter “CITA”) or those who, while subject to the ITNR, for these purposes operate in Spain through a permanent establishment, will include in their tax base the full amount of dividends or distributed profits received as a result of ownership of the shares, as well the expenses inherent to holding the equity investment, in the manner provided in articles 10 et seq. of the CITA, generally paying tax at a flat rate of 30 per cent.

On the terms contemplated in article 30 of the CITA, taxpayers liable for this tax will be entitled to a tax credit of 50 per cent. of the gross tax liability on the tax base comprised of the dividends or distributed profits received, to which end, the tax base is the gross amount of such dividends and distributed profits.

The aforementioned tax credit will be 100 per cent. when, subject to compliance with the other specific legal requirements, the dividends or shares of profit come from a direct or indirect equity interest of 5 per cent. or more, and provided that interest has been held on an uninterrupted basis during the year preceding the date on which the profit distribution is payable or, to the contrary, it is maintained for the time needed to complete a year.

Under certain conditions and limited to a three year period, this tax credit will also apply to those cases where the shareholder has had such interest of at least 5 per cent. in the company but, without having transferred the whole participation, the latter has been reduced to 3 per cent. as a consequence of the participated company carrying out a transaction subject to the special tax regime set out by Chapter VIII of Title VII of the CITA.

Also, CIT taxpayers are subject to withholding on account of that tax (the withholding to be made at source by IAG) at a rate of 19 per cent. on the full amount of the distributed profits, unless the taxpayer is entitled to a 100 per cent. dividends tax credit for double taxation, provided also that the one year uninterrupted holding period has been satisfied and IAG has been so notified, in accordance with letter p) of article 59 of the CIT Regulations approved by means of Royal Decree 1777/2004, of 30 July 2004, in which case there will be no withholding at source whatsoever. The withholding made will be deducted from the CIT assessment payable and, if the latter is insufficient, the taxpayer will be entitled to the refunds provided for in article 139 of the CITA.

(b) Income deriving from share transfers

The gain or loss arising on transfer of the shares or from any other change in net worth relating to the shares will be included in the tax base of corporate income taxpayers, or of CIT taxpayers who operate through a permanent establishment in Spain, in the manner contemplated in articles 10 et seq. of the CITA, being taxed generally at a flat rate of 30 per cent.

Income deriving from share transfers is not subject to withholding on account of CIT.

Also, on the terms contemplated in article 30.5 of the CTCTA, the transfer of shares by CIT taxpayers may entitle the transferor to a double taxation credit. In respect of the portion of income that has not benefited from such a credit, the tax credit for reinvestment of extraordinary profits may be applicable, in accordance with the provisions of article 42 of the aforesaid consolidated text.

Lastly, in the event of acquisition of the shares free of charge by a CIT taxpayer, the income generated for the latter will likewise be taxed according to CIT tax rules, IGT not being applicable.

(c) Pre-emptive subscription rights

The income obtained from the sale of pre-emptive subscription rights will be accounted for in accordance with prevailing accounting regulations, which have full effect for tax purposes.

4.11.2.2	Shareholders not resident in Spain

This section analyses the tax treatment applicable in Spain to shareholders not resident in Spain, excluding those who operate in Spain through a permanent establishment (the tax treatment has been described together with that applicable to resident shareholders that are subject to CIT). This section also applies generally to individual shareholders that assume tax residence in Spain as a result of moving to Spain and, having satisfied the requirements established in article 93 of the PITA, choose to pay tax under the ITNR for the tax period during which the change of residence occurs, and the five following years.

Shareholders not resident in Spain include individuals that are not taxpayers under the PITA and entities not resident in Spain, in accordance with the provisions of articles 5 and 6 of the Consolidated Text of the Income Tax on Non-Residents Act, approved by Royal Legislative Decree 5/2004 of 5 March 2004 (Texto Refundido de la Ley del Impuesto sobre la Renta de no Residentes), (hereinafter “CTITNRA”).

The regime outlined below is described in general terms. Accordingly, an analysis of the tax consequences needs to take into account the specific circumstances of each taxpayer and the specific provisions that may apply under the DTTs entered into between other countries and Spain.

Income Tax on Non-Residents

(a) Dividends

Dividends deriving from ownership of the shares and other distributed profits deemed equivalent thereto under applicable tax rules obtained by individuals or entities not resident in Spain, that do not operate through a permanent establishment in Spain, will be subject to taxation under the ITNR at a tax rate of 19 per cent. on the full amount received. Nevertheless, when these taxpayers are resident in another European Union member state, the expenses provided for in the PITA may be deducted in determining the tax base, so long as the taxpayer evidences that they have a direct and inseparable economic link with the activity carried on in Spain.

As a general rule, IAG will withhold 19 per cent. of the dividend payable at source on account of the ITNR at the time the dividend is claimable or on the payment date, if sooner. For withholding purposes, deductible expenses will not be considered in the case of taxpayers resident in other European Union member states that obtain their investment income other than through a permanent establishment; for these taxpayers the base for calculating the withholding will be the full amount of the distributed profits, without prejudice to these taxpayers’ right to apply for a refund as a consequence of the effect on their tax return of the aforementioned deductible expenses.

Notwithstanding the foregoing, the following dividends and distributed profits are exempt:

(i)	Those distributed to a parent company domiciled in another European Union member state or to these companies’ permanent establishments located in other European Union member states, whenever the stipulations laid down in letter h) of article 14.1 of the CTITNRA are met. This exemption will not apply if the parent company has its tax residence or if its permanent establishment is located in a country or territory classified as a tax haven.

(ii)	The dividends and distributed profits received other than by means of a permanent establishment by individuals resident in another European Union member state or in countries or territories with which there is an effective exchange of tax information, subject to a limit of €1,500, applicable to the total income received during the calendar year. This exemption will not apply to dividends obtained through countries or territories officially classified as tax havens.

This exemption will not apply when the dividends and distributed profits derive from securities acquired within the two months prior to the date the dividends are paid if, after that date, within the same term, there is a transfer of securities of the same kind.

(iii)	Dividends and distributed profits received other than by means of a permanent establishment by pension funds equivalent to those regulated in Royal Legislative Decree 1/2002, of 29 November 2002, approving the Texto Refundido de la Ley de Planes y Fondos de Pensiones (Consolidated Text of the Pension Plan and Pension Funds Act) which are resident in another European Union member state or by these companies’ permanent establishments located in other European Union member states, all of which in keeping with the provisions stipulated in letter k) of article 14.1 of the CTITNRA.

(iv)	Dividends and distributed profits received directly other than by means of a permanent establishment by undertakings for collective investment in transferable securities (UCITs) regulated by Directive 2009/65/EC of the European Parliament and Council, of 13 July 2009, with the condition that application of this exemption may in no event give rise to a tax liability that is lower than would have resulted from applying the tax rate levied on UCITs domiciled in Spain to such income.

In addition, if, due to the residence of the recipient, a DTT to which Spain is a party or an internal exemption (meaning an exemption under domestic Spanish law) applies, the lower tax rate, if any, specified in the DTT for this class of income or the exemption will apply, subject to due accreditation of tax residence in the manner established in prevailing laws and regulations.

To this end, there currently is a special procedure, approved by the 13 April 2000 Order of the Spanish Ministry of Economy and Finance, for applying withholdings to non-resident shareholders at the withholding rate applicable in each case, or for excluding the withholding, if the payment process involves financial entities domiciled, resident or represented in Spain that are custodians or manage the collection of the income on those securities.

In accordance with these rules, at the time the dividend is distributed the Company will apply the withholding to the gross dividend amount at the rate of 19 per cent. and transfer the net amount to the custodians. The custodians which, in turn, demonstrate in the established manner their customers’ entitlement to application of lower rates or to exemption from withholding (for which purpose the customers must provide the custodian, before the 10th day of the month following the month of distribution of the dividend, with a certificate of tax residence issued by the competent tax authority of their country of residence, which will be valid for one year from the issuance date, with an express indication, if applicable, that the shareholder is a resident within the meaning of the applicable DTT; or, in those cases in which a tax limit applies under the DTT that is implemented via an order establishing the use of a specific form, the said form instead of the certificate), will immediately receive the surplus amount withheld for payment to their customers.

If an exemption applies or, by virtue of a DTT, the withholding rate is less than 19 per cent. and the shareholder was not able to demonstrate the right to taxation at a reduced rate or a exclusion from withholding within the term indicated in the preceding paragraph, the shareholder may apply to the tax authority for a refund of the surplus withholding subject to the procedure and using the form provided for in the Ministerial Order of 23 December 2003.

Dividends and distributed profits that are exempt from payment of ITNR under the terms indicated in points (ii), (iii) and (iv) above, will, however, be subject to withholding at source by the Company; shareholders may apply to the tax authorities for the refund of the surplus withholding subject to the procedure provided for in the Ministerial Order of 23 December 2003.

In any event, once the ITNR withholding has been made or the certification of an exemption acknowledged, non-resident shareholders will not be obliged to file an ITNR tax return in Spain.

(b)	Capital gains and losses

Capital gains obtained by non-resident individuals or entities without a permanent establishment in Spain on the transfer of the shares, or any other capital gain relating thereto, will be subject to tax under the ITNR which, generally, will be computed in accordance with the rules established in the PITA.

Capital gains will be taxed under the ITNR at the rate of 19 per cent., unless a DTT signed by Spain or an internal exemption applies, in which case the provisions of the said DTT or exemption will apply.

According to article 14 of the CTITNRA, the following capital gains are exempt:

(i)	Those arising from the transfer of shares on official Spanish securities exchanges obtained, other than by means of a permanent establishment, by individuals or entities resident in a state with which Spain has signed a DTT with an exchange of information provision, provided they have not been obtained through countries or territories officially classified as tax havens.

(ii)	Those arising from the transfer of shares obtained, other than by means of a permanent establishment, by individuals or entities resident in a European Union member state, or by permanent establishments of those residents located in another European Union member state, provided they have not been obtained through countries or territories officially classified as tax havens. By way of exception, this exemption does not extend to capital gains arising as a result of the transfer of shares or rights of an entity if (i) the assets of the entity primarily consist, directly or indirectly, of real estate located in Spain, or (ii) at any time during the twelve months prior to the transfer the taxpayer directly or indirectly held 25 per cent. or more of the equity or net assets of the issuer.

The capital gain or loss will be calculated and taxed separately for each transfer, with no setoff being allowed of gains and losses on different transfers. Gains and losses will be calculated by applying the rules established in article 24 of the CTITNRA.

When the shareholder holds homogeneous securities acquired on different dates, those first acquired will be deemed to be transferred first.

The sum obtained from the sale of pre-emptive subscription rights on the shares is deducted from the acquisition cost of the shares to which the rights were attached for the purpose of future sales, up to the limit of reducing the acquisition cost to zero. Amounts received in excess of acquisition cost will be deemed capital gains taxable at the rate of 19 per cent.

According to the CTITNRA, capital gains obtained by non-residents will not be subject to withholding or payment on account of the ITNR.

Non-resident shareholders will be required to file a return, determining and paying, if appropriate, the corresponding tax liability, to which extent they must use the pertinent forms required under prevailing Spanish regulations (currently, Form 210). If an exemption applies, be it under internal Spanish law or a DTT signed by Spain, the non-resident shareholder must demonstrate its entitlement to such exemption by submitting a certificate of tax residence issued by the competent tax authority (which will be valid for a term of one year after the date of issue and, if applicable, must expressly indicate that the shareholder is resident within the meaning of the applicable DTT) or the form provided for in the Order enacting the applicable DTT when the tax is paid applying a limit set forth in that DTT, which documentation must be attached to the return that must be filed by that shareholder.

Inheritance and Gift Tax

Without prejudice to the provisions of the DTTs to which Spain is party, acquisitions by means of inheritance, gift or legacy by individuals not resident in Spain, regardless of the residence of the transferor, will be subject to the IGT if the acquisition involves properties and rights that are located, exercisable or have to be fulfilled in Spain. In general IGT is levied on acquisitions by liable non-residents in the same manner as for residents.

It is worth noting that the Spanish tax authorities’ position is that the shares of a Spanish company should be deemed property located in Spain for tax purposes.

Entities not resident in Spain are not liable for this tax; income deriving from acquisitions by means of inheritance, gift or legacy is generally taxed as capital gains in accordance with the ITNR rules detailed above, without prejudice to the provisions of any applicable DTTs.

4.11.3	Indication as to whether IAG assumes responsibility for the withholding of taxes at source

The Company, as issuer and payor of such income as may arise from ownership of the shares, is required to make the corresponding withholding on account of taxes in Spain, in accordance with the provisions of prevailing regulations. To this end, it assumes responsibility for withholding taxes in accordance with the procedure established for that purpose in the aforesaid Order of 13 April 2000.

4.11.4	Application to IAG of the special holding company tax regime

It is likely that IAG will opt to apply to be taxed under the “Régimen especial de las Entidades de Tenencia de Valores Extranjeros” (an “ETVE”), the special regime for foreign-securities holding companies (the “FSHC regime”), before it pays out any dividends to its shareholders.

Entities fulfilling the following requirements may qualify for the said regime:

a)	Their corporate purpose must include the management and administration of securities representing the equity of entities not resident in Spain by means of the corresponding organization of material and human resources;

b)	Their securities must be registered;

c)	They may not be constituted as a Spanish or European “Agrupacion de Interés Económico” (economic interest group) or as an “Unión Temporal de Empresas” (temporary business association); and

d)	Their core business activity may not be the management of investment or property assets within the meaning of article 4.Eight.Two of Wealth Tax Act 19/1991 when over 50 per cent. of the capital belongs directly or indirectly to ten or fewer shareholders or a family group for at least 90 days of the fiscal year.

Given the corporate purpose of IAG, the condition in paragraph (a) above should be met. In addition, neither exclusion in paragraphs (c) or (d) above should be applicable to IAG. Regarding the condition in paragraph (b) above, the Spanish tax authority has confirmed the fulfilment of that condition in a binding ruling. Therefore, IAG should fulfill the requirements for qualifying for the application of the FSHC regime, in accordance with how these entities are regulated at the date of this document.

The FSHC regime will apply to the tax period ending after the election to apply the FSHC regime has been formally notified to the Spanish tax authority and to subsequent tax periods closing before notification to the Spanish tax authority of any decision to opt out of this regime.

The main tax effects of application of this special regime for IAG Shareholders in respect of the holding and transferring of IAG Shares are the following:

4.11.4.1	Shareholders resident in Spain

Individuals

(a)	Dividends

Application of the FSHC regime means that profits distributed by IAG to shareholders PIT taxpayers, which in turn derive from foreign source exempt income within the meaning of article 21 of the CITA (dividends and capital gains on certain shareholdings in non Spanish-resident companies), could imply a higher tax liability on the part of shareholding PIT taxpayers, as these dividends would compute as “general earned income” rather than as “savings income”, although a tax credit for the avoidance of international double taxation may apply on the terms provided for in PIT rules in respect of taxes paid abroad by IAG and which correspond to exempt income that has contributed to the formation of the distributed profits.

To this end, and in accordance with the aforementioned article 21 of the CITA, foreign source dividends and capital gains obtained by IAG deriving from investments in entities that are not resident in Spain for tax purposes, will be exempt, subject to fulfilment of all the following requirements:

a)	The shareholding in the non-resident entity paying the dividends must be at least 5 per cent. and have been held continuously for at least one year (with scope to complete the time requirement a posteriori). For FSHC entities this requirement is also deemed met for investments of less than 5 per cent. whenever their acquisition cost is €6 million or more;

b)	The foreign subsidiary must have been taxed abroad by a tax identical or analogous to Spanish CIT.

This requirement is considered to be met if the subsidiary is resident in a country with which there is a DTT in force which contains an exchange of information provision.

However, this requirement is not met if the subsidiary is resident in a country or territory officially classified as a tax haven, unless it resides in a European Union member state and it can duly evidence that it has been incorporated and is being run on bona fide economic grounds and that it conducts business activities.

c)	At least 85 per cent. of the foreign company’s income must have arisen from business activities conducted abroad (and not in Spanish territory) through its own structure of human and material resources, within the meaning of letter c) of article 21.1 of the CTCTA.

The expectation is the above-listed requirements will be met broadly by British Airways, in which case the dividends and capital gains received by IAG on account of its shareholding in the former will be exempt from CIT in Spain. However, IAG’s compliance with the conditions will need to be checked and confirmed in advance of each dividend distribution.

Classification of the profits distributed by IAG as “general income” implies their inclusion within the general section of the taxable base with scope to deduct the gross amount of administrative and custodian expenses, if any. The resulting net income would be taxed in accordance with the general PIT progressive scale, whose minimum and maximum rates, at the date of issuing this document, range, on broad terms, between 24 per cent. and 47 per cent., depending on each taxpayer’s net tax base. The maximum tax rate may vary depending on the Autonomous Region in which the taxpayer is resident.

In contrast, the profits distributed by IAG against income that is not exempt on the grounds outlined above (for example, the income received by IAG from its shareholding in IB Opco Holding and, indirectly, in Iberia Opco) would be taxed as “savings income”, in the manner described in section 4.11.2.1 above, to which the reader is referred.

The tax rules do not expressly stipulate a criterion for distinguishing the origin of the profits that may be distributed by IAG in the instance that the latter simultaneously holds exempt and non-exempt income. Such a criterion, on the other hand, is expressly contemplated in the case of non-resident shareholders, in respect of which article 118.1.c) of the CITA establishes that the first profits distributed by a qualifying FSHC shall be deemed to derive from exempt income, which could be considered as applicable also for IAG shareholders that pay PIT.

In this connection, IAG would disclose in its annual report the sum of exempt foreign source income and the amount of taxes paid abroad on such income so that its shareholding PIT taxpayers can apply the corresponding tax treatment to any profits distributed by IAG.

These distributed profits will be exempt from PIT up to an annual limit of €1,500. This limit applies to all dividends and distributed profits received during the calendar year by the PIT taxpayer in his capacity as a shareholder or owner of any entity (including IAG). This exemption will not apply when the dividends and distributed profits derive from securities acquired within the two months prior to the date the dividends are paid if, after that date, within the same term, there is a transfer of homogeneous shares.

This income is subject, upon exigibility or payment if this was to be satisfied on advance, to withholding on account of PIT at the rate prevailing, which currently is 19 per cent. The base for calculating this withholding will be the total amount of such income. The withholding will be deducted from the final assessment payable in respect of PIT and, if the latter is insufficient, the taxpayer will be entitled to the refunds provided for in article 103 of the PITA.

(b)	Income deriving from share transfers

Application of the FSHC regime does not introduce any specific treatment with respect to capital gains or losses obtained by PIT taxpayers, to which end the reader is referred to the tax treatment described in section 4.11.2.1 above.

Corporate Income Tax taxpayers

(a)	Dividends

Profits distributed by IAG to shareholders liable for CIT or which, as ITNR taxpayers, operate in Spain to these effects through a permanent establishment, will be taxed under the general regime described in section 4.11.2.1 above, to which the reader is referred.

(b)	Income deriving from share transfers

The gain or loss arising on the transfer of shares for valuable consideration or by way of gift or from any other change in net worth relating to the shares, will be included in the tax base of CIT taxpayers, or of ITNR taxpayers who operate through a permanent establishment in Spain, in the manner contemplated in articles 10 et seq. of the CITA, being taxed at a flat tax rate of 30 per cent.

Notwithstanding the foregoing, if the conditions established in article 30.5 of the CTCTA are met, the recipient will be entitled to apply the double taxation credit on the terms of the general regime detailed in section 4.11.2.1 above, to which the reader is referred. In this same case, the exemption provided for in article 21 of the CTCTA may apply to the portion of income obtained that corresponds to changes in valuation attributable to shareholdings in non-Spanish resident entities in relation to which the FSHC fulfils the requirements stipulated in the aforementioned article 21 of the CTCTA for qualifying for the foreign source capital gains exemption.

4.11.4.2	Shareholders not resident in Spain

(a)	Dividends

Where a dividend is received by an IAG Shareholder which is a natural person or legal entity not resident in Spain for those purposes and which does not operate in Spain through a permanent establishment (otherwise its tax treatment would be that corresponding to resident shareholders liable for payment of CIT, as described above), the distributed profit will not be deemed obtained in Spanish territory and the dividend will therefore not be subject to Spanish withholding tax, so long as the profits have been distributed from exempt income (dividends and capital gains from non-Spanish resident companies, the shareholdings in which fulfil the requirements of article 21 of the CTCTA detailed above).

In contrast, dividends paid by IAG out of non-exempt profits are deemed Spanish source income, and are therefore taxed following the treatment described for dividends in Section 4.11.2.2., to which the reader is referred.

However, dividends received by shareholders resident in a country or territory officially classified as a tax haven will be, in any case, subject to taxation and, therefore, to withholding in Spain, at a rate of 19 per cent.

The rules envisage that the first profits distributed by IAG will be deemed to come from exempt dividends and capital gains, for the purposes of determining and applying the correct tax treatment to any dividends received by an IAG Shareholder.

To this end, IAG will provide IAG Shareholders with the information they need to be able to determine the appropriate tax treatment.

It should be noted that, as the treatment described above does not apply to all non-Spanish resident IAG Shareholders, an IAG Shareholder will have to establish his foreign tax residence by submitting a certificate of tax residence duly issued by the tax authorities of its country of residence in order to secure the above treatment.

Distributions of the share premium will be treated in the same way as distributed profits, as detailed in this paragraph.

(b)	Income deriving from share transfers

Regardless of whether an IAG Shareholder is a natural person or a legal entity, the income obtained as a consequence of transferring IAG Shares will not be deemed to be obtained in Spain to the extent that it corresponds to profits deriving from exempt dividends and capital gains as described above or to changes in value attributable to shareholdings in non-Spanish resident companies that fulfill the requirements referred to above.

However, income deriving from share transfers received by shareholders resident in a country or territory officially classified as a tax haven will be subject to taxation in Spain, at a rate of 19 per cent.

To this extent, IAG will provide IAG Shareholders with the information they need to be able to determine the appropriate tax treatment.

It should be noted that, as the treatment described above does not apply to all non-Spanish resident IAG Shareholders, an IAG Shareholder will have to establish his foreign tax residence by submitting a certificate of tax residence issued by the tax authorities of its country of residence in order to secure the above treatment.

4.12	United Kingdom tax information

The comments set out below summarise certain limited aspects of the United Kingdom taxation treatment of the IAG Merger for BA Merger Shareholders, Iberia Shareholders and the holders of IAG Shares (in this section, the “IAG Shareholders”). They do not purport to be a complete analysis of all tax considerations relating to the IAG Merger or of the holding of BA Holdco Shares, Iberia Shares or IAG Shares. They are based on current United Kingdom legislation and what is understood to be current HM Revenue & Customs (“HMRC”) practice, both of which are subject to change, possibly with retrospective effect.

These comments are intended as a general guide and, with the exception of the two paragraphs headed “Non-United Kingdom resident shareholders”, apply only to persons who are resident or (if individuals) ordinarily resident for tax purposes in the United Kingdom, who hold their BA Holdco Shares, Iberia Shares or IAG Shares, as the case may be, as an investment (other than under a personal equity plan or individual savings account) and who are the absolute beneficial owners of their BA Holdco Shares, Iberia Shares or IAG Shares, as the case may be. These comments do not deal with certain types of shareholders (such as persons holding or acquiring shares in the course of a trade or persons who have, or could be treated as having, acquired their BA Holdco Shares, Iberia Shares or IAG Shares, as the case may be, by reason of employment, non-United Kingdom domiciled individuals, collective investment schemes and insurance companies). Special considerations may also apply to persons who acquire their BA Holdco Shares, Iberia Shares or IAG Shares, as the case may be, through the exercise or vesting of share options and awards. Persons who are in any doubt about their taxation position, or who are resident or otherwise subject to taxation in a jurisdiction outside the United Kingdom, should consult an appropriate independent professional tax adviser immediately.

Except where the context requires otherwise, references in this section to IAG Shares include references to IAG CDIs and references to an IAG Shareholder include references to holders of IAG CDIs (including where such IAG CDIs are held by the IAG Nominee pursuant to the IAG Nominee Service).

4.12.1	United Kingdom taxation of chargeable gains (“CGT”) consequences of the IAG Merger

4.12.1.1	Receipt of IAG Shares in consideration for the cancellation of BA Holdco and Iberia Shares

A BA Merger Shareholder or an Iberia Shareholder who, alone or together with persons connected with him, does not hold more than 5 per cent. of, or of any class of, shares in or debentures of BA Holdco or Iberia (as the case may be) should qualify for “United Kingdom rollover relief” to the extent that he receives IAG Shares in consideration for the cancellation of the BA Holdco Shares (held by the Custodian as trustee on his behalf) or Iberia Shares (as the case may be) pursuant to the IAG Merger. To the extent that a BA Merger Shareholder or Iberia Shareholder, as the case may be, qualifies for “United Kingdom rollover relief”, he will be treated as not having made a disposal of his BA Holdco Shares or Iberia Shares (as the case may be) for CGT purposes as a result of the IAG Merger and the IAG Shares that will be held by the Custodian as trustee on behalf of the BA Merger Shareholder or held by the Iberia Shareholder, as the case may be, following the IAG Merger should be treated as the same asset, and as having been acquired at the same time and for the same consideration, as the BA Holdco Shares or, as the case may be, the Iberia Shares from which they are derived.

A BA Merger Shareholder or an Iberia Shareholder who, alone or together with persons connected with him, holds more than 5 per cent. of, or of any class of, shares in or debentures of BA Holdco or Iberia (as the case may be) should also be eligible for the above treatment, to the extent that he receives IAG Shares in consideration for the cancellation of the BA Holdco Shares (held by the Custodian as trustee on his behalf) or Iberia Shares (as the case may be) pursuant to the IAG Merger, provided that the IAG Merger is effected for bona fide commercial reasons and does not form part of a scheme or arrangements of which the main purpose, or one of the main purposes, is avoidance of liability to capital gains tax or corporation tax. BA Merger Shareholders and Iberia Shareholders are advised that clearance has been obtained under section 138 of the Taxation of Chargeable Gains Act 1992 that HMRC is satisfied that the IAG Merger will be effected for bona fide commercial reasons and will not form part of any such scheme or arrangements.

4.12.1.2	Receipt of cash in respect of fractional entitlements to IAG Shares

No fractional entitlements to IAG Shares will arise for BA Merger Shareholders.

The sale, on behalf of an Iberia Shareholder, of a fractional entitlement to IAG Shares should not constitute a part disposal of such Iberia Shareholder’s existing Iberia Shares provided that the amount paid to the Iberia Shareholder in respect of such fractional entitlement is “small” as compared to the value of his Iberia Shares prior to the IAG Merger. HMRC will normally treat proceeds as “small” if the amount of the proceeds either does not exceed 5 per cent. of the market value of the Iberia Shares held by the relevant Iberia Shareholder or does not exceed £3,000. If either of these conditions is met, the amount received by the Iberia Shareholder may be deducted from the base cost of the IAG Shares received. If the conditions are not met, the Iberia Shareholder will be treated as making a part disposal of his Iberia Shares and may incur a liability to tax on any chargeable gain realised.

4.12.2	Stamp duty and stamp duty reserve tax (“SDRT”) consequences of the IAG Merger

No SDRT will be payable, and no liability to stamp duty will arise, in respect of the cancellation of the Iberia Shares and the BA Holdco Shares and the issue of the IAG Shares by IAG to the Custodian as trustee on behalf of the BA Merger Shareholders and to the Iberia Shareholders pursuant to the IAG Merger, including where the BA Holdco Shares are represented by the BA ADSs and the IAG Shares are represented by the BA ADSs or the IAG ADSs.

4.12.3	Taxation of dividends

An IAG Shareholder who is an individual resident (for tax purposes) in the United Kingdom and who receives a dividend from IAG will be entitled to a tax credit (the “Tax Credit”) equal to one-ninth of the sum of the dividend received and any Spanish withholding tax on such dividend. See the section headed “Spanish tax information” for a description of the position with respect to Spanish withholding tax.

The dividend received and the Spanish withholding tax on such dividend plus the related Tax Credit (the “gross dividend”) will be part of the IAG Shareholder’s total income for United Kingdom income tax purposes and will be regarded as the top slice of that income. However, in calculating the IAG Shareholder’s liability to income tax in respect of the gross dividend, the Tax Credit (which equates to 10 per cent. of the gross dividend) will be set off against the tax chargeable on the gross dividend.

In the case of such an IAG Shareholder who is not liable to income tax at either the higher or the additional rate, the IAG Shareholder will be subject to tax on the gross dividend at the rate of 10 per cent. The Tax Credit will, in consequence, satisfy in full the IAG Shareholder’s liability to income tax on the gross dividend.

In the case of an IAG Shareholder who is liable to income tax at the higher rate, the IAG Shareholder will be subject to tax on the gross dividend at the rate of 32.5 per cent., to the extent that the gross dividend falls above the threshold for the higher rate of income tax, but below the threshold for the additional rate of income tax, when it is treated (as mentioned above) as the top slice of the IAG Shareholder’s income. The Tax Credit will, in consequence, satisfy only part of the IAG Shareholder’s liability to income tax on the gross dividend and the IAG Shareholder will have to account for income tax equal to 22.5 per cent. of the gross dividend less the credit for any Spanish withholding tax. For example, if the IAG Shareholder received a dividend of £80 (before Spanish withholding tax) from IAG, the dividend received would carry a Tax Credit of £8.89 and therefore represent a gross dividend of £88.89. The IAG Shareholder would then be required to account for income tax on the gross dividend of £20 (being £28.89 (i.e. 32.5 per cent. of £88.89) less £8.89 (i.e. the amount of the Tax Credit)) less the credit for any Spanish withholding tax.

IAG Shareholders should note that the Finance Act 2009 introduced an additional rate of income tax applicable, with effect from 6 April 2010, to taxable income above £150,000 and provided for dividends paid on or after that date to be taxable at the rate of 42.5 per cent. Consequently, in the case of an IAG Shareholder who is liable to income tax at the additional rate, the IAG Shareholder will be subject to tax on the gross dividend at the rate of 42.5 per cent., to the extent that the gross dividend falls above the threshold for the additional rate of income tax when it is treated (as mentioned above) as the top slice of the IAG Shareholder’s income. After setting off the Tax Credit comprised in the gross dividend, the IAG Shareholder will, accordingly, have to account for income tax equal to 32.5 per cent. of the gross dividend less the credit for any Spanish withholding tax. For example, if the IAG Shareholder received a dividend of £80 (before Spanish withholding tax) from IAG, the dividend received would carry a Tax Credit of £8.89 and therefore represent a gross dividend of £88.89. The IAG Shareholder would then be required to account for income tax on the gross dividend of £28.89 (being £37.78 (i.e. 42.5 per cent. of £88.89) less £8.89 (i.e. the amount of the Tax Credit)) less the credit for any Spanish withholding tax.

An IAG Shareholder within the charge to United Kingdom corporation tax which is a “small company” (for the purposes of United Kingdom taxation of dividends) will not generally be subject to tax on dividends from IAG.

Other IAG Shareholders within the charge to United Kingdom corporation tax will not be subject to tax on dividends from IAG so long as the dividends fall within an exempt class and certain conditions are met. In general, dividends paid on shares that are “ordinary share capital” for United Kingdom tax purposes and are not redeemable and dividends paid to a person holding less than 10 per cent. of the issued share capital of the payer (or any class of that share capital) are examples of dividends that fall within an exempt class.

Where Spanish withholding tax is imposed on a dividend, credit should generally be available to any IAG Shareholder who is an individual for an amount equal to the Spanish tax deducted or withheld from the relevant dividend paid by IAG on IAG Shares against the income tax to which such IAG Shareholder is liable, with the credit generally covering a maximum of 15 per cent. of the dividend received and the Spanish withholding tax on such dividend and being broadly limited to the amount of such IAG Shareholder’s income tax liability attributable to the relevant dividend. As a result, an IAG Shareholder who is an individual and who is chargeable to income tax on all or any portion of the relevant dividend at the higher rate, or the additional rate, and who claims that credit through his tax return should be able to offset the amount of the available credit against his income tax liability in respect of the relevant dividend. An IAG Shareholder who is an individual and whose income tax liability in respect of the relevant dividend is fully discharged by the Tax Credit as discussed above will therefore have no need to use, and will be unable to claim a United Kingdom tax credit in respect of, the Spanish withholding tax on that dividend. This means that such a person will in after-tax terms receive the amount of the dividend less the amount of any Spanish withholding tax whereas, if IAG were a United Kingdom tax resident company, such as British Airways, such a person would receive the amount of the dividend with no deduction for withholding tax.

Similarly, an IAG Shareholder who is not liable to tax on dividends received from IAG (including an IAG Shareholder within the charge to United Kingdom corporation tax whose dividends received from IAG are exempt from United Kingdom corporation tax) will be unable to claim a United Kingdom tax credit in respect of the Spanish withholding tax on those dividends. This means that such a person will in after tax terms receive the amount of the dividend less the amount of any Spanish withholding tax whereas, if IAG were a United Kingdom tax resident company, such as British Airways, such a person would receive the amount of the dividend with no deduction for withholding tax.

4.12.4	Tax Compliance

Any individual BA Merger Shareholder who has not previously received notice from HMRC requiring him to submit a tax return is advised that, on receiving a dividend from IAG, he will need to notify HMRC that he has acquired a source of overseas income.

4.12.5	Disposals of IAG Shares

4.12.5.1	Taxation of chargeable gains

A disposal or deemed disposal of IAG Shares may, depending on the particular circumstances of the IAG Shareholder and subject to any available exemptions or reliefs, give rise to a chargeable gain or an allowable loss for CGT purposes.

An individual IAG Shareholder who is resident or ordinarily resident in the United Kingdom for tax purposes and whose total taxable gains and income in a given tax year, including any gains made on the disposal or deemed disposal of his IAG Shares, are less than or equal to the upper limit of the income tax basic rate band applicable in respect of that tax year (the “Band Limit”) will generally be subject to capital gains tax at the flat rate of 18 per cent. in respect of any gain arising on a disposal or deemed disposal of his IAG Shares.

An individual IAG Shareholder who is resident or ordinarily resident in the United Kingdom for tax purposes and whose total taxable gains and income in a given tax year, including any gains made on the disposal or deemed disposal of his IAG Shares, are more than the Band Limit will generally be subject to capital gains tax at the flat rate of 18 per cent. in respect of any gain arising on a disposal or deemed disposal of his IAG Shares (to the extent that, when added to the IAG Shareholder’s other taxable gains and income in that tax year, the gain is less than or equal to the Band Limit) and at the flat rate of 28 per cent. in respect of the remainder of the gain arising on a disposal or deemed disposal of his IAG Shares.

No indexation allowance will be available to an individual IAG Shareholder in respect of any disposal of IAG Shares. However, each individual has an annual exemption, such that capital gains tax is chargeable only on gains arising from all sources during the tax year in excess of this figure. The annual exemption is £10,100 for the tax year 2010-2011.

A corporate IAG Shareholder who is resident in the United Kingdom for tax purposes will generally be subject to corporation tax on chargeable gains arising on a disposal of its IAG Shares. The indexation allowance may reduce the amount of chargeable gain that is subject to corporation tax but may not create or increase any allowable loss.

4.12.5.2	Stamp duty and SDRT

No SDRT should be payable in respect of any transfer of, or agreement to transfer, IAG Shares including where the IAG Shares are represented by the BA ADSs or the IAG ADSs.

If IAG were to be centrally managed and controlled within the United Kingdom, the statement made in the above paragraph would not be correct with respect to those IAG Shares that are represented by IAG CDIs.

No stamp duty will be payable on the transfer of IAG CDIs within CREST. As regards the transfer of IAG Shares in other circumstances, no stamp duty will be payable in respect of the paperless transfer of an interest in IAG Shares in dematerialised form, for example by way of book entry transfer through the Iberclear system and, provided that any instrument of transfer is executed outside the United Kingdom and does not relate to any property situate, or to any matter or thing done or to be done, in the United Kingdom, no stamp duty will be payable in respect of other transfers of IAG Shares.

4.12.6	Non-United Kingdom resident shareholders

An IAG Shareholder who is not resident and, in the case of an individual, not ordinarily resident in the United Kingdom for tax purposes and does not carry on a trade, profession or vocation in the United Kingdom through a branch or agency or, in the case of a company, a permanent establishment (where such IAG Shares have been used, held or acquired for the purpose of such branch, agency or permanent establishment) will generally be outside the scope of CGT in respect of a subsequent disposal or deemed disposal of IAG Shares.

An IAG Shareholder who is an individual and who is temporarily resident outside the United Kingdom for tax purposes may, under anti-avoidance legislation, be liable to CGT on any capital gain realised whilst temporarily non-resident (subject to any available exemption or relief). If applicable, the tax charge will arise in the tax year that the individual returns to the United Kingdom.

5	TERMS AND CONDITIONS OF ISSUE

This section does not apply, since the purpose of this Securities Note is the issue of shares of IAG to satisfy the requirements of the IAG merger share exchange and their subsequent admission to trading, without performing a public offering of such shares.

6	ADMISSION TO LISTING AND TRADING

6.1	Application for Admission to Listing and Trading

In accordance with the resolutions of the Board of Directors of the Issuer dated 19 October, 2010, and of the Shareholders General Meeting of November 29, 2010, it has been agreed to apply for admission of the shares that will be issued as a result of the completion of the IAG Merger (i) to trading on the Stock Exchanges of Barcelona, Bilbao, Madrid and Valencia as well as their incorporation in the Spanish Stock Exchange Interconnection System (Continuous Market (Sistema de Interconexión Bursátil (Mercado Continuo)) and (ii) to the premium segment of the Official List by the UKLA and to trading on the London Stock Exchange.

It is contemplated that the shares that will be issued as a result of the completion of the IAG Merger will be admitted to trading on 24 January, 2011. If the admission to trading has not occurred by 24 February 2011, the Issuer commits to notify immediately the reasons for the delay by way of a notice published in the Stock Exchanges of Barcelona, Bilbao, Madrid and Valencia Official Listing Bulletins and by means of a significant event to the UKLA, the London Stock Exchange and the CNMV.

The Issuer acknowledges and agrees to comply with the requirements and conditions for listing, continued listing and delisting of the securities on the aforesaid secondary markets, according to applicable law and the requirements of their governing bodies.

6.2	Securities exchanges on which IAG Shares are traded

IAG Shares are not currently traded in any Official Stock Exchange.

British Airways’ shares are currently admitted to the Premium Segment of the Official List of the UK Listing Authority and to trading on the London Stock Exchange. British Airways is included in the FTSE 100 index. Iberia’s shares are traded on the Madrid, Barcelona, Bilbao and Valencia Stock Exchanges, through the Spanish Stock Exchange Interconnection System (Continuous Market (Sistema de Interconexión Bursátil Español (Mercado Continuo)). Iberia is a member of the Ibex-35 index.

6.3	Other allocations

Not applicable.

6.4	Liquidity Entities

No entity has a firm commitment to act as an intermediary in secondary Trading, providing liquidity through bid and offer orders.

6.5	Stabilization of the security

Not applicable.

7	SELLING SECURITIES HOLDERS

The shares that are to be issued pursuant to the merger of IBERIA, LÍNEAS AÉREAS DE ESPAÑA, S. A. (holding company of Iberia Opco) and BA HOLDCO, S. A. (holding company of British Airways) (non-surviving companies) by the Issuer (surviving company), without a simultaneously performing a public offering of all or part of such shares. Therefore this section does not apply.

8	EXPENSE/PROCEEDS OF THE ISSUE AND ADMISSION TO TRADING

The estimated expenses of the admission to trading of the shares that will be issued as a result of the completion of the IAG Merger for the Issuer are those indicated below (excluding amounts in respect of VAT):

Euros
Fees of Spanish exchanges	311,992.82
CNMV issuance and admission fees	51,997.55
Iberclear fees	30,000
London Stock Exchange listing fee	436,000
UKLA application fee	265
Legal and financial advice and other expenses (Notary, Agency, Registry, Legal publicity etc.)	49,387,000

TOTAL	50,217,255.37

Average Sterling/Euro exchange rate for April to December 2010 of 1.178 was used to calculated the Euro amount of those fees incurred in Sterling.

9	DILUTION

9.1	The amount and percentage of immediate dilution resulting from the Issue

As part of the implementation of the Merger, the current IAG’s share capital (amounting to 60,120 euro, represented by 120,240 shares with a nominal value of 0.5 euro each) will be fully redeemed by returning the contributions made by LATORRE & ASOCIADOS CONSULTORIA, S. L., currently the sole shareholder of IAG.

The capital increase resulting from the issuance of the IAG Shares as described in this Securities Note will lead, upon completion of the Merger, to the issue and circulation of up to a maximum of 2,099,856,484 IAG Shares.

In pursuance of article 304.2 of the Corporate Enterprise Law no pre-emptive subscription rights apply, in so far as the capital increase is effected for the purposes of satisfying the requirements of the merger share exchange

Following completion of the Merger the shareholders of British Airways and Iberia referred to in sections 22.6.1 and 22.6.2 of the Registration Document will be the significant shareholders of IAG, assuming their respective shareholdings do not change at such date from their respective shareholding at 31 December 2010. Based upon the Merger Ratio (and taking into account the cancellation of the Iberia treasury shares and the transactions described in the Registration Document regarding the cross shareholding transactions), the significant shareholders of IAG would be as follows:

Name of shareholder	Shareholding	Ownership interest
AXA Investments	55,878,960	3.01%
Black Rock Advisors	141,006,414	7.60%
Caja de Ahorros y Monte de Piedad de Madrid	223,590,038	12.06%
Janus Capital Management LLC	82,433,679	4.44%
Lloyds Banking Group plc	69,213,837	3.73%
Standard Life plc	103,807,948	5.60%

Total major shareholders	675,930,876	36.44%
Directors and senior managers	997,920	0.05%
Treasury shares	0	0%
Other shareholders (free float)	1,177,964,571	63.51%

Total IAG shares outstanding	1,854,893,367	100.00%

9.2	In the case of a subscription offer to existing equity holders, the amount and percentage of immediate dilution if they do not subscribe the offer.

This section does not apply since there is no public offering.

10	ADDITIONAL INFORMATION

10.1	A statement of the capacity in which the advisors have acted in this Note

The issuer has received legal advice from J&A Garrigues, S. L. P. and Slaughter and May, as well as accounting advice from Ernst & Young LLP and financial advice from Morgan Stanley S. V., S. A. U and UBS Investment Bank in connection with the issue of the IAG Shares as described in this Note. British Airways has received legal advice in Spanish law from Uría & Menéndez. Iberia has received financial advice from J.P. Morgan plc.

10.2	An indication of other information in this Note which has been audited or reviewed by the auditors

Not applicable.

10.3	A statement or report attributed to a person as an expert

This Note does not include any statement or report attributed to a person as an expert.

In accordance with Article 34 of Law 3/2009 and Article 349 of the Mercantile Registry Regulations, KPMG Auditors S.L. has been appointed by the Madrid Mercantile Registry, upon joint request by IAG, Iberia and BA Holdco, as an independent expert for the purposes of the IAG Merger. This report is available at the IAG corporate address and at www.iberia.com and www.bashareholders.com. The conclusion of that report is included in section 28.1 of this Document.

Iberia engaged Morgan Stanley S.V., S.A.U (“Morgan Stanley”) to act as its financial adviser in respect of the Merger. As part of such engagement, and upon the request of the Board of Directors of Iberia, Morgan Stanley issued a fairness opinion to the Board of Directors of Iberia dated 21 September 2010 in connection with the Merger, stating that, in Morgan Stanley’s opinion, subject to the procedures, qualifications, assumptions, limitations and other matters referred therein, the exchange ratio is fair from a financial point of view to Iberia shareholders, with the exception of British Airways and its affiliates. Morgan Stanley is acting as financial adviser to Iberia and for no one else in connection with the Merger and will not be responsible to anyone other than Iberia for providing the protections afforded to the clients of Morgan Stanley nor for providing advice in relation to the potential Merger, the contents of this Note or any other matter referred to this Note.

Iberia engaged J.P. Morgan plc (“J.P. Morgan”) to act as its financial adviser in respect of the Merger with British Airways. As part of such engagement, and upon the request of the Board of Directors of Iberia, J.P. Morgan issued a fairness opinion to the Board of Directors of Iberia dated 22 September 2010 in that sets forth that the Merger Ratio is fair from a financial point of view for Iberia. J.P. Morgan is acting as financial adviser to Iberia and for no one else in connection with the Merger and will not be responsible to anyone other than Iberia for providing the protections afforded to the clients of J.P. Morgan or for providing advice in relation to the potential Merger, the contents of this Note or any other matter referred to this Note.

Ernst & Young LLP has issued the special purpose report on the pro forma financial information of IAG as of June 30, 2010 described on Section 25.1 of the Registration Document.

10.4	Information sourced from a third party

Not applicable.

10.5	Registration Document Update

10.5.1	Interim financial information

The British Airways interim unaudited financial information for the six months ended 30 September 2010 and the Iberia interim unaudited financial information for the 9 months ended 30 September 2010 is incorporated by reference into this document, can be downloaded from www.bashareholders.com, in the case of British Airways, and www.iberia.com, in the case of Iberia.

Iberia consolidated statement of income for the third quarter and first nine months of 2010 (not audited):

€ million	3rd Quarter (Jul-Sep)			January - September
	2010	2009	% (*)	2010	2009	% (*)

Profit/ loss from operations (a)	77	-56	n.m.	27	-330	n.m.
Revenue from operations	1,351	1,167	15.8	3,631	3,337	8.8
Net sales	1,289	1,124	14.7	3,424	3,197	7.1
Passenger revenue (b) (c)	1,018	897	13.5	2,698	2,539	6.3
Cargo revenue (c)	74	55	34.5	213	167	28.1
Handling	84	83	2.1	207	204	1.7
Technical assistance to airlines	92	69	33.7	243	227	7.3
Other revenues	20	19	0.3	61	62	-0.6
Other operating revenues	62	43	44.5	208	140	48.6
Recurring	52	43	21.1	144	136	6.1
Non-recurring	10	0	n.m.	64	4	n.m.

Costs from operations	1,273	1,223	4.1	3,600	3,667	-1.8
Procurements	381	365	4.5	995	1,055	-5.7
Aircraft fuel	303	309	-2.2	797	890	-10.4
Aircraft spare parts	69	47	47.9	173	141	23.2
Catering materials	5	5	12.5	14	14	2.3
Other purchases	4	4	3.6	10	11	-7.5
Personnel expenses	333	325	2.6	970	975	-0.5
of which: Non-recurring (d)	0	—	n.a.	2	—	n.a.
Depreciation and amortization	44	44	0.0	130	133	-2.4
Other operating costs	514	489	5.2	1,505	1,503	0.1
Aicraft leases	86	85	1.3	240	268	-10.4
Fleet maintenance (subcontracts)	56	44	27.3	152	155	-2.2
Commercial costs	43	35	21.8	128	107	20.5
Traffic services	105	101	4.1	299	301	-0.6
Navigation charges	67	66	1.5	189	192	-1.4
In-flight services	20	20	2.0	53	50	6.8
Booking systems	31	29	7.8	105	104	0.9
Other costs (e)	107	110	-3.0	338	327	3.4
of which: Non-recurring	3	2	36.1	30	3	n.m.

Impairment losses and net gains on disposals of non current assets	-1	0	n.m.	-4	0	n.m.

n.m.: not meaningful.

n.a.: not applicable.

(*)	The percentage variations are calculated with complete numbers in euros.
(a)	Profit/loss from operations includes operating income, non recurring revenues and costs, as well as net gains on disposals of non-current assets and impairment losses.
(b)	Passenger revenues include issued but unused tickets, previously accounted in current liabilities as customer advances, together with other minor adjustments.
(c)	As from January 2010 revenues from excess baggage are included in “passenger revenues” (previously in “cargo revenues”). The 2009 figure (5 million in the third quarter and 13 million in the nine months to September) has been reclassified according with the new criterion.

(d)	Non-recurring personnel expenses amounted to €0.4 million in the third quarter 2010.
(e)	Includes “Other rent”, “Indemnities”, “Insurances” and “Other maintenance”, among others.

€ million	3rd Quarter (Jul-Sep)			January - September
	2010	2009	% (*)	2010	2009	% (*)

Financial results	-4	17	n.m.	13	41	-68.6

Financial revenues	8	10	-21.4	19	56	-65.9
Financial expenses	9	10	-8.4	25	30	-15.9
Exchange gains/losses	-5	-3	-49.9	14	-9	n.m.
Other revenues and expenses	1	20	-92.6	6	24	-76.8

Shares of results of associates	21	8	149.7	24	8	209.4

Profit before taxes	94	-30	n.m.	64	-281	n.m.

Taxes	-19	14	n.m.	-11	99	n.m.

Profit after taxes	74	-16	n.m.	53	-182	n.m.

Atributable to shareholders of the parent company	74	-16	n.m.	54	-182	n.m.
Atributable to minority interest	-0	-0	n.a.	-0	-0	n.a.

Basic earning per share (euros)	0.080	-0.018	n.m.	0.058	-0.196	n.m.

n.m.: not meaningful.

n.a.: not applicable.

(*)	The percentage variations are calculated with complete numbers in euros.

Average weighted number of shares in the third quarter: 925,204,966 in 2010 and 925,204,737 in 2009. January-September: 925,204,813 in 2010 and 925,204,737 in 2009.

Passenger revenues - Total passenger revenues in the first nine months increased by €159.6 million year-on-year, €137 million of which related to revenue from used tickets in the period. The €23 million increase in “Other passenger revenues” was driven mainly by higher revenues from customer loyalty programmes (Iberia Plus and frequent-flyer agreements with other airlines) as well as revenue from luggage charges.

Passenger revenues January-September	Revenues (€ million)			Rev./RPK	Rev./ASK
	2010	2009	Var. %	Var. %	Var. %

Long haul	1,343	1,160	15.8	8.5	13.3
International medium haul	674	685	-1.6	4.2	5.9
Domestic	506	541	-6.5	-0.3	2.2

Total network (a)	2,522	2,385	5.7	3.5	7.5

Other passenger revenues (b)	177	154	15.0	n.a.	n.a.

Total (b)	2,698	2,539	6.3	n.a.	n.a.

n.a.: not applicable.

(a)	Corresponds to revenue generated from flights operated during the period.

(b)	Includes revenues from issued but unused tickets, from frequent flyer agreements and other less significant accounting adjustments.

Passenger revenues from used tickets in the nine month period ended 30 September 2010 rose 5.7 per cent. year-on-year, driven by the steady increase in revenue from long-haul flights since the beginning of the year. Passenger revenue from this segment rose 15.8 per cent. on the nine month period ended 30 September 2009, thanks to the 6.7 per cent. growth in revenue passenger kilometres (RPK) and the 8.5 per cent. rise in yields.

Capacity (measured in ASK) across the network fell by 1.7 per cent. on the nine month period ended 30 September 2009: the 2.1 per cent. capacity increase in the long-haul segment was offset by the 7.6 per cent. decrease in domestic and medium-haul flights. Load factors improved in all segments, rising 3.1 percentage points on average across the entire network to 83.1 per cent., compared to a 2.1 per cent. increase in traffic volumes. The total network yield was 3.5 per cent. higher despite the 7.2 per cent. increase in the average stage length, caused mainly by the increasing contribution from the long-haul segment (66.3 per cent. of total traffic, measured in RPK, in the nine month period ended 30 September 2010, an increase of 2.8 points from the nine month period ended 30 September 2009). Revenue per ASK was higher in all segments, leading to an increase of 7.5 per cent. across the entire network; 1.6 points of this increase was owed to the appreciation in the dollar and other currencies relative to the euro. Within the long-haul business, revenue per ASK jumped 13.3 per cent. year-on-year (by 10.9 per cent. stripping out the effect of euro depreciation), in part driven by the increase in Business Plus passengers (8.2 per cent.).

In the third quarter of 2010, total passenger revenues rose 13.5 per cent. compared with same quarter of he previous year. Passenger revenue from tickets used during the quarter rose €106 million (or 12.4 per cent.), driven by the significant growth in revenue in the long-haul segment, which soared 29.2 per cent. “Other passenger revenues” were €15 million higher than in the 3 month period ended September 2009, driven primarily by growth in revenue from the cancellation of customer advances as well as revenue from frequent-flyer programmes.

For the overall network, the load factor improved by 3.4 points on the 3 month period ended September 2009 to 85.6 per cent., underpinned by growth of 3.4 per cent. in ASK and 7.7 per cent. in RPK. The growth in capacity (9.5 per cent.) and traffic (15 per cent.) in the long-haul segment was partially offset by the contractions in capacity (-6.0 per cent.) and demand (-4.2 per cent.) in the short and medium- haul segments.

Revenue per ASK rose 8.6 per cent. on the 3 month period ended September 2009 for the overall network, thanks to the improvement in the load factor and the recovery in yield (4.3 per cent.) over the course of the quarter. The sharp growth in the average stage length (+10.6 per cent.) is estimated to have eroded the growth in unit revenue and yield by around 5.0 percentage points. In contrast, the appreciation of the dollar and other currencies relative to the euro drove an approximately 4.0 point increase in revenue per ASK and yield in the third quarter.

Cargo - Revenues were 28.1 per cent. higher year-on-year in the nine month period ended 30 September 2010, thanks to a 32.4 per cent. jump in cargo traffic, measured in RTK, with noteworthy growth in all international segments. Unit revenue per ATK increased by 19.9 per cent. in the nine month period ended 30 September 2010, driven by an 11.8 percentage point improvement in the cargo load factor. The yield, which had contracted by 28 per cent. year-on-year in the second half of 2009, has been recovering steadily since the beginning of 2010, rising 17 per cent. in the third quarter alone compared with same quarter of the previous year. The significant growth in price and the increase in traffic (16.9 per cent.) drove a 34.5 per cent. increase in consolidated cargo revenue for the quarter.

Handling - Revenues from third-parties rose 2.1 per cent. year-on-year in the 3 month period ended September 2010 and by 1.7 per cent. in the nine month period ended 30 September 2010. Iberia Airport Services (excluding the temporary joint ventures and stripping out consolidation adjustments) posted growth of 2.3 per cent. in handling revenue on the nine month period ended 30 September 2009, underpinned by an increase of 1.7 per cent. in weighted aircraft handled, standing out the growth in volumes handled to Vueling.

Maintenance - Revenue from third-party maintenance rose 7.3 per cent. year-on-year, with growth of 33.7 per cent. (€23 million) in the third quarter, driven by higher revenue from engine inspections and other workshop services, partially favoured by the appreciation of the dollar relative to the euro in the third quarter.

Other revenues - This heading, which includes revenue from the use of booking systems, revenue generated at cargo terminals, revenue net of points awarded from affiliate companies of the Iberia Plus frequent-flyer programme and revenue from miscellaneous and training services, narrowed slightly (-0.6 per cent.) on the nine month period ended 30 September 2009 to €61 million.

Other operating revenues - The recurring portion of this heading (commissions, rents, work done by the company on its fixed assets and sundry other revenue) totalled €144 million in the nine month period ended 30 September 2010, year-on-year growth of 6.1 per cent. This figure includes €18 million in reversals of overprovisions for major fleet repair work, €14 million more than the amount recognised in the nine month period ended 30 September 2009, with €6.5 million of the increase recognised in the third quarter. The non-recurring portion in the first nine months of 2010 amounted to €64 million (nine month period ended 30 September 2009: €4 million), including €30 million for the estimated recovery of pilot pension fund provisions and €33 million from the recovery of provisions in the wake of four Supreme Court rulings accepting Iberia’s appeals and absolving the company from payment of several settlements of customs duties for the period from 1998 to 2000.

Highlights of costs from operations include:

Fuel - Fuel costs diminished by 10.4 per cent. year-on-year in the nine month period ended 30 September 2010, due primarily to the drop in average prices after hedges, though this was partly offset by a 5.6 per cent. increase in fuel spending caused by the euro’s depreciation against the US dollar. Third-quarter spending narrowed just 2.2 per cent., as the higher spend due to euro depreciation (10.9 per cent.) coupled with the higher litre volume used (4.5 per cent.) offset most of the cost savings generated by the decline in average prices after hedges in relation to the 3 month period ended September 2009. Fuel costs per ASK fell by 8.8 per cent. in the first half and by 5.5 per cent. in the third quarter compared to last year. Market jet kerosene prices (JET CIF NWE) were relatively stable during the third quarter, at around $700 per tonne, similar to the average price year-to-date. So far this year, quoted oil prices have tracked above those of last year, although the gap has been diminishing owing to the increase in market prices since March of 2009.

Personnel - Recurring costs were 0.7 per cent. lower in the nine month period ended 30 September 2010, thanks to a 3.6 per cent. reduction in the Group’s average equivalent headcount to 20,119 employees. Average technical and cabin crew headcount declined by 2.8 per cent. and 6.5 per cent., respectively. In addition, non-recurring costs for termination benefits in the nine month period ended 30 September 2010 totalled €1.6 million. In the third quarter of 2010 recurring personnel costs were 2.5 per cent. higher year-on-year, driven in part by the increase in out-of-pocket expenses, overtime and other variable labour costs. Personnel costs per ASK narrowed 0.9 per cent. on the 3 month period ended September 2009.

Aircraft leases - Lease expense declined 10.4 per cent. year-on-year in the nine month period ended 30 September 2010. Some of the savings (€15 million) relate to the use of wet leases in 2009 (an average of 1.8 A340 aircraft), which was discontinued from August 2009. Passenger aircraft operating lease expense was €11 million lower, due in part to the drop in interest rates, while cargo aircraft leases were almost €2 million lower. In the 3 month period ended September 2010 aircraft lease expense went up 1.3 per cent., due mainly to the addition of three A340/600 aircraft, the largest aircraft in Iberia’s fleet, under operating lease.

Depreciation and amortisation - This heading was 2.4 per cent. lower in the first nine months of the year, mostly due to lower depreciation of aircraft, IT equipment, airport equipment and vehicles. In unit terms, the aggregate of aircraft lease and amortisation/depreciation charges fell by 6.2 per cent. to €0.79 per ASK.

Aircraft maintenance - The aggregate cost of outsourced fleet maintenance expense, spare parts and provisions recognised for major repairs increased by 9.9 per cent. on the nine month period ended 30 September 2009 to €325 million, due mainly to higher volumes of maintenance work which in turn drove a significant increase, above all, in CFM56 engines parts. In the third quarter of 2010, total maintenance costs amounted to €125 million, up 38 per cent. on the 3 month period ended September 2009, reflecting higher volumes of third-party maintenance work and the appreciation of the dollar.

Commercial costs - This heading rose 20.5 per cent. year-on-year in the nine month period ended 30 September 2010 and by 21.8 per cent. in the 3 month period ended September 2010. Commissions and bonus payments to travel agencies rose on the back of the growth in passenger revenue and the shift in the mix of the origin of sales (faster growth in foreign markets, primarily Latin America, entailing higher commissions). The media advertising spend was also higher.

Traffic services, layover and incident related expenses - This heading narrowed 0.6 per cent. year-on-year in the nine month period ended 30 September 2010, but rose by 4.1 per cent. in the 3 month period ended September 2010, reflecting the growth in air traffic volumes. Costs per ASK rose by 0.7 per cent. in the 3 month period ended September 2010 and by 1.1 per cent. in the nine month period ended 30 September 2010.

Navigation charges - These costs diminished 1.4 per cent. in the nine month period ended 30 September 2010, although the unit cost (per ASK) rose by 0.3 per cent. year-on year due to higher prices. In the 3 month period ended September 2010, navigation charges per ASK fell 1.8 per cent. year-on-year.

In-flight services - These costs increased by €3 million, or 6.8 per cent., from the nine month period ended 30 September 2009, mainly as a result of higher in-flight meal costs, due primarily to the 6 per cent. growth in passengers on long-haul flights, as well as the improvement of the mix across the overall network.

Booking systems - This heading rose 0.9 per cent. year-on-year in the nine month period ended 30 September 2010 and by 7.8 per cent. in the 3 month period ended September 2010. The third-quarter increase was driven by growth in bookings and to a lesser extent by dollar appreciation.

Other costs - The recurring component dropped by €16 million (or 5.0 per cent.) compared to the nine month period ended 30 September 2009. Meanwhile, €30 million of other non-recurring costs were recognised in the nine month period ended 30 September 2010, mainly due to the cost of independent professional services required by corporate transactions, coupled with certain provisions.

Impairment losses and net gains on disposals of non-current assets - This item presented a loss of €4 million in the nine month period ended 30 September 2010, mainly reflecting losses on the derecognition of rotables and expenses in connection with aircraft returns, which were partially mitigated by gains on asset sales.

Financial results - The nine month period ended 30 September 2010 featured a €28 million year-on-year decrease in financial results to €13 million; financial revenues were €37 million lower, due mainly to the decline in interest income on short-term deposits caused by the drop in interest rates. This decline in financial revenues was largely offset by a €5 million drop in financial expenses and a €23 million improvement in net exchange differences. Financial results also comprises “Other revenues and expenses” (gains on disposals of financial instruments and value of non-effective hedges) which presented a net gain of €6 million in the nine month period ended 30 September 2010, compared to €24 million in 9M09 (in the 3 month period ended September 2009 Iberia recognised a gain of €20 million as a result of the merger between Vueling and Clickair).

Share of results of associates - This heading showed a profit of €24 million in the nine month period ended 30 September 2010, €16 million more than a year earlier, essentially reflecting earnings growth at Vueling, an airline in which Iberia holds a 45.85 per cent. stake since July 2009.

Iberia consolidated statements of financial position at 30 September 2010 (not audited).

€ millon	30-Sep-2010	31-Dec-2009	% (*)
ASSETS	6,001	5,046	18.9
Non-current assets	3,068	2,362	29.9
Intangible assets	42	50	-15.6
Property, plant and equipment	1,165	1,046	11.3
Investments in associates	159	134	18.3
Financial assets	1,110	497	123.4
Deferred tax assets	593	635	-6.7
Current assets	2,933	2,684	9.3
Assets held for sale	2	9	-76.5
Inventories	218	215	1.2
Trade receivables	705	478	47.4
Financial investments	1,174	1,088	7.9
Acrruals and other assets	18	8	117.1
Cash and cash equivalents	816	886	-7.9

EQUITY AND LIABILITIES	6,001	5,046	18.9
Equity	2,034	1,551	31.2
Shareholders’ equity	2,032	1,548	31.2
Minority interests	3	3	-1.4
Non current liabilities	1,934	1,732	11.7
Provisions	1,103	1,209	-8.8
Borrowings and other financial liabilities	460	301	52.7
Deferred tax liabilities	160	7	n.m.
Other deferred income liabilities	211	215	-1.8
Current liabilities	2,032	1,763	15.3
Borrowings/ Other financial liabilities	260	295	-11.9
Customer prepayments	555	389	42.6
Trade and other account payable	1,211	1,075	12.7
Other liabilities	6	4	46.1

n.m.: not meaningful.

(*)	The percentage variations are calculated with complete numbers in euros.

Equity - At 30 September 2010, equity stood at €2,034 million, €483 million more than at year-end. This increase primarily reflects the revaluation at the September close of Iberia’s 9.0 per cent. shareholding in Amadeus IT Holding, S.A. following its IPO. The fair value of this investment was €539 million higher than the underlying acquisition cost. This difference (net of the corresponding tax effect) is recognised under “Equity - Valuation adjustments”. The company’s shares in British Airways were also revalued during the period, resulting in a net value of €69 million.

Current financial investment and Cash and cash equivalents - This aggregate stood at €1,990 million at the September close. Stripping out the measurement of the hedging instruments included under current financial investments gives an adjusted gross cash of €1,968 million, up 2.5 per cent. on the year-end 2009 balance.

In-balance sheet net debt - This balance remained negative at 30 September 2010; i.e. the balance of current financial assets (excluding the valuation of hedging instruments) exceeded the total balance of interest-bearing debt in the amount of €1,357 million. Interest-bearing debt recognised on the balance sheet increased by €109 million between year-end and the September close, due mainly to the finance leases on two new A340/600 aircraft.

Adjusted net debt - This heading decreased by 8.0 per cent. due principally to lower lease expense. Leverage at 30 September 2010 was 8.5 percentage points lower than at 31 December 2009.

The table below depicts the trend in the key capital management metrics:

Iberia Group (Euro million)	30 September 2010	30 September 2009	Var. %
Current financial investments and Cash equivalents (a)	1,968	1,919	2.5
In balance sheet interest bearing debt (b)	611	502	21.7
In balance sheet net debt	(1,357)	(1,417)	(4.3)
Capitalisation of Aircraft leasing (x8) (c)	2,486	2,646	(6)
Adjusted net debt	1,129	1,229	(8.1)
Leverage (d)	35.7%	44.2%	(8.5	) p.p.

(*)	The percentage variations are calculated with complete numbers in euros.
(a)	Current financial investments, cash and cash equivalents, excluding the fair value of hedging instruments (€22 million as at September 2010 and €55 million at year-end 2009).
(b)	Includes current and non-current bank debt and finance lease obligations.
(c)	Operating lease (operating leases at 100 per cent. and the rest at 50 per cent.) annualised and capitalised x 8.
(d)	Adjusted net debt / (equity + adjusted net debt).

British Airways

Set out below is the British Airways income statement for the six month periods ended 30 September 2010 and 30 September 2009:

CONSOLIDATED INCOME STATEMENT (unaudited) £ million	Six months ended 30 September		% change
	2010	2009
Traffic revenue
Passenger	3,878	3,593	7.9
Cargo	350	251	39.4

	4,228	3,844	10.0
Other revenue	219	258	(15.1)

REVENUE	4,447	4,102	8.4

Employee costs	1,003	1,031	(2.7)
Restructuring		48	nm
Depreciation, amortisation and impairment	350	360	(2.8)
Aircraft operating lease costs	34	33	3.0
Fuel and oil costs	1,257	1,228	2.4
Engineering and other aircraft costs	278	247	12.6
Landing fees and en route charges	313	322	(2.8)
Handling charges, catering and other operating costs	506	529	(4.3)
Selling costs	145	144	0.7
Currency differences	(3)		Nm
Accommodation, ground equipment and IT costs	266	271	(1.8)

TOTAL EXPENDITURE ON OPERATIONS	4,149	4,213	(1.5)

OPERATING PROFIT / (LOSS)	298	(111)	Nm

CONSOLIDATED INCOME STATEMENT (unaudited) £ million	Six months ended 30 September				% change
	2010		2009
Fuel derivative (losses)/gains	(4)		5		Nm
Finance costs	(85)		(76)		11.8
Finance income	7		11		(36.4)
Net financing expense relating to pensions	(41)		(100)		(59.0)
Retranslation (charges)/credits on currency borrowings	(8)		6		nm
Loss on sale of property, plant and equipment and investments	(3)		(9)		(66.7)
Share of post-tax losses in associates accounted for using the equity method	(2)		(19)		(89.5)
Net(charge)/credit relating to available-for-sale financial assets	(4)		1		Nm

PROFIT / (LOSS) BEFORE TAX	158		(292)		nm
Tax	(42)		84		nm

PROFIT / (LOSS) AFTER TAX	116		(208)		nm

Attributable to:
Equity holders of the parent	107		(217)		nm
Non-controlling interest	9		9		0.0

	116		(208)		nm

EARNINGS/(LOSS) PER SHARE
Basic	9.3	p	(18.8	)p	nm
Diluted	7.9	p	(18.8	)p	nm

nm: Not meaningful

Set out below is the British Airways income statement for the six month periods ended 30 September 2010 and 30 September 2009, in Euros. British Airways reports its financial results in Sterling. The Euro amounts have not been reported or audited and are provided for information purposes only.

CONSOLIDATED INCOME STATEMENT (unaudited) € million*	Six months ended 30 September		% change
	2010	2009
Traffic revenue
Passenger	4,585	4,087	12.2
Cargo	414	286	44.8

	4,999	4,373	14.3
Other revenue	259	293	(11.6)

REVENUE	5,258	4,666	12.7

Employee costs	1,186	1,174	1.0
Restructuring		54	N.M.
Depreciation, amortisation and impairment	414	410	0.9
Aircraft operating lease costs	40	38	5.3
Fuel and oil costs	1,487	1,398	6.4
Engineering and other aircraft costs	329	281	17.1
Landing fees and en route charges	370	366	1.1
Handling charges, catering and other operating costs	598	603	(0.8)
Selling costs	171	164	4.3
Currency differences	(4)		N.M.
Accommodation, ground equipment and IT costs	314	308	1.9

TOTAL EXPENDITURE ON OPERATIONS	4,905	4,792	2.4

OPERATING PROFIT / (LOSS)	353	(126)	N.M.
Fuel derivative (losses)/gains	(5)	6	N.M.
Finance costs	(100)	(86)	16.3
Finance income	8	13	(38.5)
Net financing expense relating to pensions	(49)	(115)	(57.4)
Retranslation (charges)/credits on currency borrowings	(9)	7	N.M.
Loss on sale of property, plant and equipment and investments	(4)	(10)	(60.0)
Share of post-tax losses in associates accounted for using the equity method	(2)	(22)	(90.9)

CONSOLIDATED INCOME STATEMENT (unaudited) € million*	Six months ended 30 September				% change
	2010		2009
Net(charge)/credit relating to available-for-sale financial assets	(5)		1		N.M.

PROFIT / (LOSS) BEFORE TAX	187		(332)		N.M.
Tax	(50)		96		N.M.

PROFIT / (LOSS) AFTER TAX	137		(236)		N.M.

Attributable to:
Equity holders of the parent	126		(247)		N.M.
Non-controlling interest	11		11		0.0

	137		(236)		N.M.

EARNINGS/(LOSS) PER SHARE
Basic	11.0	c	(21.4	)c	N.M.
Diluted	9.3	c	(21.4	)c	N.M.

nm: Not meaningful

*	Average rates used for the period ended 30 September 2010, 1.1823 € per £ and for the period ended 30 September 2009 1.13755 € per £.

Passenger revenue increased by 7.9 per cent year-on-year, with capacity down 6.2 per cent. Yields (passenger revenue per RPK) increased by 17.2 per cent, with improvements in price and mix of ticket types across all cabins.

Cargo revenue increased by 39.4 per cent. Cargo volumes, measured in cargo tonne kilometres (CTKs), increased by 2.4 per cent and cargo yields (cargo revenue per CTK) increased by 36.1 per cent, reflecting recovery from the market low of 2009, an increase in cargo fuel surcharges and a strong performance in cargo premium products.

Total operating costs decreased by £64 million, or 1.5 per cent. The principal components of this decrease, together contributing a net decrease of £39 million, were:

Employee costs - a decrease of £28 million (2.7 per cent), principally due to a decrease in headcount (MPE), including the effect of cabin crew complement reductions (totalling £48 million) and a reduction in pilots’ pay (£8 million), offset by an increase in pension service costs of £32 million.

Restructuring - a net zero cost was attributed to restructuring in the current six month period ending 30 September 2010, compared with £48 million in the corresponding period last year, as significant restructuring programmes have now been completed.

Fuel and oil costs - an increase of £29 million (2.4 per cent), attributed to the increase in fuel prices (up 25.7 per cent in US dollar terms), and an adverse exchange rate, partially offset by savings from a reduced flying schedule, principally due to the disruption caused by the cabin crew strikes in May and June 2010 and the airspace restrictions as a result of the volcanic eruption in Iceland during April and May 2010.

Engineering and other aircraft costs - an increase of £31 million (12.6 per cent), of which £10 million is attributable to adverse exchange rate movements and £12 million to higher external supplier costs and engine maintenance “power by the hour” rates.

Handling charges, catering and other operating costs - a decrease of £23 million (4.3 per cent), principally due to lower volumes (as reflected in the 7.3 per cent decrease in passengers carried) and re-negotiated handling contracts.

PRINCIPAL CHANGES IN NON-OPERATING ITEMS

Finance costs increased by £9 million (11.8 per cent). Although there was a decrease in UK and US interest rates on floating rate debt, giving a cost reduction of £9 million, this was more than offset by the effect of increased aircraft-related debt on new deliveries (five Airbus A320-family and one Boeing 777) and the interest charge on the Convertible Bonds issued in August 2009, which together increased finance costs by £18 million.

Net financing expense relating to pensions decreased by 59.0 per cent from £100 million to £41 million, due principally to the higher than expected return on pension assets due to increased rates used in the evaluation (the APS rate increased by 0.5 percentage points from 4.7 per cent to 5.2 per cent and the NAPS rate by 0.2 percentage points from 7.1 per cent to 7.3 per cent).

Share of post-tax losses in associates, which are accounted for using the equity method, decreased by £17 million (89.5 per cent) due to Iberia’s losses for the six months ended 30 June 2010 (British Airways accounts for its 13.15 per cent share of these results one quarter in arrears) being 87.3 per cent lower than in the six months ended 30 June 2009. The remaining 2.5 per cent movement is due to exchange rate changes.

Set out below is British Airways’ balance sheet as at 30 September 2010 (as compared to the balance sheet as at 31 March 2010):

CONSOLIDATED BALANCE SHEET (unaudited) (£ million)	30-Sep 2010	31-Mar 2010	% change

NON-CURRENT ASSETS
Property, plant and equipment
Fleet	5,726	5,739	(0.2)
Property	894	920	(2.8)
Equipment	230	245	(6.1)

	6,850	6,904	(0.8)

Intangibles
Goodwill	40	40	0.0
Landing rights	202	202	0.0
Software	30	27	11.1

	272	269	1.1

Investments in associates	243	197	23.4
Available-for-sale financial assets	72	76	(5.3)
Employee benefit assets	535	483	10.8
Derivative financial instruments	13	27	(51.9)
Prepayments and accrued income	47	17	176.5

TOTAL NON-CURRENT ASSETS	8,032	7,973	0.7

NON-CURRENT ASSETS HELD FOR SALE	53	30	76.7
CURRENT ASSETS AND RECEIVABLES
Inventories	98	98	0.0
Trade receivables	579	499	16.0
Other current assets	252	289	(12.8)
Derivative financial instruments	45	74	(39.2)
Other current interest-bearing deposits	1,307	928	40.8
Cash and cash equivalents	550	786	(30.0)
	1,857	1,714	8.3

TOTAL CURRENT ASSETS AND RECEIVABLES	2,831	2,674	5.9

TOTAL ASSETS	10,916	10,677	2.2

SHAREHOLDERS’ EQUITY
Issued share capital	288	288	0.0

CONSOLIDATED BALANCE SHEET (unaudited) (£ million)	30-Sep 2010	31-Mar 2010	% change

Share premium	937	937	0.0
Investment in own shares	(4)	(4)	0.0
Other reserves	865	692	25.0

TOTAL SHAREHOLDERS’ EQUITY	2,086	1,913	9.0
NON-CONTROLLING INTEREST	200	200	0.0

TOTAL EQUITY	2,286	2,113	8.2

NON-CURRENT LIABILITIES
Interest-bearing long-term borrowings	3,430	3,446	(0.5)
Employee benefit obligations	216	208	3.8
Provisions for deferred tax	823	774	6.3
Other provisions	156	159	(1.9)
Derivative financial instruments	6	5	20.0
Other long-term liabilities	305	232	31.5

TOTAL NON-CURRENT LIABILITIES	4,936	4,824	2.3

CURRENT LIABILITIES
Current portion of long-term borrowings	474	556	(14.7)
Trade and other payables	2,934	2,910	0.8
Derivative financial instruments	19	12	58.3
Current tax payable	3	2	50.0
Short-term provisions	264	260	1.5

TOTAL CURRENT LIABILITIES	3,694	3,740	(1.2)

TOTAL EQUITY AND LIABILITIES	10,916	10,677	2.2

Set out below is British Airways’ balance sheet as at 30 September 2010 (as compared to the balance sheet as at 31 March 2010), in Euros. British Airways reports its financial results in Sterling. The Euro amounts have not been reported or audited and are provided for information purposes only.

CONSOLIDATED BALANCE SHEET (unaudited) (€ million)*	30-Sep 2010	31-Mar 2010	% change

NON-CURRENT ASSETS
Property, plant and equipment
Fleet	6,666	6,450	3.4
Property	1,041	1,034	0.7
Equipment	268	275	(2.5)

	7,975	7,759	2.8

Intangibles
Goodwill	47	45	4.4
Landing rights	235	227	3.5
Software	35	30	16.7

	317	302	5.0

Investments in associates	283	221	28.1
Available-for-sale financial assets	84	85	(1.2)
Employee benefit assets	623	544	14.5
Derivative financial instruments	15	30	(50.0)
Prepayments and accrued income	55	19	189.5

TOTAL NON-CURRENT ASSETS	9,352	8,960	4.4

NON-CURRENT ASSETS HELD FOR SALE	62	34	82.4
CURRENT ASSETS AND RECEIVABLES
Inventories	114	110	3.6
Trade receivables	675	561	20.3
Other current assets	293	325	(9.8)
Derivative financial instruments	52	83	(37.3)
Other current interest-bearing deposits	1,522	1,043	45.9
Cash and cash equivalents	640	883	(27.5)

	2,162	1,926	12.3

CONSOLIDATED BALANCE SHEET (unaudited) (€ million)*	30-Sep 2010	31-Mar 2010	% change
TOTAL CURRENT ASSETS AND RECEIVABLES	3,296	3,005	9.7

TOTAL ASSETS	12,710	11,999	5.9

SHAREHOLDERS’ EQUITY
Issued share capital	335	324	3.4
Share premium	1,091	1,053	3.6
Investment in own shares	(5)	(4)	25.0
Other reserves	1,008	777	29.7

TOTAL SHAREHOLDERS’ EQUITY	2,429	2,150	13.0
NON-CONTROLLING INTEREST	233	225	3.6

TOTAL EQUITY	2,662	2,375	12.1

NON-CURRENT LIABILITIES
Interest-bearing long-term borrowings	3,994	3,872	3.2
Employee benefit obligations	251	234	7.3
Provisions for deferred tax	958	869	10.2
Other provisions	182	179	1.7
Derivative financial instruments	7	6	16.7
Other long-term liabilities	355	261	36.0

TOTAL NON-CURRENT LIABILITIES	5,747	5,421	6.0

CURRENT LIABILITIES
Current portion of long-term borrowings	552	625	(11.7)
Trade and other payables	3,417	3,271	4.5
Derivative financial instruments	22	13	69.2
Current tax payable	3	2	50.0
Short-term provisions	307	292	5.1

TOTAL CURRENT LIABILITIES	4,301	4,203	2.3

TOTAL EQUITY AND LIABILITIES	12,710	11,999	5.9

*	Period ended rates used as at ·0 September 2010, 1.1643 € per £ and at 31 March 2010, 1.124 € per £

Net on-balance sheet debt decreased from £2,288 million at 31 March 2010 to £2,047 million at 30 September 2010, a net reduction of £241 million, comprising an increase in cash and cash equivalents and other current interest-bearing deposits of £143 million (8.3 per cent) and a reduction in long-term borrowings (including the portion payable within one year) of £98 million (2.4 per cent). This mainly reflected strong cash generation from operating activities in the six month period (£483 million), partially offset by cash outflows to purchase property, plant and equipment and intangible assets (totalling £301 million), net repayments of borrowings and finance lease liabilities (net £77 million, after considering the finance raised from new borrowings totalling £268 million) and exchange rate gains on cash holdings totalling £23 million.

OTHER SIGNIFICANT BALANCE SHEET MOVEMENTS

Trade receivables increased by £80 million (16.0 per cent) principally due to the higher level of revenue in 2010 compared with 2009.

Shareholders’ equity The increase in shareholders’ equity of £173 million (9.0 per cent) is entirely due to the increase in other reserves, which is principally attributable to the profit for the period (attributable to equity holders of the parent) of £107 million and British Airways’ £54 million (13.15 per cent) share of the positive other reserve movements in Iberia.

10.5.2	Update of the information on the IAG Group

The following table shows certain key statistics for British Airways and Iberia for the operations of the passenger transportation business and the cargo transportation business for the six and nine month periods, as the case may be, ended 30 September 2010:

Iberia:

	Iberia
	Jan- Sep 2010	% Change 10-09
ATKs (millions)	5,571.7	0.8%
RTKs (millions)	4,399.4	7.3%
Overall load factor (%)	79.0	4.8	pts
Passengers	15,329	(4.7%)
Revenue per ATK (euro cents)	66.17	0.3%
Average headcount (MPEs)	20,119	(3.6%)

Total passenger and cargo revenue	2,911	7.6%

The following table shows certain key operating data for the passenger transportation business broken down between destinations flown for the nine month period ended 30 September 2010 and 2009:

	9 months ended 30/09/10	9 months ended 30/09/09	% Change 30/09/10- 30/09/09
ASKs (million)
Domestic	5,909	6,458	(8.5)
Medium-haul	11,187	12,048	(7.1)
Europe	9,608	10,496	(8.5)
Africa and Middle East	1,578	1,552	1.7
Long-haul	29,422	28,807	2.1

Total ASKs	46,518	47,312	(1.7)

RPKs (million)
Domestic	4,407	4,698	(6.2)
Medium-haul	8,635	9,148	(5.6)
Europe	7,430	8,018	(7.3)
Africa and Middle East	1,205	1,130	6.6
Long-haul	25,614	24,008	6.7

Total RPKs	38,657	37,853	2.1

Passenger Load Factor (%)
Domestic	74.6	72.7	1.8	pp
Medium-haul	77.2	75.9	1.3	pp
Europe	77.3	76.4	0.9	pp
Africa and Middle East	76.3	72.8	3.6	pp
Long-haul	87.1	83.3	3.7	pp
Load factor (%)	83.1	80.0	3.1	pp

Passenger Numbers (thousand)

	9 months ended 30/09/10	9 months ended 30/09/09	% Change 30/09/10- 30/09/09
Domestic	6,414	6,854	(6.4)
Medium-haul	5,691	6,193	(8.1)
Europe	5,192	5,709	(9.1)
Africa and Middle East	499	485	3.1
Long-haul	3,225	3,043	6.0
No. of passengers (thousand)	15,329	16,090	(4.7)

Passenger revenue (€ million)
Domestic	506	541	(6.5)
Medium-haul	674	685	(1.6)
Europe	587	605	(3)
Africa and Middle East	87	79	8.9
Long-haul	1,343	1,160	15.8

Total passenger revenue (*) (€ million)	2,522	2,385	5.7

(*)	Tickets actually used, excluding tickets sold but not used (expired) together with other minor adjustments

In 2010, from January to November, Iberia increased its RTKs by 8.0 per cent. compared to the same period in 2009, with an increase of 2.4 per cent. in the offer of capacity.

Iberia’s total load factor increased by 4.1 percentage points compared to the previous year, resulting in an overall load factor of 79.1%.

Load factor of the passenger transport business, for the whole network, increased by 2.7 percentage points compared to the previous year, resulting in an overall load factor of 82.6 per cent. RPKs increased by 3.2 per cent. with a minor decrease of 0.1 per cent. in the offer of capacity. Unit revenue by ASK kept being higher that the previous year, despite being affected by the average stage passage increase (7.4 per cent.). In 2010, from January to November, was especially important the increase of the demand (8 per cent.) and incomes in the long-haul intercontinental flights (17.8 per cent.).

The following table shows the proportion of passenger revenues from premium class and non-premium class passengers as a percentage of Iberia’s total passenger revenues for the network as a whole in the nine months ended September 30, 2010:

Total network	9 months ended 30 September 2010	9 months ended 30 September 2009
Premium	21,15%	21,61%
Non-premium	78,85%	78,39%

Iberia’s premium passenger revenue increased by 7.76 per cent. in the nine-month period ended 30 September 2010 compared to the same period in 2009

British Airways:

	British Airways
	Jan-Sep 2010	% Change 10-09
ATKs (millions)	15,665	(4.6%)
RTKs (millions)	11,379	(3.8%)
Overall load factor (%)	72.6	0.5	pts
Revenue per ATK (euro cents)	44.7	15.7%
Average headcount (MPEs)	35,951	(8.1%)

Total passenger and cargo revenue	6,000	10.4%

*	Average Sterling/Euro exchange rates for each relevant financial period were used to calculate the equivalent Euro figures.

The following table shows certain key operating data for the passenger transportation business broken down among the four segments for the six month periods ended 30 September 2010 and 2009:

	6 months ended 30/09/10	6 months ended 30/09/09	% Change 30/09/10- 30/09/09
ASKs (million)
UK/Europe	13,954	15,236	(8.4)
Americas	32,552	33,778	(3.6)
Asia Pacific	8,702	10,224	(14.9)
Africa and Middle East	14,584	15,174	(3.9)

Total ASKs	69,792	74,412	(6.2)

RPKs (million)
UK/Europe	10,759	11,688	(8.0)
Americas	26,628	28,280	(5.8)
Asia Pacific	7,122	8,659	(17.8)
Africa and Middle East	10,742	11,371	(5.5)

Total RPKs	55,251	59,998	(7.9)

Passenger Load Factor
UK/Europe	77.1	76.7	0.4	pts
Americas	81.8	83.7	(1.9	) pts
Asia Pacific	81.8	84.7	(2.9	) pts
Africa and Middle East	73.7	74.9	(1.2	) pts

Total Passenger Load Factor	79.2	80.6	(1.4	) pts

Passenger Numbers
UK/Europe	10,208	10,988	(7.1)
Americas	3,893	4,169	(6.6)
Asia Pacific	688	833	(17.4)
Africa and Middle East	1,663	1,753	(5.1)

Total Passenger Numbers	16,452	17,743	(7.3)

British Airways passenger revenues (calculated taking into account the place where the sale has been made) broken down among the geographical segments for the six month periods ended 30 September 2010 and 2009 was as follow:

	6 months ended 30/09/10	6 months ended 30/09/09	% Change 30/09/10- 30/09/09*
Revenues (million euros)
UK/Europe	2,688	2,486	4.1
Americas	1,104	909	16.9
Asia Pacific	319	326	(5.8)
Africa and Middle East	474	367	24.3

Total passenger revenue	4,585	4,087	7.9

*	Shows change of the Sterling amount.

In the eleven months ended 30 November 2010, British Airways’ RTKs decreased by 2.3 per cent compared with the same period in 2009. Capacity in ATKs decreased by 2.4 per cent. As a result, overall load factor increased from 72.7 per cent to 72.8 per cent.

Passenger traffic for the eleven months ended 30 November 2010, measured in RPKs, was 5.4 per cent lower compared with the same period in 2009, with passengers carried decreasing by 5.1 per cent. Premium RPKs decreased by 2.3 per cent and non-premium RPKs decreased by 6.0 per cent.

The following table shows the breakdown of premium and non-premium class passenger revenues as percentage of the total passenger revenue generated by British Airways in the six months period ended 30 September 2010 and 30 September 2009:

	6 months ended 30/06/10	6 months ended 30/06/09	Variation 30/09/10- 30/09/09
Premium	46.5%	46.2%	0.3	pts.
Non-premium	53.5%	53.8%	(0.3	)pts.

British Airways’ premium passenger revenue increased by 9.7 per cent. year in the six-month period ended 30 September 2010 compared to the same period in 2009

10.5.3	Other relevant facts

Iberia:

Closure of air space over Spain: Labour conflict of air traffic controllers in Spain led to the closure of air space over Spain between 3 and 6 December 2010, causing hefty losses for airlines. Iberia estimates losses of between €13 million and €15 million from massive flight cancellations, reimbursements and relocation of passengers on alternative transportation, passenger service at airports, etc.

Contract signed with Cabin Crew: On 14 December 2010, Iberia’s management and representatives of cabin crews signed a new labour contract, which will remain in force until the last day of 2012.

According to the provisions of the agreement, if Iberia decides to implement a new operating model for short/medium-haul flights, cabin crew working conditions will be established for staff assigned to the new operating model.

Iberia is currently studying this new operating model for short/medium-haul flights which, once an agreement is signed with pilots, allow them to be operated more efficiently and at a lower cost.

Continuing its policy of increasing productivity, and within the framework of the workforce restructuring plan currently in force, in 2010 Iberia plans to provide funds to the plan in an amount still to be determined of approximately €25 to €30 millions.

10.5.4	Litigation and regulatory investigation update

The following is an update of the regulatory investigations, legal and arbitration proceedings in which British Airways is involved as described in the Registration Document.

Cabin crew claim

On 3 November 2010 the Court of Appeal found in favour of British Airways in the claim brought by a group of cabin crew (as described in Section 8.14 of the Registration Document). The claimants have sought leave to appeal from the Supreme Court.

Regulatory Investigations

•	European Commission Cargo Investigation

By decision of 9 November 2010 the European Commission imposed a fine of €104 million in connection with anti-competitive behaviour in relation to its cargo operations. The fine falls within the provision made by the company in its financial report for the year ended 31 March 2007. BA has until mid January 2011 to appeal the decision on liability and quantum of the fine to the General Court in Luxembourg.

•	Korea

On 30 November 2010, the Korean Court confirmed that an administrative fine of £500,000, described in Section 8.14 of the Registration Document, has been imposed on British Airways.

•	UK Cargo Class Action Litigation

On 18 November 2010 the Court of Appeal found in favour of British Airways and upheld the High Court’s decision to strike out the representative parts of the UK cargo class action claim (as described in Section 8.14 of the Registration Document). The claimants have sought leave to appeal the strike out from the Supreme Court. British Airways has filed objections to the application for leave to appeal.

Follow-on damages actions are expected in other EU jurisdictions following the issuing of the Decision of European Commission in its cargo investigation.

In Madrid, on 10 January 2011

INTERNATIONAL CONSOLIDATED AIRLINES GROUP, S. A.
Rafael Sánchez-Lozano Turmo